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                                                                   EXHIBIT 10.12

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, has been marked with a double asterisk within brackets to denote where omissions have been made. The confidential material has been filed separately with the Commission.

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                           MASTER SERVICES AGREEMENT

                                     BETWEEN

                            EMPIRE HEALTHCHOICE, INC.

                                       AND

                  INTERNATIONAL BUSINESS MACHINES CORPORATION

                                      DATED

                                  JUNE 1, 2002

                                                         Empire/IBM CONFIDENTIAL

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                                TABLE OF CONTENTS

1.    BACKGROUND AND OBJECTIVES................................................1
  1.1     Background...........................................................1
  1.2     Objectives...........................................................1
  1.3     Construction.........................................................2

2.    DEFINITIONS..............................................................2
  2.1     Certain Definitions..................................................2
  2.2     Other Terms.........................................................10

3.    SERVICES................................................................10
  3.1     Provision of Services...............................................10
  3.2     Overview of Services................................................12

4.    TERM....................................................................12
  4.1     Term................................................................12
  4.2     Extension...........................................................13

5.    IBM PERSONNEL...........................................................13
  5.1     Key IBM Positions...................................................13
  5.2     Transitioned Personnel..............................................14
  5.3     Qualifications, Retention and Replacement of IBM Personnel..........15
  5.4     Compliance With Empire Policies.....................................16

6.    EQUIPMENT AND THIRD PARTY SERVICE CONTRACTS.............................16
  6.1     Generally...........................................................16
  6.2     Existing Equipment..................................................17
  6.3     Equipment Acquisitions During the Term..............................18
  6.4     Removal and Disposal of Equipment...................................18
  6.5     Third Party Service Contracts.......................................18
  6.6     Special Terms.......................................................20

7.    SOFTWARE AND PROPRIETARY RIGHTS.........................................21
  7.1     Empire Software.....................................................21
  7.2     IBM Software........................................................21
  7.3     Third Party Software................................................25
  7.4     Rights in Newly Developed Software and Other Materials..............30
  7.5     Patent Applications and Patent Infringement Claims..................32
  7.6     Residual Knowledge..................................................33
  7.7     Export..............................................................34

8.    FACILITIES..............................................................34
  8.1     General.............................................................34
  8.2     Staten Island Data Center...........................................36
  8.3     IBM Facility in India...............................................37
  8.4     Disaster Recovery Sites.............................................37
  8.5     Empire Obligations..................................................38
  8.6     IBM Obligations.....................................................39
  8.7     Migration...........................................................39

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9.    PERFORMANCE STANDARDS...................................................41
  9.1     General.............................................................41
  9.2     Failure to Perform..................................................41
  9.3     Periodic Reviews....................................................43
  9.4     Measurement and Monitoring Tools....................................43
  9.5     Customer Survey.....................................................43

10.   PROJECT AND CONTRACT MANAGEMENT.........................................43
  10.1    Governance Board....................................................43
  10.2    Reports and Meetings................................................44
  10.3    Procedures Manual...................................................45
  10.4    Change Control......................................................46
  10.5    Use of Subcontractors and Other Support.............................47
  10.6    Technology Plan.....................................................48
  10.7    Quality Assurance and Improvement Programs..........................49
  10.8    Premier Customer Status.............................................49

11.   AUDITS..................................................................49
  11.1    Audit Rights........................................................49
  11.2    Audit Follow-up.....................................................51
  11.3    Audit Costs.........................................................51
  11.4    Records Retention...................................................51

12.   CUSTOMER RESPONSIBILITIES...............................................52
  12.1    Responsibilities....................................................52
  12.2    Savings Clause......................................................52

13.   CHARGES.................................................................53
  13.1    General.............................................................53
  13.2    Pass-Through Expenses...............................................53
  13.3    Incidental Expenses.................................................54
  13.4    Taxes...............................................................54
  13.5    Extraordinary Events................................................56
  13.6    New Services........................................................57
  13.7    Benchmarks..........................................................58
  13.8    [**]................................................................60

14.   INVOICING AND PAYMENT...................................................60
  14.1    Invoicing...........................................................60
  14.2    Payment Due.........................................................61
  14.3    Accountability......................................................62
  14.4    Proration...........................................................62
  14.5    Refundable Items....................................................62
  14.6    Set Off.............................................................62
  14.7    Disputed Charges....................................................62

15.   SAFEGUARDING OF DATA; CONFIDENTIALITY...................................63
  15.1    Empire Information..................................................63
  15.2    Safeguarding Empire Data............................................64
  15.3    Confidentiality.....................................................64
  15.4    HIPAA Privacy and Security Requirements.............................67
  15.5    HIPAA Transactions Rule.............................................70

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  15.6    HIPAA Security Rule.................................................70
  15.7    Other HIPAA Administrative Simplification Regulations...............70

16.   REPRESENTATIONS AND WARRANTIES..........................................70
  16.1    Work Standards, Efficiency and Cost Effectiveness...................70
  16.2    Maintenance.........................................................70
  16.3    Technology..........................................................71
  16.4    Non-Infringement....................................................71
  16.5    Authorization and Other Contracts...................................71
  16.6    Inducements.........................................................72
  16.7    Viruses.............................................................72
  16.8    Disabling Code......................................................73
  16.9    Deliverables........................................................73
  16.10   SEI/CMM Level 5.....................................................73
  16.11   Disclaimer..........................................................75

17.   INSURANCE...............................................................75
  17.1    Insurance Coverage..................................................75
  17.2    Insurance Terms.....................................................76

18.   INDEMNITIES.............................................................77
  18.1    Indemnity by IBM....................................................77
  18.2    Indemnity by Empire.................................................80
  18.3    Additional Indemnities..............................................81
  18.4    Procedures With Respect to Indemnities..............................82
  18.5    Infringement........................................................82
  18.6    Indemnification Procedures..........................................82
  18.7    Subrogation.........................................................83

19.   LIABILITY...............................................................84
  19.1    General Intent......................................................84
  19.2    Liability Restrictions..............................................84
  19.3    Force Majeure.......................................................86

20.   DISPUTE RESOLUTION......................................................87
  20.1    Informal Dispute Resolution.........................................87
  20.2    Litigation..........................................................88
  20.3    Continued Performance...............................................88
  20.4    Governing Law.......................................................88
  20.5    Customer Claims.....................................................88
  20.6    Waiver of Right to Jury Trial.......................................89

21.   TERMINATION.............................................................89
  21.1    Termination for Cause...............................................89
  21.2    Termination for Material Infringement or Breach of Confidentiality..89
  21.3    Termination for Convenience.........................................90
  21.4    Termination Upon Change of Control..................................90
  21.5    Termination Due To Force Majeure Event..............................91
  21.6    Termination Due To IBM's Financial Inability To Perform.............91
  21.7    Additional Termination Rights.......................................91
  21.8    Charges Upon Partial Termination....................................91
  21.9    Extension of Termination/Expiration Effective Date..................91

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  21.10   Termination/Expiration Assistance...................................92

22.   COMPLIANCE WITH LAWS....................................................97
  22.1    Compliance with Laws and Regulations Generally......................97
  22.2    Gramm-Leach-Bliley Act and Similar Laws.............................97
  22.3    Hazardous Products or Components....................................97
  22.4    Equal Employment Commitments........................................98

23.   GENERAL.................................................................98
  23.1    Binding Nature and Assignment.......................................98
  23.2    Entire Agreement; Amendment.........................................99
  23.3    Mutually Negotiated.................................................99
  23.4    Notices.............................................................99
  23.5    Counterparts.......................................................100
  23.6    Headings...........................................................100
  23.7    Relationship of Parties............................................100
  23.8    Severability.......................................................100
  23.9    Consents and Approval..............................................100
  23.10   Waiver of Default; Cumulative Remedies.............................101
  23.11   Survival...........................................................101
  23.12   Public Disclosures.................................................101
  23.13   Service Marks......................................................101
  23.14   Third Party Beneficiaries..........................................101
  23.15   Nonsolicitation of Employees.......................................101
  23.16   Intentionally Left Blank...........................................102
  23.17   Intentionally Left Blank...........................................102
  23.18   Covenant of Good Faith.............................................102

                                      -iv-               Empire/IBM CONFIDENTIAL

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                                    SCHEDULES

Schedule A-1:     Core Applications Services
Schedule A-2:     Data Center Services
Schedule A-3:     Help Desk Services
Schedule A-4:     Telecommunications Connectivity Services
Schedule A-5:     Modernization Services
Schedule B:       Service Levels
Schedule B-1:     Definitions
Schedule B-2:     Critical Service Levels
Schedule B-3:     Core Applications Service Levels
Schedule B-4:     Data Center Service Levels
Schedule B-5:     Help Desk Service Levels
Schedule B-6:     Telecommunications Service Levels
Schedule B-7      Systems Integration Service Levels
Schedule B-8      Transition Service Levels
Schedule C:       Charges
Schedule D:       Employment
Schedule D-1:     Affected Employees
Schedule D-2:     Key Transitioned Employees
Schedule D-3:     Key IBM Positions
Schedule E:       Third Party Service Contracts
Schedule E-1:     Core Applications Third Party Service Contracts
Schedule E-2:     Data Center Third Party Service Contracts
Schedule E-3:     Help Desk Third Party Service Contracts
Schedule F:       Existing Equipment
Schedule F-1:     Core Applications Existing Equipment
Schedule F-2:     Data Center Existing Equipment
Schedule F-3:     Help Desk Existing Equipment
Schedule F-4:     Former NexxtHealth Existing Equipment
Schedule F-5:     Telecommunications Connectivity Existing Equipment
Schedule G:       Existing Software
Schedule G-l A:   Core Applications Applications Software
Schedule G-2 A:   Data Center Applications Software
Schedule G-3 A:   Help Desk Applications Software
Schedule G-1 S:   Core Applications Systems Software
Schedule G-2 S:   Data Center Systems Software
Schedule G-3 S:   Help Desk Systems Software

                                       -v-               Empire/IBM CONFIDENTIAL

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Schedule H:       Overall Migration Plan
Schedule I:       Termination/Expiration Assistance
Schedule J:       Equipment and Software Responsibility Allocation Matrices
Schedule K:       Reports
Schedule K-1:     Core Applications Reports
Schedule K-2:     Data Center Reports
Schedule K-3:     Help Desk Reports
Schedule L:       Approved Subcontractors
Schedule M:       Empire Competitors
Schedule N-1:     Empire Code of Business Conduct
Schedule N-2:     Empire Corporate Compliance Program
Schedule O-1:     Equal Employment Commitment -- Medicare
Schedule O-2:     Equal Employment Commitment -- Non-Medicare
Schedule P:       Intentionally Left Blank
Schedule Q:       Intentionally Left Blank
Schedule R:       Form of Bill of Sale
Schedule S:       India Facility Specifications

                                      -vi-               Empire/IBM CONFIDENTIAL

                            MASTER SERVICES AGREEMENT

This Master Services Agreement, effective as of June 1, 2002 (the "Effective Date"), is entered into by and between Empire HealthChoice, Inc. d/b/a Empire Blue Cross and Blue Shield, a New York corporation with its corporate headquarters located at 11 W. 42nd Street, New York, New York 10036 ("Empire"), an independent licensee of the Blue Cross and Blue Shield Association, and International Business Machines Corporation, a New York corporation with its headquarters located at New Orchard Road, Armonk, New York 10504 ("IBM"). As used in this Agreement, "Party" means either Empire or IBM, as appropriate, and "Parties" means Empire and IBM. The Parties agree that the following terms and conditions shall apply to the services to be provided by IBM under this Agreement in consideration of certain payments to be made by Empire.

1.   BACKGROUND AND OBJECTIVES

1.1  Background.

     This Agreement is being made and entered into with reference to the following:

     (a) Empire desires to outsource to IBM certain services currently performed by Empire, in order to generate savings (a key element of generating these savings to Empire is the utilization of IBM Personnel in India), which savings will be used in part in connection with the Claims Engine, as defined below, and modernization of Empire's other core applications.

     (b) IBM desires to license the new Claims Engine to Empire, and Empire desires to utilize such Claims Engine as its primary insurance claims processing product.

     (c) Empire desires to license the Portal Toolkits and Framework Software to IBM, in return for credits earned from IBM's sale of such software and related products based on such software.

     (d) The Parties desire to mutually enter into a structure allowing future joint development of health care products.

     (e) Having reached agreement on contract terms, the Parties are entering into the following agreements to memorialize the terms and conditions under which the foregoing shall be consummated and provided: (i) the Claims Engine License Agreement, (ii) the Licensing and Joint Development Agreement, and (iii) this Master Services Agreement.

1.2  Objectives.

     Empire and IBM have agreed upon the following specific goals and objectives for this Agreement and intend to meet these goals by performing in accordance with the terms of this Agreement:

     (a) Create a valued relationship between Empire and IBM whereby IBM remains knowledgeable and an active participant in Empire's business and remains committed to the business success of Empire;

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     (b)  Pursue new technical functionality and capabilities, in order to modernize Empire's core business systems;

     (c) Initially provide services at least at the same level as Empire was providing such services (where data exists to reasonably substantiate such prior performance) and for IBM to annually improve certain Service Levels and identify ways to reduce costs;

     (d) Provide to Empire on a long-term basis quality, flexible information technology services in the areas identified in this Agreement in a cost-effective manner;

     (e) Create a flexible relationship between Empire and IBM (i) under which IBM will be highly responsive to Empire's requirements and to changes in technology and methods for providing technology services, and (ii) which accommodates changes in volumes of operation, new generations of technology, and improved methods of monitoring, measuring and achieving increased levels of service;

     (f) Suggest opportunities that will allow Empire to obtain the benefits that IBM can bring in leveraging other strategic partners and vendors; and

     (g) Provide a program for winding down this Agreement at its termination or expiration, including cooperation to support the transition of the services provided by IBM under this Agreement back to Empire or to a third party designated by Empire.

1.3  Construction.

     The provisions of this Article 1 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties' obligations under this Agreement or to alter the plain meaning of the terms and conditions of this Agreement. However, to the extent the terms and conditions of this Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, such terms and conditions are to be interpreted and construed so as to give full effect to the provisions in this Article 1.

2.   DEFINITIONS

2.1  Certain Definitions.

     As used in this Agreement:

     (a)  "Affected Employees" shall have the meaning given in Section 5.2(a).

     (b)  "Affected Party" shall have the meaning given in Section 21.2.

     (c) "Affiliate" shall mean, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity.

     (d) "Agreement" shall mean this Master Services Agreement, including its schedules, exhibits, and appendices, as the same may be amended by the Parties from time to time in accordance with Section 23.2.

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     (e)  "Applications Software" or "Applications" shall mean those programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform specific data processing and telecommunications tasks in connection with the Services. Applications Software in use as of the Effective Date includes the Software identified as such in Schedules G-1 A, G-2 A, and G-3 A.

     (f)  "Assets" shall have the meaning given in Article 6.

     (g)  "Benchmarker" shall have the meaning given in Section 13.7(a).

     (h)  "Business Associate" shall have the meaning given in Section
          15.4(a)(iv).

     (i) "Business Day" shall mean every day Monday through Friday, other than those holidays when Empire's corporate headquarters is not open for business.

     (j) "Capability Maturity Model" shall have the meaning given in Section 16.10.

     (k) "Change Control Procedure" shall have the meaning given in Section 10.4(d).

     (l) "Claims Engine" shall mean the "Licensed Software" (as defined in the Claims Engine License Agreement), licensed from IBM by Empire pursuant to the Claims Engine License Agreement.

     (m) "Claims Engine License Agreement" shall mean that certain Software License and Support Agreement by and between the Parties executed concurrently with this Agreement.

     (n)  "CMM" shall have the meaning given in Section 16.10.

     (o)  "Commercially-Provided Disabling Code" shall have the meaning given in
          Section 16.8.

     (p) "Commercially Reasonable Efforts" shall mean taking such steps and performing in such a manner as a well managed IT outsourcing company, in the case of IBM, or a well managed health insurance company, in the case of Empire, would undertake under similar circumstances where such company was acting in a determined, prudent and reasonable manner to achieve a particular desired result.

     (q) "Confidential Information" shall have the meaning given in Section 15.3(a).

     (r) "Control" and its derivatives shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management policies or operations of an entity, whether through ownership of voting securities, by contract or otherwise.

     (s) "Core Applications Services" shall mean the Services provided by IBM pursuant to Schedule A-1, including applications development, applications integration, and applications maintenance Services.

     (t)  "Covered Entity" shall have the meaning given in Section 15.4(a)(iii).

                                      -3-                Empire/IBM CONFIDENTIAL

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     (u)  "Data Center Services" shall mean the Services provided by IBM pursuant to Schedule A-2, including mainframe, midrange and server Services.

     (v) "Developed Empire Software" shall have the meaning given in Section 7.4(b).

     (w)  "Disabling Code" shall have the meaning given in Section 16.8.

     (x)  "Dispute Date" shall have the meaning given in Section 20.1(a)(i).

     (y) "Effective Date" shall have the meaning given in the preamble to the Agreement.

     (z) "e-Health Utility Facility" shall have the meaning given in Section 8.3(b).

     (aa) "Empire" shall have the meaning given in the preamble to the Agreement.

     (bb) "Empire Auditors" shall have the meaning given in Section 11.1(a).

     (cc) "Empire Competitors" shall mean those entities listed in Schedule M, as such Schedule M may be reasonably updated by Empire from time to time.

     (dd) "Empire Contract Executive" shall have the meaning given in Section 12.1(a).

     (ee) "Empire Data" shall mean all information, whether or not Confidential Information, entered in Software or Equipment by or on behalf of Empire and information derived from such information, including as stored in or processed through the Equipment or Software.

     (ff) "Empire Facilities" shall mean the facilities, including the space, equipment, furnishings and fixtures located therein, owned or leased by Empire and provided to IBM in order for IBM to provide the Services. The term "Empire Facilities" shall not include the Staten Island Data Center.

     (gg) "Empire Information" shall mean all information, in any form, furnished or made available directly or indirectly to IBM by Empire or otherwise obtained by IBM from Empire. Such information first provided by IBM or its suppliers to Empire hereunder shall not be deemed to be Empire Information.

     (hh) "Empire Non-Software Materials" shall have the meaning given in
          Section 7.4(c).

     (ii) "Empire Software" shall mean Software owned by Empire. As of the Effective Date, Empire Software includes the Software identified as such in Schedule G for Applications Software and Systems Software.

     (jj) "Employment Start Date" shall have the meaning given in Schedule D.

     (kk) "End Users" shall mean users of the Services.

     (11) "Equipment" shall mean the computer and telecommunications equipment (without regard to the entity owning or leasing such equipment) used by IBM to provide the Services. Equipment includes the following: (i) computer equipment, including

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          associated attachments, features, accessories, peripheral devices, front end devices, and other computer equipment, and including direct access storage devices ("DASD"); and (ii) on IBM's side of the demarcation points provided in the Telecommunications Connectivity
          Schedule: telecommunications equipment, including multiplexors, modems, CSUs/DSUs, hubs, bridges, routers, switches and other telecommunications equipment.

     (mm) "Escrow Cap" shall have the meaning given in Section 14.7(d).

     (nn) "Escrow Threshold" shall have the meaning given in Section 14.7(c).

     (oo) "Existing Equipment" shall mean Equipment owned or leased by Empire as of the Effective Date and that was being utilized by Empire immediately prior to the Effective Date in performing functions that form part of the Services. Existing Equipment includes the Equipment identified as such in Schedule F.

     (pp) "Existing Leased Equipment" shall mean Existing Equipment leased by Empire immediately prior to the Effective Date.

     (qq) "Existing Owned Equipment" shall mean Existing Equipment owned by Empire immediately prior to the Effective Date.

     (rr) "Existing Systems Software" shall mean Systems Software licensed by Empire as of the Effective Date and that was being utilized by Empire immediately prior to the Effective Date in performing functions that form part of the Services.

     (ss) "Existing Third Party Systems Software" shall mean Third Party Systems Software licensed from one or more third parties by Empire as of the Effective Date and that was being utilized by Empire immediately prior to the Effective Date in performing functions that form part of the Services, including the Software identified as such in Schedules G-1 S, G-2 S and G-3 S.

     (tt) "Extraordinary Event" shall have the meaning given in Section 13.5(a).

     (uu) "Framework Software" shall have the meaning given in the Licensing and Joint Development Agreement.

     (vv) "Generally Available Software" shall mean software (i) that is available to the general public under standard terms and conditions,
          (ii) for which the applicable software vendor provides ongoing maintenance and updates, and (iii) that is available at standard prices offered to the public. "Generally Available IBM Software" shall mean IBM Software that is Generally Available Software. "Generally Available Third Party Systems Software" shall mean Third Party Systems Software that is Generally Available Software.

     (ww) "Governance Board" shall have the meaning given in Section 10.1.

     (xx) "Help Desk Services" shall mean the Services provided by IBM pursuant to Schedule A-3.

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     (yy) "IBM" shall have the meaning given in the preamble to the Agreement.

     (zz) "IBM Logoed Equipment" shall mean the Equipment manufactured by or on behalf of IBM or its Affiliates and marketed under the name of IBM or its Affiliates.

     (aaa) "IBM Migration Manager" shall have the meaning given in Section
          8.7(b).

     (bbb) "IBM Personnel" shall mean employees of IBM and its approved subcontractors assigned to perform the Services pursuant to this Agreement.

     (ccc) "IBM Project Executive" shall have the meaning given in Section
          5.1(a).

     (ddd) "IBM Service Delivery Tools" shall mean non-commercially available service delivery tools used by IBM to assist in the delivery of the Services. IBM Service Delivery Tools shall not include software development tools or other software which is integral to or part of the Services or the operations. Examples of IBM Service Delivery Tools are HelpNow and Asset Manager.

     (eee) "IBM Software" shall mean the Software that is owned by IBM or its Affiliates, or marketed in the name of IBM as the vendor.

     (fff) "IBM Systems Software" shall mean Systems Software that is IBM Software.

     (ggg) "Including" and its derivatives (such as "include" and "includes") shall mean including without limitation. This term is as defined, whether or not capitalized in this Agreement.

     (hhh) "Initial Efforts" shall have the meaning given in Section 16.7(a).

     (iii) "Invention" shall have the meaning given in Section 7.4(d)(ii).

     (jjj) "IT" shall mean information technology.

     (kkk) "Key Transitioned Employees" shall have the meaning given in Section 5.2(b).

     (111) "Key IBM Positions" shall have the meaning given in Section 5.1(a).

     (mmm) "Licensing and Joint Development Agreement" shall mean that certain Licensing and Joint Development Agreement by and between the Parties executed concurrently with this Agreement.

     (nnn) "Life" ("Lives") shall mean any individual(s) covered by a benefit plan insured or administered by Empire (including insurance companies, self-insured employees, buying cooperatives, and unions) or any Empire Affiliate.

     (ooo) "Losses" shall mean all losses, liabilities, damages and claims, and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

     (PPP) "Managed Operations Services" shall have the meaning given in Section 3.2.

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     (qqq) "Migration" shall have the meaning given in Section 8.7(a).

     (rrr) "Migration Completion Dates" shall have the meaning given in Section 8.7(i).

     (sss) "Migration Plan" shall have the meaning given in Section 8.7(c).

     (ttt) "Migration Services" shall have the meaning given in Section 8.7(a).

     (uuu) "Modernization Services" shall mean the Services provided by IBM pursuant to Schedule A-5.

     (vvv) "Monthly Performance Report" shall have the meaning given in Section 10.2(a)(i).

     (www) "New Services" shall have the meaning given in Section 13.6.

     (xxx) "Non-Software Materials" shall have the meaning given in Section 7.4(c).

     (yyy) "Notice of Election" shall have the meaning given in Section 18.6(a).

     (zzz) "Out-of-Pocket Expenses" shall mean reasonable, demonstrable and actual out-of-pocket expenses incurred by IBM for equipment, materials, supplies or services provided to or for Empire as identified in this Agreement, but not including IBM's overhead costs (or allocations thereof), administrative expenses or other mark-ups.

     (aaaa) "Party" and "Parties" shall have the meaning given in the preamble to the Agreement.

     (bbbb) "Pass-Through Expenses" shall have the meaning given in Section 13.2(a).

     (cccc) "Performance Standards" shall mean, individually and collectively, the quantitative and qualitative performance standards and commitments for the Services specified in this Agreement, including Service Levels.

     (dddd) "Pre-Existing Empire Intellectual Property" shall have the meaning given in Section 7.1(b).

     (eeee) "Pre-Existing IBM Intellectual Property" shall have the meaning given in Section 7.2(b).

     (ffff) "Portal Toolkits" shall have the meaning given in the Licensing and Joint Development Agreement.

     (gggg) "Procedures Manual" shall mean the standards and procedures manual described in Section 10.3.

     (hhhh) "Privacy Rule" shall have the meaning given in Section 15.4(a)(i).

     (iiii) "Protected Health Information" or "PHI" shall have the meaning given in Section 15.4(a)(ii).

     (jjjj) "Required Consents" shall mean such consents (i) as may be required for the assignment to IBM, or the grant to IBM of rights of use, of resources otherwise provided for in this

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          Agreement, or (ii) as may be required to grant to Empire or its designee the rights set forth in this Agreement, to be effective after the expiration or termination of this Agreement or of any of the Services.

     (kkkk) "Residuals" shall mean those ideas, concepts, know-how, and techniques related to information in non-tangible form which is retained in the unaided memories of the employees of a Party and which such Party individually or jointly, develops, discloses or learns under this Agreement.

     (1111) "Revenue Sharing Credits" shall have the meaning given in the Licensing and Joint Development Agreement.

     (mmmm) "Security Rule" shall have the meaning given in Section 15.6.

     (nnnn) "SEI" shall have the meaning given in Section 16.10.

     (oooo) "Service Levels" shall have the meaning given in Section 9.1.

     (pppp) "Service Commencement Date" shall have the meaning given in Section 3.1(h).

     (qqqq) "Service Recipients" shall have the meaning given in Section 3.1(f).

     (rrrr) "Services" shall have the meaning given in Section 3.1(a).

     (ssss) "SMT" shall have the meaning given in Section 10.2(b)(vi).

     (tttt) "Software" shall mean Applications Software and Systems Software unless a more specific reference is required.

     (uuuu) "Staten Island Data Center" shall mean that certain data center located at 10 Teleport Drive, Staten Island, New York, from which Empire provided data center services prior to the Effective Date.

     (vvvv) "Staten Island Data Center Sublease" shall have the meaning given in
          Section 8.2.

     (wwww) "Straddle Agreements" shall mean Third Party Service Contracts, leases of Equipment, and licenses for Third Party Software existing on the Effective Date and utilized by Empire, including enterprise agreements, which relate both to the Services and to assets and activities retained by Empire that do not form a part of the Services.

     (xxxx) "Systems Engineering Institute" shall have the meaning given in
          Section 16.10.

     (yyyy) "Systems Software" shall mean those programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform (i) tasks basic to the functioning of the Equipment and which are required to operate the Applications Software; or (ii) tasks, other than as performed by Applications Software, otherwise supporting the provision of the Services by IBM. If programs and programming supporting the Services are not IBM Service Delivery Tools or Applications Software, they shall be deemed to be Systems Software. Systems Software includes mainframe and mid-range operating systems, server operating systems, network

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          operating systems, systems utilities (including measuring and monitoring tools but excluding IBM Service Delivery Tools), data security software, middleware, telecommunications monitors, database management systems, and database management software (e.g., Oracle). Systems Software in use as of the Effective Date includes the Software identified as such in Schedules G-1 S, G-2 S, and G-3 S.

     (zzzz) "Targeted Cost Increases" shall have the meaning given in Section 13.5(b)(i).

     (aaaaa) "Targeted Cost Reductions" shall have the meaning given in Section
          13.5(b)(i).

     (bbbbb) "Targeted Resource Additions" shall have the meaning given in
          Section 13.5(b)(i).

     (ccccc) "Targeted Resource Reductions" shall have the meaning given in
          Section 13.5(b)(i).

     (ddddd) "Technology Plan" shall have the meaning given in Section 10.6.

     (eeeee) "Telecommunications Connectivity Services" shall mean the Services provided by IBM pursuant to Schedule A-4.

     (fffff) "Term" shall have the meaning given in Section 4.1.

     (ggggg) "Termination/Expiration Assistance" shall have the meaning given in Section 21.10(a).

     (hhhhh) "Third Party Service Contracts" shall mean those agreements pursuant to which a third party was, immediately prior to the Effective Date, furnishing or providing services to Empire similar to the Services. Third Party Service Contracts include those contracts identified in Schedule E. Certain other Third Party Service Contracts are listed in Schedules F and G, and are addressed in Section 6.5(b).

     (iiiii) "Third Party Software" shall mean Software that is not IBM Software or Empire Software. "Third Party Applications Software" shall mean Third Party Software that is Applications Software. "Third Party Systems Software" shall mean Third Party Software that is Systems Software.

     (jjjjj) "Top Ten Percent" shall have the meaning given in Section 13.7(d).

     (kkkkk) "Tower" shall have the meaning given in Section 3.2.

     (11111) "Tower Migration Manager" shall have the meaning given in Section
          8.7(b).

     (mmmmm) "Transactions Rule" shall have the meaning given in Section 15.5.

     (nnnnn) "Transitioned Employees" shall have the meaning given in Section
          5.2(a).

     (ooooo) "Unidentified Resources" shall have the meaning given in Section
          6.6(b)(ii).

     (ppppp) "Use" shall mean, in the context of Software, to use, copy, maintain, modify, enhance, distribute or create derivative works.

     (qqqqq) "Virus" shall have the meaning given in Section 16.7.

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     (rrrrr) "Wind Down Costs" shall have the meaning given in Schedule C.

2.2  Other Terms.

     Other terms used in this Agreement are defined where they are used and have the meanings there indicated. Those terms, acronyms and phrases utilized in the IT services industry or other pertinent business context shall be interpreted in accordance with their generally understood meaning in such industry or business context.

3.   SERVICES

3.1  Provision of Services.

     (a)  In General. Commencing on the Effective Date, subject to Section 3.1
          (h) below, IBM shall provide each of the following services, functions and responsibilities, as they may be supplemented, enhanced, modified or replaced all in accordance with the Agreement ("Services"), including any evolution to the Services provided under this Agreement:

          (i) the services, functions and responsibilities described in this Agreement and its Schedules, including Schedule A; and

          (ii) the services, functions and responsibilities to the extent performed during the twelve (12) months preceding the Effective Date by Empire personnel (which includes Empire employees and contractors employed by Empire) whose functions were displaced as a result of this Agreement, even if the service, function, or responsibility so performed is not specifically described in this Agreement; provided, however, that with respect to Data Center and Help Desk ad hoc projects which (before the Effective Date) were performed utilizing Empire personnel, any such ad hoc project shall be considered "Services" only to the extent such ad hoc project is of the type that can be performed in such a way as not to unreasonably interfere with the provision of Services.

     (b) Implied Services. If any services, functions or responsibilities not specifically described in this Agreement are required for the proper performance and provision of the Services, they shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Agreement.

     (c) Resources Generally. Except as otherwise expressly provided in this Agreement, IBM shall be responsible for providing all of the resources necessary to provide the Services, including facilities, personnel, software and equipment.

     (d) Services Variable In Scope and Volume. The Services may vary in scope and volume, as set forth in this Agreement. Such variations are provided for in the pricing mechanisms set forth or referenced in
          Article 13 and in Schedule C, and IBM shall not be entitled to receive an adjustment to the charges except as set forth therein.

     (e)  Services Performed by Empire or Third Party.

          (i) Empire has the right to perform itself, or retain third parties to perform, any of the Services, subject to the limitations set forth in Section 7(c) of Schedule C.

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               To the extent Empire performs any of the Services itself, or retains third parties to do so, IBM shall cooperate with Empire or such third parties in connection with this performance at no additional charge to Empire, which cooperation shall include: (A) providing access to the facilities being used by IBM to provide the Services (as necessary for Empire or a third party to perform its work); (B) providing access to the Equipment and Software (to the extent permitted under any underlying agreements with third parties); and (C) providing such information regarding the operating environment, system constraints and other operating parameters as a person with reasonable commercial skills and expertise would find reasonably necessary for Empire or a third party to perform its work. Such cooperation (I) will be provided using existing resources; (II) will not interfere with the provision of the Services; and (III) except as otherwise set forth in this Agreement, will not require IBM to house any such third party personnel or resources, excluding network connectivity, at IBM facilities. To the extent that third parties provide services and/or products to Empire, IBM shall perform integration activities (at the personnel rates set forth in Schedule C, unless the Parties agree otherwise) in order to ensure the compatibility of systems, products, and/or services and the success of the total solution. In the event Empire reduces the Services pursuant to this Section 3.1(e), those affected portions of the Agreement shall be adjusted as appropriate, and charges shall be adjusted in accordance with Schedule C.

          (ii) Third parties retained by Empire shall comply with IBM's reasonable security and confidentiality requirements and with IBM's reasonable work standards, methodologies and procedures, as these have been provided by IBM. IBM shall promptly notify Empire once it determines that an act or omission of such a third party may cause a problem or delay in providing the Services and shall work with Empire to prevent or circumvent such problem or delay, while not interfering with IBM's ability to provide the Services.

     (f) Other Entities. As of the Effective Date, IBM shall provide the Services to Empire, to Empire's Affiliates, and on Empire's behalf to those entities to whom services similar to the Services were being provided immediately prior to the Effective Date (collectively "Service Recipients"). At Empire's option, IBM shall perform Services for the following, which, during such extended period of time as follows, shall be deemed to be "Service Recipients": (i) an entity which is an Affiliate of Empire shall continue to receive Services for up to twenty-four (24) months (and longer if agreed by the Parties) after the date it ceases to be Controlled by Empire, and (ii) the purchaser of all or substantially all the assets of any line of business of Empire or its Affiliates shall continue to receive Services for up to twenty-four (24) months (and longer if agreed by the Parties) after the date of purchase, but only with respect to the business acquired. During the Term, IBM shall also provide the Services on Empire's behalf to such other entities (e.g., members, doctors, hospitals, unions) as Empire designates from time to time. Notwithstanding the previous sentence, Empire may utilize the Services in support of or as part of Empire's business operations and offerings, provided that such business operations and offerings do not constitute an IT Service Bureau, as defined in the Licensing and Joint Development Agreement, (except that the foregoing proviso shall not apply with respect to Service Recipients), and further provided that if Empire requires use of the Services in connection with entities that are not Service Recipients

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          and not Empire Affiliates and as a result (A) IBM would incur additional costs to a third party (e.g., additional third party license fees), or (B) IBM's unit cost of delivery of the Services is materially impacted, then there will be an equitable adjustment to the charges to accommodate such costs. For purposes of this Agreement, Services provided to the entities referenced in this Section 3.1(f) shall be deemed to be Services provided to Empire.

     (g) Affiliates of Empire. References to "Empire" as used in this Agreement with respect to receipt of the Services shall be deemed to include Affiliates of Empire.

     (h) Service Commencement Dates. IBM's responsibilities with respect to the Core Applications Services, the Data Center Services, the Telecommunications Connectivity Services, the Help Desk Services, and the Modernization Services shall commence on the following dates (each a "Service Commencement Date"):

          (i) with respect to the Data Center Services and the Telecommunications Connectivity Services, on June 1, 2002 with respect to Equipment, Software and Assets, and July 15, 2002 with respect to IBM Personnel; provided that the Data Center Migration is substantially complete;

          (ii) with respect to the Help Desk Services, on October 7, 2002; provided that the Help Desk Migration is substantially complete;

          (iii) with respect to the Core Applications Services (including third party service contracts for consultants), on July 15, 2002; provided that the Core Applications Migration is substantially complete; and

          (iv) with respect to the Modernization Services, on such date as requested by Empire.

          The Parties acknowledge that any of the foregoing dates may be changed by mutual agreement of the Parties.

3.2  Overview of Services.

     As more fully described in the Services Schedules, and with respect to Migration Services as described in Section 8.7, IBM shall perform the services, functions and responsibilities for the following Services: (a) Core Applications Services, Data Center Services, Help Desk Services, and Telecommunications Connectivity Services (the foregoing Services, collectively, the "Managed Operations Services" and each individually, along with items (b) and (c) in this Section, a "Tower"), and (b) the Modernization Services.

4.   TERM

4.1  Term.

     The term of this Agreement shall begin on the Effective Date and shall expire on the date that is the ten (10)-year anniversary of the Effective Date unless terminated earlier or extended in accordance with this Agreement (the "Term").

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4.2  Extension.

     (a) By giving written notice to IBM no less than 120 days prior to the then-existing expiration date of this Agreement, Empire shall have the one-time right to extend the Term of this Agreement (in whole or in-part, provided that any in-part extension shall be not less than a complete Tower) for up to thirty-six (36) months on the terms and conditions then in effect.

     (b) In the event that Empire elects not to extend certain cross-functional Services (e.g., Help Desk) during an extension in-part, and in the event that IBM determines in good faith that such election will materially and adversely impair IBM's ability to continue to provide extended Services, then IBM shall provide Empire a proposal that identifies any expected impact due to such Empire election.

5.   IBM PERSONNEL

5.1  Key IBM Positions.

     (a) "Key IBM Positions" shall be, as of the Effective Date, the positions set forth as such in Schedule D-3. IBM shall cause each of the IBM Personnel filling the Key IBM Positions to devote substantially full time and effort for at least the period specified in Schedule D-3 to the provision of the Services. IBM Personnel approved as of the Effective Date to fill the Key IBM Positions are listed in Schedule D-3.

          (i) Empire may from time to time change the positions designated as Key IBM Positions under this Agreement, provided that without IBM's consent, the number of Key IBM Positions shall not exceed the number initially specified in Schedule D-3 as of the Effective Date. In response to such Empire change as set forth in the previous sentence, IBM shall use Commercially Reasonable Efforts to implement such change as soon as possible, and in no event greater than ninety (90) days, provided that in such instances in which special skills are necessary to affect such change, IBM will diligently pursue satisfaction of such Empire change.

          (ii) IBM shall, in accordance with Section 5.1(b), designate an individual to serve as "IBM Project Executive." The IBM Project Executive shall be one of the Key IBM Positions. The IBM Project Executive shall (i) serve as the single point of accountability for IBM for the Services; and (ii) have day-to-day authority for undertaking to ensure customer satisfaction. A significant factor in the computation of the IBM Project Executive's incentive compensation shall be based on Empire's satisfaction with the Services. During the Term, the IBM Project Executive shall be located at Empire's offices in New York, New York, or such other location reasonably designated by Empire from time to time.

     (b) Before assigning an individual to a Key IBM Position, whether as an initial assignment or a subsequent assignment, IBM shall (i) notify Empire of the proposed assignment, (ii) introduce the individual to appropriate Empire representatives, (iii) provide such representatives upon request with the opportunity to interview the individual, and
          (iv) provide Empire with a resume and other information about the individual reasonably

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          requested by Empire. If Empire objects in good faith to the proposed assignment, the Parties shall attempt to resolve Empire's concerns on a mutually agreeable basis. If the Parties have not been able to resolve Empire's concerns within five (5) Business Days, IBM shall not assign the individual to that position and shall propose to Empire the assignment of another individual of suitable ability and qualifications. Except with Empire's consent (which may be withheld in Empire's sole discretion), individuals filling Key IBM Positions may not be transferred or re-assigned to other positions with IBM or its Affiliates until a suitable replacement has been approved by Empire, and no such transfer shall occur at a time or in a manner that would have a material adverse impact on delivery of the Services. IBM shall establish and maintain an up-to-date succession plan for the replacement of individuals serving in Key IBM Positions that shall be reviewed with Empire on a regular basis.

     (c) For so long as an individual is assigned to a Key IBM Position, and for twelve (12) months thereafter, IBM shall not assign such individual to perform services for the benefit of any Empire Competitor.

5.2  Transitioned Personnel.

     (a) IBM shall interview all of the Empire employees listed in Schedule D-I ("Affected Employees"), shall extend offers of employment to the Key Transitioned Employees, and shall extend offers of employment to as many other Affected Employees as possible, all by the date that is forty-five (45) days after the Effective Date. Such employment as set forth in the previous sentence shall be effective on or before such times as specified in Schedule D, including its Attachments. IBM shall also, on a good faith basis, determine if any Affected Employees have the skills and services which IBM can utilize for other IBM customers, and IBM may extend job offers to such employees. IBM shall keep on file, for a period of at least six (6) months after the Effective Date, the employment applications of all Affected Employees to which IBM does not extend offers of employment. "Transitioned Employees" shall mean Affected Employees who accept IBM's offer and become employed by IBM effective as of a date as to which the Parties mutually agree. Terms for offers of employment to Affected Employees and for employment of Transitioned Employees shall include those set forth in Schedule D.

     (b) IBM acknowledges that certain of the Transitioned Employees, as such employees are identified in Schedule D-2, are employees who Empire believes are critical to IBM in providing the Services ("Key Transitioned Employees"). In the event that an Empire employee listed as a Key Transitioned Employee does not accept his or her employment offer from IBM, or is not hired by IBM (i) because such employee does not pass IBM's background check conducted on such employee, (ii) because such employee does not pass IBM's drug test conducted on such employee, (iii) due to I-9 immigration requirements, or (iv) for other just cause, then Empire shall have the right to designate another Affected Employee as a substitute Key Transitioned Employee. During the first twelve (12) months following the Transition Date (as defined in Schedule D), IBM may not, without Empire's prior written approval:
          (A) terminate, except for cause (as defined in Schedule D), the employment of a Key Transitioned Employee; or (B) transfer or reassign a Key Transitioned Employee from performing the Services. In the event of any termination of a Key Transitioned Employee for cause as defined in Schedule D, Empire

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          shall have the right to designate another Affected Employee as a substitute Key Transitioned Employee.

5.3  Qualifications, Retention and Replacement of IBM Personnel.

     (a) Empire and IBM agree that it is in their best interests to keep the turnover rate of IBM Personnel to a reasonably low level. Accordingly, if Empire believes that IBM's turnover rate may be excessive and so notifies IBM, IBM shall provide data concerning its turnover rate and meet with Empire to discuss the reasons for, and impact of, the turnover rate. If requested by Empire, IBM shall submit to Empire its proposals for reducing the turnover rate, and the Parties shall mutually agree on a program to bring the turnover rate down to an acceptable level. In any event, to the extent that the turnover rate adversely affects (or as reasonably demonstrated by Empire could adversely affect) the provision of the Services, IBM shall use Commercially Reasonable Efforts to keep the turnover rate to a reasonably low level, and notwithstanding transfer or turnover of IBM Personnel, IBM remains obligated to perform the Services in accordance with this Agreement.

     (b) While at Empire's premises (or the premises of others receiving the Services hereunder), IBM Personnel shall (i) comply with Empire's requests, rules, and regulations regarding personal and professional conduct (including the wearing of an identification badge and adhering to regulations and general safety, dress, behavior, and security practices or procedures) generally applicable to such premises and communicated to the IBM Project Executive or an IBM-designated location senior IBM manager, and (ii) otherwise conduct themselves in a businesslike and professional manner. If requested by Empire, IBM shall have all IBM Personnel engaged in providing Services to Empire execute acknowledgement of Empire's conduct and other policies and IBM shall maintain records of compliance therewith which shall be made available to Empire upon request.

     (c) In the event that Empire determines in good faith that the continued assignment to Empire's account of one of the IBM Personnel is not in the best interests of Empire, then Empire shall give IBM written notice to that effect. After receipt of such notice, IBM shall have a reasonable period of time in which to investigate the matters stated in such notice, discuss its findings with Empire and resolve the problems with such person. If, following such period (not to exceed ten (10) Business Days), Empire requests replacement of such person, IBM shall replace that person with another person of suitable ability and qualifications. However, where Empire notifies IBM that Empire has determined that the nature of the concern is of such a nature that such IBM Personnel should be removed immediately (albeit temporarily) from Empire's account, IBM shall immediately remove such individual(s) from Empire's account, provided that any such Empire request for immediate removal of IBM Personnel (i) may not be arbitrary, and/or
          (ii) may not be unlawful (e.g., removal because of employee's age). In any event, any request by Empire to remove an individual from Empire's account shall not be deemed to constitute a termination of such individual's employment by IBM and in no event shall Empire be deemed an employer of any such person.

     (d) In the event Empire requests IBM to provide New Services, as provided in Section 13.6, IBM shall use Commercially Reasonable Efforts to provide such New Services utilizing IBM Personnel who are familiar with the Empire account and Empire's business.

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     (e)  The Parties acknowledge that if IBM fails to meet Service Levels during the Term, and such failures are caused by the fact that IBM's Personnel are inadequately trained, then Empire shall have the right to require IBM to implement solutions, as reasonably suggested by Empire, at IBM's cost, in order to address such personnel issues leading to the failures.

5.4  Compliance With Empire Policies.

     IBM shall ensure that its employees comply during the Term, and require that its subcontractors and agents comply, with: (a) the Empire Code of Business Conduct, as attached in Schedule N-I and as amended from time to time by Empire, except where clearly not applicable (e.g., the general statement that employees should report concerns to any member of the Empire in-house Compliance Committee shall not obligate IBM employees to report to Empire attorneys) or where IBM has substantially equivalent policies (e.g., IBM Personnel will follow IBM policies with respect to discrimination and harassment complaints), (b) the Empire Corporate Compliance Program, as attached in Schedule N-2 and as amended from time to time by Empire, and
     (c) all rules of behavior, work schedules, security procedures and other standards, policies and procedures as established by or maintained by Empire from time to time and communicated to the IBM Project Executive. To the extent the foregoing policies and procedures change during the Term, Empire shall inform the IBM Project Executive in writing. If such changes have a significant impact on the cost of delivery, IBM shall be entitled to an equitable adjustment.

6.   EQUIPMENT AND THIRD PARTY SERVICE CONTRACTS

     The Parties' respective rights and responsibilities with respect to (i) existing and future Equipment and Third Party Service Contracts are described in this Article 6, and (ii) existing and future Software are described in Article 7. For purposes of Articles 6 and 7, such existing and future Equipment, Third Party Service Contracts and Software are generally referenced as "Assets". Articles 6 and 7 herein, the Equipment and Software Responsibility Allocation Matrices attached as Schedule J, and the listing of Third Party Service Contracts, Existing Equipment and Existing Software set forth in Schedules E, F and G, respectively, shall be construed consistently, but in the event of any conflict, the text of Articles 6 and 7 shall supersede any inconsistent information contained in Schedules E, F, G and J. Except to the extent specifically provided in this Agreement, IBM shall be responsible for providing all resources and Assets (including Equipment and Software) necessary to provide the Services and will only recover such costs through the charging mechanisms set forth in this Agreement. Grant by Empire to IBM of rights of use pursuant to this Article 6 shall be deemed to include, subject to the other provisions of this Agreement, grant of such rights to IBM's subcontractors (subject to Section 10.5). Equipment and Third Party Service Contracts made available by Empire to IBM pursuant to this Article 6 shall be made available in good working order, and otherwise "as is, where is", with no warranties whatsoever.

6.1  Generally.

     For purposes of Articles 6 and 7, a Party having operational, administrative or financial responsibility for any particular Asset shall mean the following:

     (a) A Party who has operational responsibility for an Asset means that such Party shall be responsible for operational support of the Asset including (i) the unpacking,

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          configuration; staging, setup and installation of such Asset, and (ii)
          the maintenance of such Asset.

     (b) A Party who has administrative responsibility for an Asset means that such Party shall be responsible for managing such Asset, including (i) the tracking of renewal dates and license compliance provisions, (ii) providing notice to the Party with legal responsibility when actions need to be taken with respect to such Asset (e.g., notification of renewal of the license for such Asset), and (iii) receiving invoices from third party vendors, promptly reviewing such invoices, and providing to the Party with financial responsibility the original invoice together with a statement identifying which charges are proper and valid and should be paid.

     (c) A Party who has financial responsibility for an Asset means that such Party shall be responsible for all current (applicable immediately after the effective date of such financial responsibility) and future financial costs and expenses related to acquisition, lease, license, or other ownership costs for such current and future Assets, including upgrades, enhancements, new releases, replacements, expanded license rights, growth and technology refreshments (including third party software maintenance agreements). Charges for items for which IBM has financial responsibility are as specified in Schedule C.

6.2  Existing Equipment.

     (a)  Existing Owned Equipment.

          As of the Effective Date: (i) Empire shall sell, and IBM shall purchase, the Existing Owned Equipment as identified in Schedule F, and (ii) IBM shall be operationally, administratively, and financially responsible for all Existing Owned Equipment. Empire shall execute a Bill of Sale in the form set forth as Schedule R to evidence such conveyance. The purchase price shall be as set forth in such Bill of Sale, and shall be paid by IBM within ten (10) days of the Effective Date.

     (b)  Existing Leased Equipment.

          Subject to Section 6.6, as of the Effective Date: (i) Empire assigns to IBM, and IBM accepts such assignment for, the leases for Existing Leased Equipment, including as identified in Schedule F, and (ii) IBM shall be operationally, administratively, and financially responsible for all Existing Leased Equipment. IBM shall pay directly (or reimburse Empire in the case of prepayment of) the charges under such leases that are attributable to periods on and after the Effective Date. IBM shall comply with the duties imposed by such leases.

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6.3  Equipment Acquisitions During the Term.

     (a) Existing Equipment. IBM shall acquire and shall be operationally, administratively, and financially responsible for modifications, repairs, upgrades, enhancements, additions and replacements of Existing Equipment, including IBM's responsibility to refresh Existing Equipment as provided in the Data Center Services Schedule, as necessary or appropriate to provide the Services. Such Equipment shall be acquired in the name of IBM.

     (b)  Additional Levels of Equipment.

          IBM shall acquire and shall be operationally, administratively, and financially responsible for additional levels of Equipment -- including modifications, upgrades, enhancements, additions and replacements of such additional Equipment -- as necessary or appropriate to provide the Services. Except as otherwise provided in
          Section 3.3(f) of Schedule C, such additional Equipment shall be acquired in the name of IBM and shall be purchased or leased as designated by Empire. Any purchase or lease contract for such new Equipment shall grant Empire or its designee the right to use such Equipment.

6.4  Removal and Disposal of Equipment.

     (a) Removal and Disposal of Equipment Owned or Leased by Empire. As directed by Empire and as approved by Empire with respect to removal and disposal charges, IBM shall dispose of Equipment owned (legally or beneficially) or leased (in accordance with the applicable requirements of the lease) by Empire and no longer needed for the provision of the Services. Subject to the preceding sentence, Empire shall be responsible for IBM's reasonable costs associated with the removal and disposal of such Equipment, and IBM shall pay to Empire the positive difference, if any, between the value received by IBM for such Equipment and the costs reasonably incurred by IBM in disposing of such Equipment.

     (b) Removal and Disposal of Equipment Owned or Leased by IBM. IBM shall be responsible for the removal and disposal of Equipment owned or leased by IBM and no longer required for the provision of the Services. IBM shall be responsible for all costs, charges or fees associated with the disposal of such Equipment.

6.5  Third Party Service Contracts.

     (a) Subject to Section 6.6, as of July 15, 2002, Empire assigns to IBM, and IBM accepts such assignment for, the Third Party Service Contracts, including as identified in Schedule E. IBM shall be financially responsible for (or reimburse Empire in the case of prepayment of) the charges under the Third Party Service Contracts assigned to IBM where such charges are attributable to periods on and after the Effective Date. IBM shall have administrative responsibility for such Third Party Service Contracts and shall comply with the duties imposed on Empire by such Third Party Service Contracts.

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     (b)  The Parties acknowledge that certain Software and Equipment maintenance and support agreements used by Empire prior to the Effective Date (including maintenance and support provisions incorporated into the related software license) are listed on Schedules F and G. These agreements shall be treated in the same manner as the Software or Equipment which is the subject of such agreement is treated under this Article 6 (for Equipment) and Article 7 (for Software), including whether such agreement is retained by Empire or assigned to IBM, and the allocation of financial, operational, and administrative responsibility as between the Parties. For example, if certain Software on Schedule F is being retained by Empire (i.e., not assigned to IBM), but IBM is assuming financial, operational and administrative responsibility with respect to such Software, the retention and allocation of responsibility with respect to the underlying maintenance agreement shall be handled the same as the Software. The Software and Equipment maintenance and support agreements and provisions described in this Section 6.5(b) shall constitute Third Party Service Contracts for purposes of this Agreement.

     (c) Prior to entering into any new third party service contract to provide the Services (including an extension or modification of a Third Party Service Contract that is assigned or made available by Empire to IBM pursuant to Section 6.5(a)), IBM shall comply with the following:

          (i) IBM shall use Commercially Reasonable Efforts to obtain, at no additional cost to Empire, any transfer or assignment rights necessary for Empire to use such third party service contract, for Empire or Empire's designee to continue providing the Services after the applicable termination or expiration effective date.

          (ii) IBM shall determine whether such third party vendor will grant such transfer or assignment rights in favor of Empire. With respect to third party service contracts relating to non-Generally Available Software, IBM shall also determine whether such third party vendor will (A) grant such transfer or assignment rights in favor of Empire but only if a fee is paid to such third party vendor, or (B) not grant such transfer or assignment rights in favor of Empire. In the event of item (A) or
               (B) in the previous sentence, IBM shall notify Empire in writing of its inability to obtain such transfer or assignment rights for Empire and of available alternative terms, and of the cost and viability of any other third party vendors that can perform the requisite services and with respect to which IBM has the ability to obtain such rights at no additional cost to Empire or for a lower cost than the proposed solution. Such notice shall contain the proposed third party vendor's then current terms and conditions (as provided by such vendor to IBM), if any, for making such new third party service contract available to Empire after the applicable termination or expiration effective date. With Empire's prior approval only (which Empire may withhold in its sole discretion), IBM may enter into such new third party service contract, for use in providing the Services.

          (iii) Upon termination or expiration of the Agreement, if any fees are necessary to transfer or assign to Empire the right to use any third party service contract relating to non-Generally Available Software used by IBM to provide the Services, then (A) Empire shall be responsible for such fees, if IBM received

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               Empire's advance written approval to be responsible for such fees before IBM entered into such then-new third party service contract, and (B) IBM shall be responsible for such fees, if IBM did not receive Empire's advance written approval to be responsible for such fees before IBM entered into such then-new third party service contract.

6.6  Special Terms.

     (a) Required Consents. IBM, with the cooperation of Empire, shall be administratively and financially responsible, subject to Section 6.6(b)(ii), for obtaining the Required Consents with respect to Software, Equipment, Equipment leases and Third Party Service Contracts, as necessary to perform the Services. Subject to Section 6.6(b)(ii), IBM shall pay such fees (such as transfer or upgrade fees, additional licenses, sublicenses, and maintenance fees) as may be required to obtain a Required Consent. If a Required Consent is not obtained, then, unless and until such Required Consent is obtained, IBM shall determine and adopt, subject to Empire's prior approval, such alternative approaches as are necessary and sufficient to provide the Services without such Required Consents. Without limiting IBM's obligations under the foregoing, IBM hereby represents to Empire that it shall obtain the Required Consents for the Computer Associates Software and the BMC Software, which will permit IBM to utilize Empire's Computer Associates and BMC Software agreements. IBM shall be financially responsible for (i) charges under Empire's Computer Associates or BMC Software agreements or (ii) any other applicable costs associated with IBM's use of such software.

     (b)  Unidentified Resources.

          (i) Equipment, Software and Third Party Service Contracts that are the subject of Articles 6 and 7 are listed in Schedules E, F and
               G. While the Parties intend that such schedules will be comprehensive, neither Party warrants the completeness or accuracy of such schedules.

          (ii) During the Term, if either of the Parties discovers that any Equipment, Third Party Software or Third Party Service Contract is not identified in Schedules E, F and G, respectively ("Unidentified Resources"), and the equipment, software and services relating to such Unidentified Resources are within the scope of Services provided for in this Agreement, then such Party shall notify the other. Upon the disclosure of Unidentified
               Resources: (A) IBM shall be operationally and administratively responsible for a (formerly) Unidentified Resource on the same basis for which it is responsible for the most comparable analogous resource already listed in an applicable Schedule, (B) IBM shall be financially responsible for any identified Existing Leased Equipment that is IBM Logoed Equipment and any identified Systems Software, and IBM shall make appropriate payments to Empire to reflect such Equipment or Systems Software that is identified; (C) Empire shall be financially responsible for any identified Existing Owned Equipment; (D) IBM shall be administratively responsible, and Empire shall be financially responsible, for obtaining any necessary Required Consents for Unidentified Resources; and (E) such Unidentified Resources shall be added to the appropriate Schedule by amendment of this Agreement in accordance with Section 23.2.

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          (iii) With respect to any Unidentified Resources that are Straddle
               Agreements, the Parties shall work together in good faith to determine and implement the most appropriate, including the most cost effective, method of leveraging such Straddle Agreement for the benefit of both Parties, consistent with the foregoing provisions of this Section 6.6(b).

7.   SOFTWARE AND PROPRIETARY RIGHTS

     This Article 7 addresses the Parties' respective rights in Software and related materials. Grant by Empire to IBM of a license to Use or of rights of Use pursuant to this Article 7 shall be deemed to include, subject to the other provisions of this Agreement, grant of such license or rights to IBM's subcontractors (subject to Section 10.5). Subject to Section 16.4(b), Software made available by Empire to IBM is made available on an "as is, where is" basis, with no warranties whatsoever.

7.1  Empire Software.

     (a) Empire retains all right, title and interest in and to Empire Software. Empire grants to IBM a worldwide, fully paid-up, nonexclusive license during the Term to Use Empire Software solely to the extent necessary for performing the Services. Empire Software will be made available to IBM in such form and on such media as exists on the Effective Date or as is later obtained by Empire, together with available documentation and any other related materials. IBM shall not be permitted to Use Empire Software except to provide the Services without the prior written consent of Empire, which may be withheld at Empire's discretion. IBM shall install, operate and support, in accordance with Schedules A-1 and A-2, additional Empire Software that Empire may designate from time to time during the Term. Except as otherwise requested or approved by Empire, IBM shall cease all Use of Empire Software upon expiration or termination of this Agreement.

     (b) Empire shall be the sole and exclusive owner of all patents, copyrights, trade secrets and other intellectual property and related intellectual property rights owned by Empire as of the Effective Date (collectively, "Pre-Existing Empire Intellectual Property"). Except for the license rights contained in this Agreement, IBM is not acquiring any interest in or to such intellectual property or rights. Pre-Existing Empire Intellectual Property shall include all patents, copyrights, trade secrets and other intellectual property rights in and to Empire Software and Confidential Information of Empire.

7.2  IBM Software.

     (a) IBM retains all right, title and interest in and to IBM Software, and as of the Effective Date, IBM will have operational, administrative, and financial responsibility for IBM Software, including, as necessary or appropriate to provide the Services, modifications, upgrades, enhancements, additions and replacements of IBM Software and introduction of new IBM Software (and modifications, upgrades, enhancements, additions and replacements thereof). IBM shall not introduce any IBM Software in providing the Services without Empire's prior written approval, which approval Empire may withhold in its sole discretion. IBM shall be responsible for installing, operating and maintaining IBM Software at no additional expense to Empire. As and to the extent necessary for

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          Empire or a third party to perform work as permitted under this
          Agreement, IBM grants to Empire or such third party a non-exclusive license to Use such Software for such work during the Term for the sole benefit of Empire, except that for purposes of this sentence, "Use" shall not include the right to modify, enhance, make derivative works or distribute.

     (b) IBM shall be the sole and exclusive owner of all patents, copyrights, trade secrets and other intellectual property and related intellectual property rights owned by IBM as of the Effective Date (collectively, "Pre-Existing IBM Intellectual Property"). Except for the license rights contained in this Agreement, Empire is not acquiring any interest in or to such intellectual property or rights.

     (c) With respect to Existing Systems Software which is IBM Systems Software, as of the Effective Date, Empire hereby assigns and IBM hereby assumes the licenses for such Software, including as identified in Schedules G-1 S, G-2 S and G-3 S. As of the Effective Date, IBM shall be (i) operationally and administratively responsible for such Software, and (ii) financially responsible for such Software, including, as necessary or appropriate to provide the Services, modifications, upgrades, enhancements, additions and replacements of existing IBM Systems Software and introduction of new IBM Systems Software (and modifications, upgrades, enhancements, additions and replacements thereof). IBM shall pay directly (or reimburse Empire in the case of prepayment of) the charges under such licenses that are attributable to periods on and after the Effective Date.

     (d) This Section 7.2(d)(but excluding Sections 7.2(d)(i)-(ii)) is intended to supplement, and shall not alter the provisions of, Schedule C. IBM shall be responsible for identifying the need for new IBM Systems Software, evaluating potential options for satisfying the need for new IBM Systems Software, recommending alternative approaches at different price levels, if any, for satisfying such need, and implementing the approach selected by Empire. In identifying such need, IBM shall provide such information as required for Empire to make an informed decision as to whether to install new IBM Systems Software, including information regarding the management, utilization and efficiency of then-existing Systems Software. Upon Empire's request, IBM shall also recommend actions to decrease Empire's charges with respect to IBM Systems Software under Section 3.3 of Schedule C. If (A) as a result of IBM's capacity planning obligations or other performance considerations (as provided in the Services Schedules and Schedule C) IBM recommends that existing IBM Systems Software be upgraded or new IBM Systems Software be supplied, or (B) Empire requests that existing IBM Systems Software be upgraded or new IBM Systems Software be supplied, IBM shall promptly provide to Empire a quote as to the cost for IBM to supply such Software, in accordance with Sections 3.3(b)(vi-vii) and 3.3(c) of Schedule C. The price for acquiring or licensing such new IBM Systems Software shall be in conformance with Schedule C. Upon receipt of the price quote from IBM, Empire may decide, in its sole discretion, whether: (1) to approve IBM's supplying such Software; (2) to take no action; or (3) to purchase or license the Software itself.

          (i) IBM shall be financially, operationally, and administratively responsible for new IBM Systems Software -- including modifications, upgrades, enhancements,

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               additions and replacements of IBM Systems Software -- as
               necessary or appropriate to provide the Services.

          (ii) Unless otherwise agreed in writing by the Parties, all licenses for new IBM Systems Software and all licenses for modifications, upgrades and enhancements (which shall not be introduced without Empire's prior written approval, which approval Empire may withhold in its sole discretion) of Existing Systems Software which is IBM Systems Software shall be in IBM's name. With respect to any IBM Systems Software newly licensed in the name of
               Empire: (A) Empire grants to IBM, solely to the extent necessary for performing the Services, the rights of Use of such Software that Empire has with respect to such Software, and (B) except as otherwise requested or approved by Empire, IBM shall cease all Use of such Software upon expiration or termination of this Agreement.

     (e)  Effective upon termination or expiration of this Agreement:

          (i) with respect to Generally Available IBM Software which IBM uses to provide the Services and which is available to the public as "one-time charge" software, IBM grants to Empire (and designees thereof for the sole purpose of providing services to Empire) a perpetual license to use such software under IBM's standard commercial terms for such software, for no additional charge, subject to Section 7.2(e)(i)(A). Maintenance and support of such software after termination or expiration shall be under IBM's standard commercial terms for such software; provided that (1) such terms and charges shall be competitive with those offered by IBM to similar entities in similar circumstances (e.g., similar volumes, usages), and (2) IBM's charges shall be commercially reasonable.

               (A) With respect to such Generally Available IBM Software, in the event of any Empire termination of this Agreement pursuant to Sections 15.4(d), 21.1(a), 21.1(b), 21.2, 21.4,
                    21.6 or 21.7, at Empire's option, if Empire chooses to acquire the licenses for any such Generally Available IBM Software, Empire shall pay the unamortized portion of the license fees for such Software over a standard straight-line amortization period. With respect to such Generally Available IBM Software, in the event of any IBM termination of this Agreement pursuant to Sections 21.1(c) or 21.2, or any Empire termination of this Agreement pursuant to Section 21.3, Empire shall pay, and in the case of a termination pursuant to Section 21.3, such payment shall be Wind Down Costs pursuant to Section 21.3, the unamortized portion of the license fees for such Software over a standard straight-line amortization period. For clarification, upon any event of termination or expiration, IBM shall grant to Empire licenses for Generally Available IBM Software that Empire had assigned to IBM upon the Effective Date.

               (B) With respect to any refresh or acquisition of such Generally Available IBM Software during the Term that would result in IBM amortizing such Software during any period of time after expiration of the

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                    Agreement: (I) prior to undertaking such refresh or
                    acquisition, IBM shall provide notice to Empire of the fact that the refresh or acquisition would result in Empire being responsible for the unamortized portion of the license fees at the expiration of the Agreement in accordance with this
                    Section 7.2(e)(i)(B), including the cost of such Software and the proposed amortization period; (II) the Parties will discuss such matter and seek to mutually agree as to how to approach such refresh or acquisition, which could include agreement to a shorter amortization period, at Empire or IBM's cost; agreement that either IBM or Empire will be responsible for amortization costs after expiration of the Agreement; or agreement not to proceed with the refresh or acquisition; (III) in the event that the Parties are unable to reach agreement under item (II), then Empire shall have the right to direct IBM not to complete the refresh or acquisition; and (IV) in the event that the Parties agree not to proceed with any scheduled refresh or Empire directs that there be no refresh, IBM's charges shall be equitably reduced to reflect the fact that the refresh was not completed (since such refresh is as of the Effective Date included within the charges set forth in Schedule C). As payment for the unamortized portion of the license fees (amortized over a standard amortization period and not back-end loaded) with respect to which IBM has followed the foregoing process and with respect to which Empire has agreed under item (II) above to proceed with the refresh or acquisition, then upon expiration of the Agreement, Empire shall pay the unamortized portion of the Software, provided that such amount shall be equitably reduced if the original Term of the Agreement is extended, including pursuant to
                    Section 4.2, or Empire requests IBM to continue to provide Services after the effective date of expiration pursuant to
                    Section 21.9. This Section 7.2(e)(i)(B) applies to expiration of the Agreement and not termination of the Agreement;

          (ii) with respect to Generally Available IBM Software used by IBM to provide the Services and which is available to the public as "periodic charge" software, IBM grants to Empire (and designees thereof for the sole purpose of providing services to Empire) a license to use such software under IBM's standard commercial terms for such software. The periodic license fees after expiration or termination of this Agreement, and the terms and charges for IBM maintenance and support of such software, shall be under IBM's standard commercial terms for such software; provided that (A) such terms and charges shall be competitive with those offered by IBM to similar entities in similar circumstances (e.g., similar volumes, usages), and (B) IBM's fees and charges shall be commercially reasonable;

          (iii) with respect to non-Generally Available IBM Software used by IBM to provide the Services:

               (A) IBM grants to Empire (and Empire's designees) a perpetual, worldwide, fully paid-up, nonexclusive license to Use such software (including any available source code, programmer interfaces, available documentation, manuals, and other materials necessary for the Use thereof), for the sole

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                    purpose of maintaining the non-Generally Available IBM
                    Software for Empire's use, and not for distribution, provided that IBM shall not be required to provide such source code unless IBM fails to provide or withdraws support and maintenance for such software, all as described in the remainder of this Section. IBM shall provide maintenance and support for such software upon terms and conditions to be mutually agreed prior to expiration or termination of the Agreement, provided that: (I) such terms and charges shall be competitive with those offered by IBM to similar entities in similar circumstances (e.g., similar volumes, usages); or
                    (II) if IBM is not maintaining and supporting such software for any other IBM customer, IBM's charges for such maintenance and support shall not exceed the lower of (1) maintenance and support charges for the commercial equivalent of such software; (2) rates based on the personnel rates attached to Schedule C, as escalated by the inflation index set forth in Schedule C; or (3) IBM's then-standard commercial rates for maintenance and support of custom software. In any event, IBM's charges shall be commercially reasonable. If IBM fails to provide or withdraws such maintenance and support of such software, IBM shall promptly deliver to Empire any existing source code for such software, including any existing copies of machine-readable and human-readable source code and technical documentation for such software, and the license granted above shall be deemed to be irrevocable. Any source code which IBM is obligated to provide Empire shall be made available to Empire on an "as is" basis; or

               (B)  in lieu of providing the source code to Empire pursuant to
                    Section 7.2(e)(iii)(A) above, IBM may, at its option, provide Empire with a license to substitute software that is Generally Available Software, provided that such software shall: (I) provide substantially the same functionality and performance as the non-Generally Available IBM Software it would replace; (II) be at no additional charge to Empire (except for applicable ongoing license fees and maintenance charges); and (III) be installed and integrated into the Empire environment by IBM at no additional charge to Empire; and

          (iv) with respect to IBM Service Delivery Tools, IBM shall assist Empire in identifying alternative Generally Available service delivery tools and assist Empire in procuring such licenses on commercially reasonable terms, the fees for which shall be at Empire's expense.

7.3  Third Party Software.

     (a)  Existing Third Party Applications Software.

          (i) With respect to the Third Party Applications Software licensed by Empire, including as identified in Schedules G-1 A, G-2 A and G-3 A and subject to IBM having obtained Required Consents for Third Party Software as provided in Section 6.6(a), Empire grants to IBM, solely to the extent necessary for performing the Services, the rights of Use of such Software that Empire has as of

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               the Effective Date or later obtains with respect to such
               Software. IBM (A) shall comply with the duties, including Use restrictions and those of nondisclosure, imposed on Empire by the licenses for such Software, and to the extent such duties are modified by the Required Consent for such Software, IBM will comply with the Required Consent as to the modified duties, and
               (B) shall not seek to modify or otherwise revoke such terms.

          (ii) Licenses for Existing Third Party Applications Software shall remain in the name of Empire, except as the Parties otherwise mutually agree. IBM shall be operationally and administratively responsible for such Software, and Empire shall be financially responsible for such Software. Except as otherwise requested or approved by Empire, IBM shall cease all Use of such Software upon expiration or termination of this Agreement.

     (b)  New Third Party Applications Software.

          (i) IBM will not introduce new Third Party Applications Software in providing the Services without Empire's prior written approval, which approval Empire may withhold in its sole discretion. IBM will install and maintain (and otherwise treat in the same manner as existing Third Party Applications Software) additional Third Party Applications Software that Empire may designate from time to time during the Term. Unless otherwise agreed in writing by the Parties, all licenses for new Third Party Applications Software shall be in Empire's name, and Empire shall grant to IBM, solely to the extent necessary for performing the Services, the rights of Use of such Software that Empire obtains with respect to such Software. IBM (A) shall comply with the duties, including Use restrictions and those of nondisclosure, imposed on Empire by the licenses for such Software, and to the extent such duties are modified by the Required Consent for such Software, IBM will comply with the Required Consent as to the modified duties, and (B) shall not seek to modify or otherwise revoke such terms.

          (ii) IBM shall be operationally and administratively responsible for new Third Party Applications Software, and Empire shall be financially responsible for such Software. Except as otherwise requested or approved by Empire, IBM shall cease all Use of such Software upon expiration or termination of this Agreement.

     (c) Existing Third Party Systems Software. Licenses for Existing Third Party Systems Software, including as identified in Schedules G-1 S, G-2 S and G-3 S, shall remain in the name of Empire, except as the Parties otherwise mutually agree. As of the Effective Date, subject to IBM having obtained Required Consents for such Software as provided in
          Section 6.6(a), Empire grants to IBM solely to the extent necessary for performing the Services, the rights of Use of such Software that Empire has as of the Effective Date or later obtains with respect to such Software. IBM (i) shall comply with the duties, including Use restrictions and those of nondisclosure, imposed on Empire by the licenses for such Software, and to the extent such duties are modified by the Required Consent for such Software, IBM will comply with the Required Consent as to the modified duties, and (ii) shall not seek to modify or otherwise revoke such terms. As of the Effective Date, IBM shall be (A) operationally and administratively responsible for all

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          Existing Third Party Systems Software, and (B) financially responsible for all Existing Third Party Systems Software, including, as necessary or appropriate to provide the Services, modifications, upgrades, enhancements, additions and replacements of Existing Third Party Systems Software and introduction of new Existing Third Party Systems Software (and modifications, upgrades, enhancements, additions and replacements thereof). Provided that Empire maintains legal responsibility for any Existing Third Party Systems Software upon expiration or termination of this Agreement, IBM shall cease all Use of such Software upon expiration or termination of this Agreement, except as otherwise requested or approved by Empire.

     (d)  New Third Party Systems Software.

          (i) IBM shall not introduce any Third Party Systems Software in providing the Services without Empire's prior approval, which approval Empire may withhold in its sole discretion.

          (ii) The following Section 7.3(d)(ii) is intended to supplement, and shall not alter the provisions of, Schedule C. IBM shall be responsible for identifying the need for new Third Party Systems Software, evaluating potential options for satisfying the need for new Third Party Systems Software, recommending alternative approaches at different price levels, if any, for satisfying such need, and implementing the approach selected by Empire. In identifying such need, IBM shall provide such information as required for Empire to make an informed decision as to whether to install new Third Party Systems Software, including information regarding the management, utilization and efficiency of then-existing Systems Software. If requested by Empire, IBM shall also recommend actions to decrease Empire's charges under Section
               3.3 of Schedule C. If (A) as a result of IBM's capacity planning obligations or other performance considerations (as provided in the Services Schedules and Schedule C) IBM recommends that Third Party Systems Software be purchased or upgraded, or (B) Empire requests that Third Party Systems Software be purchased or upgraded, IBM shall promptly provide to Empire a quote as to the cost for IBM to procure such Software from third party vendors, in accordance with Section 3.3(b)(viii) of Schedule C. The price for acquiring or licensing such new Third Party Systems Software shall also reflect the benefit of applicable volume purchasing discounts and other similar discounted purchasing arrangements with third party vendors available to IBM (to the extent that IBM has the necessary rights) or Empire. Upon receipt of the price quote from IBM, Empire may decide, in its sole discretion, whether: (1) to approve IBM's procurement of such Software; (2) to take no action; or (3) to purchase or license the Software itself.

          (iii) IBM shall be financially, operationally, and administratively responsible for new Third Party Systems Software -- including modifications, upgrades, enhancements, additions and replacements of Third Party Systems Software -- as necessary or appropriate to provide the Services.

          (iv) Unless otherwise agreed in writing by the Parties, all licenses for new Third Party Systems Software and all licenses for modifications, upgrades and enhancements (which shall not be introduced without Empire's prior written

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               approval, which approval Empire may withhold in its sole
               discretion) of Existing Third Party Systems Software shall be in Empire's name. To the extent Empire obtains such Software itself, the license shall be in Empire's name. With respect to any Third Party Systems Software newly licensed in the name of Empire, Empire grants to IBM, solely to the extent necessary for performing the Services, the rights of Use of such Software that Empire has with respect to such Software. IBM (A) shall comply with the duties, including Use restrictions and those of nondisclosure, imposed on Empire by the licenses for such Software, and to the extent such duties are modified by the Required Consent for such Software, IBM will comply with the Required Consent as to the modified duties, and (B) shall not seek to modify or otherwise revoke such terms. Except as otherwise requested or approved by Empire, IBM shall cease all Use of such Software upon expiration or termination of this Agreement.

     (e) With respect to Third Party Systems Software described in Sections 7.3(c) and 7.3(d), effective upon termination or expiration of this
          Agreement:

          (i) with respect to Generally Available Third Party Systems Software, IBM shall provide to Empire (and designees thereof for the sole purpose of providing services to Empire) licenses to each such Software on the same terms that IBM has with respect to such Software.

               (A) With respect to Generally Available Third Party Systems Software used by IBM to provide the Services, in the event of any Empire termination of this Agreement pursuant to Sections 15.4(d), 21.1(a), 21.1(b), 21.2, 21.4, 21.6 or
                    21.7, at Empire's option, if Empire chooses to acquire the licenses for any such Generally Available Third Party Systems Software, Empire shall pay the unamortized portion of the license fees for such Software over a standard straight line amortization period. With respect to such Generally Available Third Party Systems Software, in the event of any IBM termination of this Agreement pursuant to Sections 21.1(c) or 21.2, or any Empire termination of this Agreement pursuant to Section 21.3, Empire shall pay, and in the case of a termination pursuant to Section 21.3, such payment shall be Wind Down Costs pursuant to Section 21.3, the unamortized portion of the license fees for such Software over a standard straight-line amortization period.

               (B) With respect to any refresh or acquisition of such Generally Available Third Party Systems Software during the Term that would result in IBM amortizing such Software during any period of time after expiration of the Agreement: (I) prior to undertaking such refresh or acquisition, IBM shall provide notice to Empire of the fact that the refresh or acquisition may result in Empire being responsible for the unamortized portion of the license fees at the expiration of the Agreement in accordance with this Section 7.3(e)(i)(B), including the cost of such Software and the proposed amortization period; (II) the Parties will discuss such matter and seek to mutually agree as to how to approach such refresh or acquisition, which could include agreement to a shorter amortization period, at Empire or IBM's cost; agreement that either IBM or Empire

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                    will be responsible for amortization costs after expiration of the Agreement; or agreement not to proceed with the refresh or acquisition; (III) in the event that the Parties are unable to reach agreement under item (II), then Empire shall have the right to direct IBM not to complete the refresh or acquisition; and (IV) in the event that the Parties agree not to proceed with any scheduled refresh or Empire directs that there be no refresh, IBM's charges shall be equitably reduced to reflect the fact that the refresh was not completed (since such refresh is as of the Effective Date included within the charges set forth in Schedule C). As payment for the unamortized portion of the license fees (amortized over a standard amortization period and not back-end loaded) with respect to which IBM has followed the foregoing process and with respect to. which Empire has agreed under item (II) above to proceed with the refresh or acquisition, then upon expiration of the Agreement, Empire shall pay the unamortized portion of the Software, provided that such amount shall be equitably reduced if the original Term of the Agreement is extended pursuant to Section 4.2 or Empire requests IBM to continue to provide Services after the effective date of expiration pursuant to Section 21.9. This Section 7.3(e)(i)(B) applies to expiration of the Agreement and not termination of the Agreement.

               (C) Notwithstanding the foregoing in this Section 7.3(e)(i), with respect to Generally Available Third Party Systems Software that IBM utilizes under an agreement which IBM utilizes to provide services to multiple customers, IBM shall procure for Empire, to be effective upon termination or expiration of this Agreement, a license to each such Software on commercially reasonable terms, at Empire's expense; and

          (ii) with respect to non-Generally Available Third Party Systems Software, IBM shall either:

               (A) prior to the introduction of such Software in providing the Services during the Term, IBM shall comply with the following:

                    (I) IBM shall obtain the right to grant to Empire (or Empire's designee): (1) perpetual, irrevocable, worldwide, fully paid-up, nonexclusive license to Use such Software, at no additional cost to Empire, at the expiration or termination of this Agreement, and (2) the right for Empire to continue to receive maintenance for such Software after the expiration or termination of this Agreement; and

                    (II) IBM shall determine whether the vendor for such
                         non-Generally Available Third Party Systems Software will (1) grant such rights as set forth in Section 7.3(e)(ii)(A)(I) in favor of Empire; (2) grant such rights in favor of Empire but only if a fee is paid to such third party vendor; or (3) not grant such rights in favor of Empire. In the event of the occurrence of item (2) or (3) in the previous sentence, IBM shall notify Empire in writing of its

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                         inability to obtain such license for Empire and of
                         available alternative licensing terms, and of the cost and viability of any other software that can perform the requisite functions and with respect to which IBM has the ability to obtain such a license at no additional cost to Empire or for a lower cost than the proposed solution. Such notice shall contain the proposed third party vendor's then current terms and conditions (as provided by such vendor to IBM), if any, for making the software available to Empire after the applicable termination or expiration effective date. With Empire's prior approval only (which Empire may withhold in its sole discretion), IBM may introduce such Software, for use in providing the Services. If IBM uses any non-Generally Available Third Party Systems Software to provide the Services without first complying with the foregoing in this Section 7.3(e)(ii)(A)(II), IBM shall be responsible for (x) procuring the rights required by Section 7.3(e)(ii)(A)(I); or (y) providing to Empire substitute software that is Generally Available Software and has the rights required by Section 7.3(e)(ii)(B) below (such compliance as determined by Empire in its discretion). IBM shall be financially responsible for all costs and charges incurred in connection with such efforts as provided in the previous sentence. Upon any termination/expiration of this Agreement, if any payment of fees is necessary to obtain from a third party vendor such rights required by Section 7.3(e)(ii)(A)(I), then Empire shall be responsible for such fees if IBM received Empire's advance written approval to be responsible for such fees before IBM introduced such non-Generally Available Third Party Systems Software, and IBM shall be responsible for such fees, if IBM did not receive Empire's advance written approval to be responsible for such fees before IBM introduced such non-Generally Available Third Party Systems Software; or

               (B) provide a license to substitute software that is Generally Available Software, provided that such software shall: (I) provide substantially the same functionality and performance as the non-Generally Available Third Party Systems Software it would replace; (II) be at no additional charge to Empire (except for applicable ongoing license fees and maintenance charges); and (III) be installed and integrated into the Empire environment by IBM at no additional charge to Empire.

7.4  Rights in Newly Developed Software and Other Materials.

     (a) Newly Developed Software Under Other Agreements. The Parties' respective rights and responsibilities with respect to software developed during the Term under the Licensing and Joint Development Agreement are set forth in the Licensing and Joint Development Agreement.

     (b)  Newly Developed Software.

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          (i)  Software developed pursuant to this Agreement by IBM (alone or jointly with others) shall consist of the following: (A) modifications to, or upgrades or enhancements (derivative works) of, Empire Software; (B) modifications to, or enhancements (derivative works) of, Third Party Software licensed to Empire;
               (C) modifications to, or enhancements (derivative works) of, Third Party Software licensed to IBM and developed under Schedules A-1 or A-5; and (D) new software which is not a modification to, or upgrade or enhancement (derivative work) of, Empire Software or IBM Software and which is developed under Schedules A-1 or A-5 (the foregoing, collectively, "Developed Empire Software"). Empire shall own and shall have all rights, title and interest (limited to the extent permitted by the terms of any governing Third Party Software licenses with respect to item (B) above) in and to Developed Empire Software and all copies made from them; provided that: (1) patents reading on such Developed Empire Software shall be jointly owned (as provided in and limited by Section 7.5(a) below), and (2) Empire shall own all copyrights and other intellectual property rights relating to such.

          (ii) The Parties acknowledge and agree that either Party may request that certain of the Development described in Schedule A-5 be performed pursuant to a Joint Development Addendum under the Licensing and Joint Development Agreement. If Empire agrees, the Parties shall enter into a Joint Development Addendum covering such development, and the intellectual property rights and licenses shall be as specified in Section 9.3 of the Joint Development Agreement. The charges paid by Empire pursuant to such Joint Development Addendum shall count towards Empire's obligation to purchase $30 million of Systems Integration (as specified in Section 4.1 of Schedule C), or to purchase $65 million of Services (as specified in Section 4.2 of Schedule C), as applicable.

     (c) Non-Software Materials. With respect to literary works or works of authorship (other than software) generated under this Agreement by IBM such as manuals, training materials and other materials containing IBM's technical or operational procedures, including the Procedures Manual and the Change Control Procedure ("Non-Software Materials"), the following shall apply: IBM and its Affiliates shall retain ownership of the Procedures Manual and pre-existing materials included in the Non-Software Materials and owned by IBM or its Affiliates prior to such use ("IBM Non-Software Materials"). IBM grants to Empire a perpetual, irrevocable, worldwide, fully paid up, non-exclusive license to use, copy, maintain, modify, enhance, distribute and create derivative works of IBM Non-Software Materials. Empire shall own the remainder of the Non-Software Materials ("Empire Non-Software Materials").

     (d)  Works Made for Hire.

          (i) Developed Empire Software and Empire Non-Software Materials shall be deemed "works made for hire." To the extent any of the Developed Empire Software or Empire Non-Software Materials are not deemed "works made for hire" by operation of law, IBM hereby irrevocably assigns, transfers and conveys to Empire without further consideration all of its right, title and interest in such Developed Empire Software or Empire Non-Software Materials,

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               including all rights of copyright, trade secret or other
               proprietary rights in such materials, and patent rights subject to IBM's joint ownership of certain patent rights as described in the last sentence of Section 7.4(b)(i). IBM agrees to execute any documents or take any other actions as may reasonably be necessary, or as Empire may reasonably request, to perfect Empire's ownership of any such Developed Empire Software or Empire Non-Software Materials; should the law award ownership of any intellectual property right mentioned or unmentioned above to IBM or any IBM Personnel, agent or contractor, IBM shall take whatever steps are necessary to accomplish the intent of this
               Section 7.4(d).

          (ii) With respect to inventions discovered or developed by IBM or any IBM Personnel, agent or contractor, in the course of the performance of duties under this Agreement which are subject to joint ownership as described in the last sentence of Section 7.4(b)(i), (each an "Invention"), IBM will disclose to Empire in writing any and all patent applications it files with respect to any such Invention. Moreover, IBM shall disclose to Empire in writing any Invention for which it chooses not to file a patent application, in order that Empire can determine whether to file a patent application for such Invention.

     (e) With respect to this Section 7.4, Empire Software shall specifically exclude the Portal Toolkits and Framework Software, the rights to which software are set forth in the Licensing and Joint Development Agreement.

7.5  Patent Applications and Patent Infringement Claims.

     (a) With respect to any patents which the Parties have agreed, pursuant to this Agreement, shall be jointly owned (as described in the last sentence of Section 7.4(b)(i)), the following shall apply: if IBM chooses to file a patent application with respect to any Invention, IBM shall be solely responsible for the expense of the patent application. With respect to all such patent applications filed by IBM with respect to Inventions, each Party shall own an undivided joint ownership interest in any patent issued in respect of any such Invention (including, but not limited to, the right to use and license), without a right of accounting to, or consent of, the other Party. IBM shall control prosecution of the Patent. Each Party shall provide the other Party all reasonable assistance in connection with the preparation or prosecution of any patent application filed by the other Party and shall cause to be executed all assignments and other instruments and documents as the other Party may consider necessary or appropriate to carry out the intent of this Section 7.5(a).

     (b) If IBM chooses not to file a patent application with respect to any Invention, then (in addition to IBM's responsibility under the second sentence of Section 7.4(d)(ii)):

          (i) upon notice from Empire to IBM that Empire may desire to apply for a patent or other form of protection for intellectual property rights for an Invention developed under the Agreement, IBM shall (A) keep and provide to Empire journals, logs, and other records sufficient for patent application purposes; (B) provide to Empire all such materials described in item (A) that pre-date Empire's notice to IBM of Empire's intent to file for a patent that are in IBM's

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               possession or are reasonably obtainable by IBM; and (C) upon reasonable request from Empire, have IBM employees and subcontractors meet with Empire and its counsel for the purpose of Empire's applying for and obtaining of such patent or other form of protection for intellectual property rights; and

          (ii) if Empire chooses to file a patent application with respect to any such Invention, Empire shall be solely responsible for the expense of the patent application, and Empire shall solely own any patent issued in respect of such Invention.

     (c) IBM shall not (and shall cause its Affiliates not to) assert against Empire or any of its Affiliates any claim that any Empire Software developed under this Agreement by IBM (or its Affiliates and subcontractors) and as delivered by IBM infringes upon any patent owned or exclusively licensed to IBM or such Affiliate. This obligation shall survive termination or expiration of this Agreement.

     (d) With respect to this Section 7.5, Empire Software shall specifically exclude the Portal Toolkits and Framework Software, the rights to which software are set forth in the Licensing and Joint Development Agreement.

7.6  Residual Knowledge.

     Either Party shall be free to use Residuals for any purpose, including use in the development, manufacturing, marketing and maintenance of its products and services, provided that such use does not infringe any valid patents or published or unpublished patent applications (including provisional applications), registered designs or copyrights of the other Party or third parties who have licensed or provided materials to the other Party. Notwithstanding the foregoing, this paragraph does not give a Party the right to use or disclose any Confidential Information consisting of:

     (a)  financial, statistical or personnel data of the other Party;

     (b) the business plans of the other Party including, in the case of Empire, healthcare insurance products, services and ancillary services;

     (c)  Empire customer information;

     (d)  proprietary information of third parties made available to IBM;

     (e) information that could reasonably be deemed to be uniquely developed for Empire that yields competitive advantage in the healthcare industry, except where such information is required to develop, implement or operate those elements of the Payor Services Offering (as defined in the Licensing and Joint Development Agreement) for which Revenue Sharing (as defined in the Licensing and Joint Development Agreement) is applicable;

     (f)  healthcare provider information;

     (g)  Protected Health Information; or

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     (h)  in the case where such Party is IBM, any J2EE compliant e-business architecture substantially similar to the J2EE compliant e-business architecture developed by Empire (or by a third party for Empire). For the purposes of clarification, an e-business architecture that is substantially similar to the e-business architecture developed by Empire shall mean an architecture that includes substantially similar methods, functions or design approaches to those incorporated into Empire's architecture, including Empire's software infrastructure topology, the application framework models, Empire's internal framework software implementation, real-time experience (web perspective) while batch mode processing, Empire's system and methodologies for achieving real-time claims processing, Empire's systems and methods of augmenting legacy data with XML, and all software development models as defined by the UML guidelines of software engineering. This Section 7.6(h) does not apply to non-unique implementations of the J2EE specification.

     Except for the license rights contained in this Article 7, neither this Agreement nor any disclosure made hereunder grants any license to either Party under any intellectual property rights of the other Party. The preceding sentence is not intended to diminish any rights available under this Section 7.6. This Section 7.6 shall survive termination/expiration of this Agreement.

7.7  Export.

     The Parties acknowledge that certain Software and technical data to be provided hereunder and certain transactions hereunder may be subject to export controls under the laws and regulations of the United States and other countries. Neither Party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations. To the extent within IBM's control, IBM shall be responsible for, and shall coordinate and oversee, compliance with such export laws in respect of such items exported or imported hereunder.

8.   FACILITIES

8.1  General.

     (a) Subject to and pursuant to the Migration Plan, IBM shall perform the Services for Empire at the locations specified in this Agreement or at another mutually agreed location or locations as further specified below.

          (i) IBM will deliver the Services from the Empire Facilities from which the Services are being provided as of the Effective Date, the IBM data center in Southbury, Connecticut (for remote operations) and Empire's Brooklyn, New York facility (Metrotech) in accordance with Empire's Metrotech relocation plan, except as follows: (A) the Help Desk Services will be provided from an IBM facility in Toronto, Canada; and (B) a portion of the Modernization Services and the Core Applications Services will be provided from the IBM facilities in Bangalore, India described in
               Section 8.3(a). The Parties acknowledge that their intent, at the time of the Effective Date, is to maximize the use of the IBM staff in Bangalore, India for performance of the Modernization Services.

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          (ii) IBM shall provide Data Center Services from the Staten Island
               Data Center for not less than twenty-four (24) months, unless otherwise mutually agreed, after which time IBM may provide the Data Center Services from a different facility, provided that IBM obtains Empire's prior written approval.

          (iii) IBM shall include in any proposal to relocate a site from which IBM delivers the Services, an assessment of whether such relocation will affect the taxes assessed on Empire's receipt of the Services.

     (b) Any IBM-proposed relocation of the facilities from which any of the Managed Operations Services are provided is subject to the following:

          (i) no less than 180 days before the proposed relocation, IBM shall provide notice of the proposed relocation and an analysis of the proposed impact to Empire;

          (ii) IBM shall develop a migration plan reasonably acceptable to Empire which is designed to minimize disruptions or degradation in Service to Empire during the migration period;

          (iii) IBM acknowledges that Empire's reasonable concerns with respect to the security, staffing, physical capabilities, and related factors of the new facility shall be a sufficient basis for Empire to withhold approval of such relocation;

          (iv) IBM shall assume financial responsibility for any of its transition costs, unless otherwise agreed by the Parties;

          (v) IBM shall assume financial responsibility for Empire's increased operational costs and expenses incurred by Empire as a result of the relocation; provided that such costs and expenses are specified and mutually agreed in writing; and

          (vi) IBM acknowledges that Empire's reasonable concerns with respect to any proposed equitable adjustments to this Agreement relating to the relocation shall be a sufficient basis for Empire to withhold approval of such relocation.

     (c) Any Empire-proposed relocation of facilities from which IBM delivers the Services may be subject to a mutually agreed equitable adjustment of the affected portions of this Agreement. Notwithstanding the foregoing sentence, there will be no equitable adjustment for the relocation to the Metrotech facility, provided, however, that Empire will be responsible for performing, at its expense, such relocation.

     (d) If Empire reasonably requests the right to install telecommunications equipment in IBM facilities from which the Services are being provided, IBM shall cooperate and provide space to Empire for such telecommunications equipment, and shall provide Empire access to such facilities in order to maintain such equipment, provided that the installation, maintenance and operation of the telecommunications equipment is performed in accordance with any applicable IBM procedures.

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8.2  Staten Island Data Center.

     (a) The Parties shall negotiate and, within thirty (30) days after the Effective Date, shall execute an agreement containing commercially reasonable terms, and having a term of ten (10) years with appropriate agreed-upon adjustments relating to the Term, pursuant to which Empire shall sublet to IBM Empire's Staten Island Data Center space (the "Staten Island Data Center Sublease"). In the event that the Parties fail to execute the Staten Island Data Center Sublease within such thirty (30) day period, then, either Party may initiate the informal dispute resolution procedure specified in Section 20.1.

     (b)  With respect to any IBM termination of this Agreement pursuant to
          Section 21.1(c) or 21.2 or Empire termination of this Agreement pursuant to Section 21.3, 21.4, or 21.5 IBM shall have the option, for ninety (90) days after the non-terminating Party's receipt of such notice of termination, to terminate the Staten Island Data Center Sublease, with such termination to be effective no less than four (4) months and no more than nine (9) months after the date of such notice of termination, subject to Empire's right to receive Termination/Expiration Assistance pursuant Section 21.10. With respect to any Empire notice of termination of this Agreement pursuant to
          Section 15.4(d), 21.1(a), 21.1(b), 21.2, 21.6 or 21.7, Empire shall have the option, for ninety (90) days after IBM's receipt of such notice of termination, to terminate the Staten Island Data Center Sublease, with such termination to be effective no less than four (4) months and no more than nine (9) months after the date of such notice of termination, subject to Empire's right to receive Termination/Expiration Assistance pursuant Section 21.10. In the event that either Party terminates the Agreement pursuant to the previous two sentences, but the Party with the option to terminate the Staten Island Data Center Sublease chooses not to terminate the sublease, then at Empire's option, the following shall apply: (i) the Parties shall amend the Staten Island Data Center Sublease to further sublease back to Empire such data center space in the Staten Island Data Center as Empire identifies, if any (the "New Sublease"); (ii) the New Sublease shall be on the same terms and conditions as the original Staten Island Data Center Sublease; and (iii) charges to Empire shall be based on the proportionate share of the space being leased to Empire as compared to the entire premises, using the same rent as in the Staten Island Data Center Sublease, and there shall be no mark-up of such charges.

     (c) Upon Empire's request, IBM shall use Commercially Reasonable Efforts (but not including payment of fees) to assist Empire in obtaining the consent of Prime Sublandlord and Prime Landlord (both as to be defined in the Staten Island Data Center Sublease) to the Staten Island Data Center Sublease, and will cooperate with Empire in this regard. Without limiting the generality of the foregoing sentence, it is specifically agreed that, concurrently with the execution of this Agreement and to the extent required to obtain the consent of Prime Sublandlord and Prime Landlord, IBM shall deliver to Empire (i) a certified income statement, and (ii) a written authorization to perform a credit check on IBM. Such items (and the resulting credit check) as described in items (i)-(ii) may be delivered by Empire to Prime Sublandlord and/or Prime Landlord.

     (d) If IBM has not relocated Empire out of the Staten Island Data Center on or before the date that is thirty-six (36) months after the Effective Date, IBM agrees to make improvements to the Staten Island Data Center space necessary to allow such space to support additional commercial customers, and consisting of a minimum investment of

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          $7.75 million, of which Empire shall be responsible for its proportionate share upon Empire approval of such improvements, all as described in Schedule C.

     (e) If the Data Center Services are relocated from the Staten Island Data Center to another location during the Term, IBM shall pay to Empire, prior to relocating Empire out of the Staten Island Data Center, an amount equal to what would have been the unamortized cost of the leasehold improvements paid for by Empire pursuant to Section 8.2(d) above and Schedule C, as if such cost was being charged to Empire over the remaining term of this Agreement.

     (f) IBM shall cooperate and work with the lessor of the Staten Island Data Center, Merrill Lynch, as necessary to provide the Services.

     (g) In the event that IBM materially breaches the Staten Island Data Center Sublease, subject to any cure provisions set forth in the Staten Island Data Center Sublease, Empire shall have the right to terminate, at no cost, the Data Center Services.

8.3  IBM Facility in India.

     (a) IBM shall be responsible for providing the facility located at: IBM Global Services Pvt. Limited, Subramanya Arcade, Bannerugetta Road, Bangalore, India, from which IBM shall provide Core Applications Services. The space in such facility from which Services will be provided for Empire shall be contiguous, or otherwise as approved by Empire. Up to the demarcation points specified in Section 2.1(w) of the Telecommunications Connectivity Services Schedule, such facility shall comply with the India Facility Specifications, attached hereto as Schedule S. IBM shall provide the facility in time so that the Core Applications Services may be transitioned to India in accordance with the Migration Plan, attached as Schedule H. IBM shall provide space in the facility, at no charge to Empire, for Empire employees and consultants, as requested by Empire. IBM shall also provide the items described in Section 8.5(b) which Empire is providing with respect to the Empire Facilities.

     (b) In the event that IBM establishes, in its discretion, an e-health utility facility in Bangalore, India (the "e-Health Utility Facility"), then Empire shall have the option to have its Services provided from such facility.

8.4  Disaster Recovery Sites.

     If an IBM facility from which Services are provided (or prior to the completion of the Migration to India, will be provided) becomes unavailable (and subject to the applicable disaster recovery provisions of this Agreement) and a temporary facility is required in order to provide the Services, the Parties agree that:

     (a) if the unavailable IBM facility is located in the United States, the temporary facility shall be located in the United States;

     (b) if the unavailable IBM facility is located in Canada, the temporary facility shall be located in the United States or Canada;

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     (c)  if the unavailable IBM facility is located outside of the United
          States or Canada, the temporary facility may be located as IBM elects, subject to the other applicable provisions of the Agreement;

     (d) regardless of the location of the temporary IBM facility, the charges payable by Empire for Services provided from the temporary IBM facility shall be at the same rate as if such Services were being provided prior to the disaster event at the originally planned facility (i.e., as if such Services were being provided from the now-unavailable IBM facility); and

     (e) Services shall be provided from the temporary IBM facility only for such time as the recovery requires and until the original IBM facility can be rendered fit for providing the Services.

     If the original IBM facility is permanently unavailable, a permanent site shall be reasonably proposed by IBM and subject to Empire's approval, including that Empire can require, at Empire's option, that the limitations in items (a)-(d) above apply.

8.5  Empire Obligations.

     (a) Subject to Section 8.6, Empire will provide to IBM, and IBM shall utilize in providing the Services, the Empire Facilities from which Empire provided services similar to the Services prior to the Effective Date, or comparable facilities designated by Empire. IBM shall be responsible for providing the other facilities and support it needs to provide the Services. Empire will retain the costs of applicable facilities leases and related leasehold improvements with respect to the Empire Facilities. For those Empire Facilities that are leased facilities, IBM shall comply with the applicable leases, as directed by Empire.

     (b) Empire will provide IBM at no charge with the use of space at the Empire Facilities as used by Empire prior to the Effective Date to provide the Services. This includes heat, light, power, air conditioning, uninterruptible power supply (if any), and other similar utilities, office space, furniture, secure storage space and equipment staging facilities, telephone service in support of the Services, office support services (including security and janitorial), and coordination of Empire Facility access security requirements to be used by IBM in support of the Services. Empire will provide IBM with the same or similar access to Empire's workplace services, such as parking and cafeteria facilities, if any, as Empire provides to its employees. These requirements will be reduced consistent with the staffing plan and Migration Plan reductions as those activities are completed. Except as provided in this Agreement, Empire shall have no responsibilities to IBM with respect to the Empire Facilities.

     (c) Each Transitioned Employee (and his or her immediate replacement) will use the workstation, if any, that such Transitioned Employee utilized immediately prior to the Effective Date, and IBM will provide technical support for such workstations, until the end of the applicable lease. Until the expiration of the applicable lease, maintenance for such workstations shall be provided under the terms of the applicable lease. At the expiration of the applicable lease, IBM will return to Empire and IBM will replace such workstations at its expense, and IBM shall provide associated support and maintenance for such replaced workstations.

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     (d)  Empire will inform IBM of any plans or determination to relocate the
          Empire Facilities so that IBM will have a reasonable amount of time to prepare for and implement such change or relocation as it impacts IBM.

8.6  IBM Obligations.

     (a) IBM shall use the Empire Facilities for the sole and exclusive purposes of providing the Services under this Agreement. The use of Empire Facilities by IBM does not constitute a leasehold or other property interest in favor of IBM.

     (b) IBM shall use the Empire Facilities in a manner that is coordinated, and does not interfere, with Empire's business operations. To the extent that IBM operates the space in a manner that materially and unnecessarily increases facility or other costs incurred by Empire, Empire shall notify IBM of such costs and IBM shall take such steps as may be necessary to reduce such facility costs to a level reasonably acceptable to Empire. IBM shall be responsible for any damage to the Empire Facilities resulting from the abuse, misuse, or negligence of IBM or other failure to comply with its obligations respecting the Empire Facilities, and Empire shall have the right to set off the reasonable and actual cost of repairing any such damage against charges payable to IBM under this Agreement, in accordance with
          Section 14.6.

     (c) IBM shall keep the Empire Facilities in good order, not commit or permit IBM personnel to commit waste or damage to Empire Facilities or use Empire Facilities for any unlawful purpose or act, and shall comply with Empire's standard policies and procedures and with applicable leases as these are made available to IBM regarding access to and use of the Empire Facilities, including procedures for the physical security of the Empire Facilities.

     (d) IBM shall not make improvements or changes to the Empire Facilities without Empire's prior written approval. Any improvements to the Empire Facilities will become the property of Empire.

     (e) When the Empire Facilities are no longer required for performance of the Services, IBM shall restore the Empire Facilities to substantially the same condition as when IBM began use of them in the case of (i) damage caused by IBM or its agents (subject to reasonable wear and tear); and (ii) unauthorized changes to the Facilities.

8.7  Migration.

     (a) During the period beginning on the Effective Date and in accordance with the dates set forth in the Migration Plan, as described below, IBM shall plan, prepare for, conduct and complete the migration and transition of the data center, core applications and help desk operations (the "Migration"). IBM's responsibilities with respect to the Migration, as set forth in this Section 8.7, are referred to as the "Migration Services." Such Migration Services include:

          (i) establishing communications lines and network connections on IBM's side of the demarcation points provided in Section 2.1(w) of the Telecommunications Connectivity Schedule and as required for IBM to access its own internal

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               systems and facilities, and providing Equipment, Software, tapes, records and supplies, as made necessary by the Migration;

          (ii) maintaining without unplanned disruption the Services and not otherwise unnecessarily disrupting Empire's business operations;

          (iii) paying all costs associated with the Migration, including in-scope communications lines costs (both installation and ongoing); and

          (iv) otherwise performing such migration tasks as are necessary to enable IBM to provide the Services, including following the Migration.

     (b) IBM will designate an individual who will be authorized to act as Empire's primary contact with respect to the Migration (the "IBM Migration Manager"). IBM will further designate an individual for Data Center, Help Desk and Core Applications who will manage the Migration for such Services (each a "Tower Migration Manager"). IBM will not remove the individuals serving as the IBM Migration Manager and the Tower Migration Managers during such period of time from the Effective Date through the completion of the Migration, unless any such individual (i) voluntarily leaves IBM; (ii) is removed because of performance reasons; or (iii) is physically unable to perform the tasks required (e.g., because of sickness or accident).

     (c) The Migration shall be conducted in accordance with the SMI Process (as defined in Schedule A-1) and with a written plan (the "Migration Plan") which shall include:

          (i)  a description of the Services being migrated;

          (ii) a description of the methods and procedures, personnel (including skill sets and allocation) and organization IBM will use to perform the Migration;

          (iii) a schedule of Migration activities, including a project plan from beginning until production cutover, including milestones, risks and risk management plans;

          (iv) personnel information, such as years worked and years with information technology experience and other relevant qualifications, for the IBM Migration Manager and the Tower Migration Managers and other key employees, as reasonably specified by Empire;

          (v) a detailed description of the respective roles and responsibilities of Empire and IBM;

          (vi) such other information and planning as are necessary to ensure that the Migration takes place on schedule and without unplanned disruption to Empire operations; and

          (vii) a process by which Empire may require IBM to stop proceeding with all or any part of the Migration if Empire determines in good faith that such Migration, or any part of such Migration, poses a material risk or hazard to Empire's business interests.

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     (d)  The draft of the Migration Plan as of the Effective Date is attached to this Agreement as Schedule H. IBM shall be responsible for revising and finalizing the Migration Plan, provided that: (i) IBM shall cooperate and work closely with Empire in making changes to the Migration Plan; and (ii) any changes to the Migration Plan and subsequent versions of the Migration Plan shall be subject to mutual written agreement by the Parties.

     (e) Except (i) with Empire's prior written consent, or (ii) if necessary in the event of an emergency such that it would be impractical for IBM to obtain such prior written consent (and solely for so long as the emergency continues), IBM shall perform the Migration in accordance with the Migration Plan and the Change Control Procedure. Empire shall cooperate and provide reasonable assistance with respect to the Migration as specified in the Migration Plan or as otherwise requested reasonably in advance by IBM.

     (f) During the Migration, the Tower Migration Managers shall report weekly to IBM and Empire regarding the status of the Migration.

     (g) No functionality of the Services being migrated shall be disabled until the new location has capabilities as required to provide the Services.

     (h) Implementation of a Critical Milestone in the Migration Plan which constitutes a transfer of responsibility to IBM shall be subject to Empire's written approval.

     (i) If the Migration is not completed on or before the dates set forth in each Migration Plan (the "Migration Completion Dates"), then to the extent that such failure is due to the fault of IBM or its subcontractors, IBM shall continue to take any and all actions, at IBM's expense, necessary to cause the Services to be provided to Empire until such time as the incomplete portion of the Migration is complete and IBM is able to provide the Services to Empire.

9.   PERFORMANCE STANDARDS

9.1  General.

     IBM shall perform the Services at least at the same level and with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and efficiency as was provided prior to the Effective Date by or for Empire. Quantitative performance standards for certain of the Services ("Service Levels") are set forth in Schedule B. At all times IBM's level of performance shall be at least equal to the Service Levels.

9.2  Failure to Perform.

     (a) In the event of an Equipment or Software failure, or if IBM fails to meet a Performance Standard, IBM shall (i) investigate, assemble and preserve pertinent information with respect to, and report on the causes of, the problem, including performing a root cause analysis of the problem; (ii) advise Empire, as and to the extent requested by Empire, of the status of remedial efforts being undertaken with respect to such problem; (iii) minimize the impact of the problem, use Commercially Reasonable Efforts to correct the problem, and begin meeting the Performance Standard (if impacted); and (iv) take appropriate preventive measures so that the problem does not recur. As part of such

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          efforts, the staff of the various technical disciplines at IBM shall work in a collaborative environment (including within reliability meetings and by coordinating with Empire): (A) to identify offending system(s) contributing to such failures or outages, and (B) to determine the singular point of failure and reason for that failure.

     (b) IBM recognizes that its failure to meet Critical Service Levels (as set forth in Schedule B) may have a material adverse impact on the business and operations of Empire and that the damage from IBM's failure to meet a Critical Service Level is not susceptible of precise determination. Accordingly, in the event that IBM fails to meet any Critical Service Level for reasons other than the actions or omissions of Empire or circumstances that constitute force majeure under this Agreement, then in addition to any non-monetary remedies available to Empire under this Agreement, at law or in equity, Empire may elect in lieu of pursuing other monetary remedies to recover as its sole and exclusive monetary remedy for such failure to meet Critical Service Levels the Service Level Credits specified in Schedule B as liquidated damages. Empire may, in the alternative, elect to make a claim for damages against IBM with respect to such failure, provided that:

          (i) Empire notifies IBM within eighteen (18) months from the date that Empire received the invoice reflecting the Service Level Credit(s) that are related to the failure upon which such claim will be or is based. This Section 9.2(b) shall not limit Empire's rights with respect to the events upon which Empire may rely as a basis for Empire's termination of this Agreement for cause.

          (ii) In the event Empire so notifies IBM, Empire shall refund to IBM the Service Level Credits(s) associated with IBM's failure to meet Service Level(s) upon which Empire's claim will be or is based. In the event Empire makes such an election pursuant to the previous item (i) and Empire reimburses IBM for such Service Level Credit(s), the Service Level Credits paid previously by IBM for the period covered by the refunded Service Level Credits shall be recalculated, as if the refunded Service Level(s) was/were never missed (e.g., if the total Service Levels Credits paid by IBM in any month during such period exceeded the Amount at Risk (as defined in Schedule B), then such Service Level Credits shall be recalculated, and Service Level Credits that previously exceeded the Amount at Risk that, after the foregoing recalculation, fall within the Amount at Risk shall be paid by IBM to Empire).

          (iii) Empire shall not be required to reimburse IBM for the Service Level Credit(s) as described above in item (ii), if and while the Parties are attempting to resolve the issue in accordance with
               Section 20.1; instead, Empire shall only be required to reimburse such Service Level Credit(s) if Empire elects to make a formal claim for damages in a court of law.

     (c) In the event that any IBM Service failure under this Agreement results in Empire being assessed a performance guarantee penalty to Empire's customer, IBM ("Customer"), under Empire's customer agreement with such Customer, then IBM shall be responsible for the full amount of such performance guarantee penalty to be paid to such Customer.

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9.3  Periodic Reviews.

     At least annually Empire and IBM, as more fully described in Schedule B, shall review the Service Levels and shall make appropriate adjustments to them at least annually, as mutually agreed, to reflect improved performance capabilities associated with advances in the technology and methods used to perform the Services. The Parties expect and understand that the Service Levels will be improved over time.

9.4  Measurement and Monitoring Tools.

     Initially, IBM shall have access to and use measurement and monitoring tools as utilized and implemented by Empire immediately prior to the Effective Date. IBM shall implement and utilize the necessary measurement and monitoring tools and procedures required to measure and report IBM's performance of the Services against the Service Levels as specified in Schedule B. Empire shall have the right to approve such measurement and monitoring tools and procedures prior to implementation by IBM. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels, and shall be subject to audit by Empire. IBM shall provide Empire with information and access to such tools and procedures upon request, for purposes of verification. IBM shall implement, and maintain software currency for (to a currency of n-1, as defined in Attachment A2-B to Schedule A-2), the agreed to modules of the Tivoli software, in accordance with the Help Desk Migration Plan and Section 3.1(h) of the Help Desk Services Schedule, as its tool to track and provide notification with respect to Equipment and Software failures.

9.5  Customer Survey.

     IBM and Empire shall conduct a survey each year of the Empire user community that is designed to determine the level of user satisfaction. IBM and Empire will mutually agree on the form and content of the surveys, which shall include representative samples of each major category of user within Empire and an agreed upon number of in-depth face-to-face or telephone interviews. The Parties will jointly review the results of the surveys, and in those areas where users are dissatisfied, IBM will develop and implement a plan to improve user satisfaction. Empire's satisfaction shall be an element of IBM employees' personal measurements and a key factor in determining business unit success. Such factors shall comprise a significant percentage of the variable incentive compensation pay of each individual holding a Key IBM Position, including as set forth in Section 5.1(a)(ii).

10.  PROJECT AND CONTRACT MANAGEMENT

10.1 Governance Board.

     The Parties shall form a governance board to facilitate communications between them (the "Governance Board"). The Governance Board shall be composed of senior management of both Empire and IBM, and such other persons as may be mutually agreed by the Parties. The Governance Board shall provide general oversight and guidance to the Parties, including serving as the arbiter with respect to issues arising during and from meetings, committees, and work groups formed by the Parties (e.g., change request, reliability).

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10.2 Reports and Meetings.

     (a)  Reports.

          (1) As of the Effective Date, IBM shall provide Empire the periodic reports set forth in Schedule K, and within thirty (30) days after the Effective Date, the Parties shall determine (as discussed below) additional periodic reports to be issued by IBM to Empire. Such reports shall (i) be no less comprehensive than the internal reporting of Empire prior to the Effective Date; and
               (ii) be issued at the frequency reasonably requested by Empire. All Empire reports which were web-enabled by Empire prior to the Effective Date shall be web-enabled by IBM, and IBM shall provide Empire access to such information as of the Effective Date. As one such report, IBM shall provide a monthly performance report, which shall be delivered to Empire within fifteen (15) days after the end of each month, describing IBM's performance of the Services in the preceding month (the "Monthly Performance Report"). Such Report shall:

               (A) separately address IBM's performance in each area of the Services;

               (B) for each area of the Services, assess the degree to which IBM has attained or failed to attain the pertinent objectives in that area, including with respect to the Service Levels;

               (C) explain deviations from the Performance Standards and include a plan for corrective action where appropriate;

               (D) describe the status of problem resolution efforts, ongoing projects, and other initiatives, and the status of IBM's performance with respect to change requests;

               (E) set forth a record of the material Equipment, Software and personnel changes that pertain to the Services and describe planned changes during the upcoming month that may affect the Services;

               (F) set forth the utilization of resources for the month and report on utilization trends and statistics; and

               (G) include such documentation and other information as Empire may reasonably request to verify compliance with, and meeting the objectives of, this Agreement.

          (ii) Within thirty (30) days after the Effective Date, the Parties shall determine additional periodic reports that shall be issued by IBM to Empire. IBM shall provide Empire with suggested formats for such reports for Empire's review and approval. Within ninety
               (90) days after the Effective Date, IBM shall commence providing such additional reports to Empire.

     (b) Meetings. Within thirty (30) days after the Effective Date, the Parties shall determine an appropriate set of meetings to be held between representatives of Empire and IBM. IBM shall prepare and circulate an agenda sufficiently in advance of each such meeting to

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          give participants an opportunity to prepare for the meeting. IBM shall incorporate into such agenda items that Empire desires to discuss. IBM shall prepare and circulate minutes promptly after a meeting, although Empire shall not be bound thereto and shall be under no obligation to correct or object to any errors therein. As of the Effective Date, such meetings shall include the following:

          (i) a weekly meeting of the Empire Contract Executive and the IBM Project Executive to discuss day-to-day operations and such other matters as appropriate;

          (ii) the three-times-weekly Empire reliability meeting;

          (iii) a weekly environment change control meeting;

          (iv) a weekly meeting to discuss change requests;

          (v)  a daily (or otherwise agreed) mid-tier infrastructure meeting;

          (vi) a weekly senior management team ("SMT") meeting;

          (vii) a monthly, or as requested by Empire, management meeting of the Governance Board to review the reports for the quarter, review IBM's overall performance under the Agreement, review progress on the resolution of issues, provide a strategic outlook for Empire's IT requirements, discuss and attempt to resolve any issues arising under the Agreement (as provided in Section 10.1), and discuss such other matters as appropriate; and

          (viii) such other meetings between Empire representatives and IBM Personnel reasonably requested by either Party as necessary to address performance of the Services.

10.3 Procedures Manual.

     (a) The "Procedures Manual" shall describe how IBM shall perform and deliver the Services under this Agreement, the Equipment and Software being used, and the documentation (e.g., operations manuals, user guides, specifications) which provide further details of such activities. The Procedures Manual shall also describe any actions required by Empire in its receipt of the Services. The Procedures Manual shall describe the activities IBM proposes to undertake in order to provide the Services, including those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken to provide services of the type IBM is to provide under this Agreement. The Procedures Manual also shall include descriptions of the acceptance testing and quality assurance procedures approved by Empire, IBM's problem management and escalation procedures, and the other standards and procedures of IBM pertinent to Empire's interaction with IBM in obtaining the Services.

     (b) Within sixty (60) days after the Effective Date, IBM shall deliver a draft Procedures Manual to Empire, for Empire's comments and review. IBM shall incorporate reasonable comments or suggestions of Empire and shall finalize the Procedures Manual within thirty (30) days after IBM's receipt of comments from Empire. The final

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          Procedures Manual shall be subject to the approval of Empire. IBM shall periodically (and no less frequently than every calendar quarter) update the Procedures Manual to reflect changes in the operations or procedures described therein. Updates of the Procedures Manual shall be provided to Empire for review, comment and approval. IBM shall perform the Services in accordance with the Procedures Manual. The Procedures Manual shall not be used to amend this Agreement. In the event of a conflict between the provisions of this Agreement and the Procedures Manual, the provisions of this Agreement shall control.

10.4 Change Control.

     (a) The responsibility for establishing the IT architecture, standards and strategic direction of Empire shall at all times remain with Empire. IBM, in performing the Services, shall conform to and shall support such architecture, standards and strategic direction. Any changes to the Services required for such conformance shall be implemented through the Change Control Procedures.

     (b) IBM shall be responsible for all changes to Empire's IT environment pertaining to the Services, including changes to programs, manual procedures, chron jobs, distribution parameters and schedules. IBM shall comply with the following change control requirements:

          (i) Prior to using any new Software or new Equipment to provide the Services, IBM shall have verified that the item has been properly installed, is in good working order, and is performing in a reliable manner.

          (ii) IBM shall not make the following changes, including implementing a change in technology or equipment and software configuration, without first obtaining Empire's approval, which approval Empire may withhold in its sole discretion: (A) a change adversely affecting the function or performance of, or decreasing to any significant degree the resource efficiency of, the Services; (B) a change increasing Empire's charges under this Agreement or other costs or fees of Empire; (C) a change inconsistent with the IT architecture, standards or strategic direction specified by Empire; or (D) a change impacting the way in which Empire conducts its business or operations which impact Empire considers to be adverse. IBM may make temporary changes required by an emergency if it has been unable to contact an appropriate Empire manager to obtain such approval after making Commercially Reasonable Efforts, provided that IBM works diligently to remove the need for such emergency change. IBM shall document and promptly report such emergency changes to Empire, which changes then shall be subject to Empire's approval hereunder.

          (iii) IBM shall move programs from development and test environments to production environments in a controlled manner using the Empire promotion to production procedures which will be included in the Procedures Manual, so that no changes are introduced into the programs during such activity, and with the full capability of restoring to the prior state until the programs have been established as fully operational.

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     (c)  As of the Effective Date, Empire's change control procedures in effect as of the Effective Date shall govern changes to the Services and upon mutual acceptance, the Change Control Procedure shall govern such changes.

     (d) Within forty-five (45) days after the Effective Date, IBM shall prepare and provide to Empire a "Change Control Procedure" detailing how IBM will comply with the requirements set forth in this Section
          10.4 and otherwise control changes to Empire's IT environment pertaining to the Services. The Change Control Procedures shall not be used to amend the terms of this Agreement and shall be consistent with
          Section 10.4(b)(ii) above. IBM shall incorporate reasonable comments or suggestions of Empire and shall finalize the Change Control Procedure within thirty (30) days after receiving Empire's comments. The final Change Control Procedure shall be subject to the approval of Empire. The Change Control Procedures shall be included as part of the Procedures Manual, and IBM shall perform the Services in accordance with the Change Control Procedures. In the event of a conflict between the provisions of this Agreement and the Change Control Procedure, the provisions of this Agreement shall control.

10.5 Use of Subcontractors and Other Support.

     (a) IBM will not delegate or subcontract, without Empire's prior written approval: (i) any of its material obligations, (ii) obligations that are material to any particular function constituting a part of the Services under this Agreement, or (iii) a material function or portion of the Services. In seeking Empire's approval, IBM will specify in writing to Empire: (A) the specific components of the Services that IBM proposes to subcontract, (B) the scope of the proposed subcontract, and (C) the identity and qualifications of the proposed subcontractor. At Empire's request, IBM shall forward to Empire a description of the scope and material terms (other than financial) of the subcontract or proposed subcontract. Empire shall have the right to approve or disapprove of proposed subcontractors in its sole discretion. Schedule L contains a list of subcontractors that Empire has approved and the specific Services that each subcontractor is authorized to provide.

     (b) Empire shall have the right to revoke its prior approval of a subcontractor, or for those instances where no prior approval was given, to request that an IBM subcontractor be removed, and in either case IBM shall remove such IBM subcontractor from the Empire account if: (i) the subcontractor's performance is materially deficient; (ii) the subcontractor is bought by an Empire Competitor, or enters the health insurance business; or (iii) there have been material misrepresentations by or concerning the subcontractor.

     (c) IBM shall remain responsible for obligations, services and functions performed by subcontractors to the same extent as if such obligations, services and functions were performed by IBM employees, and for purposes of this Agreement such work shall be deemed work performed by IBM. Any delegation or subcontracting by IBM in violation of this
          Section 10.5 shall be null and void. IBM shall be Empire's sole point of contact regarding the Services, including with respect to payment. IBM shall not disclose Confidential Information of Empire to a subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential

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          Information in a manner substantially equivalent to that required of
          IBM under this Agreement.

     (d) To the extent subcontractors, agents, representatives and other entities perform, or otherwise provide support to IBM related to, the Services, IBM shall cause such entities to comply with the applicable obligations and restrictions under this Agreement.

10.6 Technology Plan.

     IBM shall prepare an annual technology plan in accordance with the provisions of this Section and subject to Section 10.4(a) (the "Technology Plan"). Each Technology Plan after the first shall review and assess the immediately preceding Technology Plan. The Technology Plan shall consist of a three-year plan and an annual implementation plan as described below.

     (a) Three-Year Plan. The Technology Plan shall include a comprehensive assessment and strategic analysis of Empire's then-current IT systems and services for the next three (3) years, including an assessment of the appropriate direction for such systems and services in light of Empire's business priorities and strategies and competitive market forces (to the extent such business information is provided by Empire to IBM). The Technology Plan shall include a specific identification of proposed software and hardware strategies and direction, a cost projection, a cost/benefit analysis of any proposed changes, a description of the types of personnel skills and abilities needed to respond to any recommended changes or upgrades in technology, a general plan and a projected time schedule for developing and achieving the recommended elements, and references to appropriate information services operations platforms that support service level requirements, exploit industry trends in production capabilities and provide potential price performance improvement opportunities.

     (b) Annual Implementation Plan. As necessary to support the overall objectives and directions of the three-year plan, the annual implementation plan shall provide specific guidance as to the information services requirements, projects and plans for the upcoming year, including details on operations, maintenance backlog and development activities. The annual implementation plan shall include a summary review of IBM's performance of the Services in the year then concluding, and shall provide updates and revisions of the long-term plan as appropriate. An annual implementation plan shall be prepared for each year of the Agreement. As part of the process for preparing the annual implementation plan, the Parties shall review the overall operation of the Agreement to ensure that the Services continue to meet Empire's strategic IT requirements.

     (c) Drafting Responsibility. IBM shall submit to Empire a draft of each Technology Plan for Empire's review and approval, which draft shall have been developed with input from key business users of Empire. IBM shall submit the final Technology Plan within fifteen (15) days of receiving Empire's comments. The draft of the Technology Plan for the first year shall be provided within three (3) months after the Effective Date and shall be in support of calendar year 2003.

     (d) Technology Plan Timing and Update. The schedule for developing and delivering each Technology Plan shall be coordinated to support Empire's annual business planning cycle. The Technology Plan shall be updated during the year as necessary to reflect

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          changes in the business of Empire which materially impact the validity of the then-existing Technology Plan. IBM shall recommend modifications to the Technology Plan as it deems appropriate, and shall revise the Technology Plan as requested or approved by Empire.

10.7 Quality Assurance and Improvement Programs.

     IBM, as part of its total quality management process, shall provide quality assurance and quality improvement through: (a) the identification and application of proven techniques and tools from other installations within its operations; and (b) the implementation of concrete programs, practices and measures designed to improve Performance Standards. Such procedures shall include checkpoint reviews, testing, acceptance, and other procedures for Empire to confirm the quality of IBM's performance, and shall be included in the Procedures Manual. IBM shall utilize project management tools, including productivity aids and project management systems, as appropriate in performing the Services.

10.8 Premier Customer Status.

     (a) IBM acknowledges that it will treat Empire as a "premier customer" and as such, IBM shall provide Empire the following:

          (i) annual access to IBM research briefings, including insight into unannounced products and research investments that are applicable to Empire's business;

          (ii) quarterly briefings on available technology and process and procedure improvements permitting utilization and implementation as approved and authorized through the contract management processes; and

          (iii) [**]

     (b) Additionally, IBM shall provide Empire, as a premier customer, such Services set forth in Section 19.3(d), with respect to IBM response to a force majeure occurrence.

11.  AUDITS

11.1 Audit Rights.

     (a) IBM shall maintain records and supporting documentation of all financial and nonfinancial transactions resulting from this Agreement, sufficient to permit a complete audit thereof in accordance with this Section. Empire, and its auditors (including internal audit staff and external auditors), inspectors, regulators and other representatives as Empire may from time to time designate in writing (collectively "Empire Auditors") shall have the right to perform three (3) annual audits at no additional charge to Empire, which may consist, at Empire's option, of financial audits, security audits and/or operations audits, provided that Empire shall be entitled to additional audits (including as needed to meet Empire regulatory requirements or Empire contractual requirements) so long as Empire pays certain IBM costs relating to such audits, as described in
          Section 11.3. IBM shall provide to Empire Auditors access at all reasonable times and after reasonable notice, unless circumstances reasonably preclude such notice (and in the case of regulators at any time required by such regulators): (x) to any facility or part of a

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          facility at which either IBM or any of its subcontractors is providing the Services, (y) to IBM Personnel, and (z) to data and records relating to the Services, for the purpose of performing audits and inspections of either IBM or any of its subcontractors during the Term and for the period IBM is required to maintain records hereunder to:

          (i) verify the accuracy of charges, invoices, and IBM's representation regarding the personnel rates set forth in Section 3.1(c) of Schedule C;

          (ii) verify the integrity of Empire Data and examine the systems that process, store, support and transmit that data; and

          (iii) examine IBM's performance of the Services and conformance to the terms of this Agreement including, to the extent applicable to the Services and to the charges therefor, performing audits: (A) of practices and procedures; (B) of systems, Equipment and Software; (C) of supporting information and calculations regarding compliance with Performance Standards; (D) of general controls and security practices and procedures; (E) of disaster recovery and back-up procedures; (F) of the efficiency of IBM in performing the Services; (G) of IBM's charges for, or timing of, Services; (H) of the basis of IBM's Services charges; and (I) as necessary to enable Empire to meet, or to confirm that IBM is meeting, applicable regulatory and other legal requirements.

     (b) Empire may require to be performed, no more than once annually, a SAS 70 audit of the data center from which IBM provides Data Center Services, by a certified public accounting firm or mutually agreeable alternative. In the event that Empire is the primary customer within such data center, then Empire shall be financially responsible for the costs for such SAS 70 audit; in any other event, IBM shall be financially responsible for the costs for such SAS 70 audit.

     (c) Notwithstanding the foregoing, if Empire has a reasonable belief to suspect any malfeasance or dishonest acts in relation to the Services, and to the extent that notice would undermine the efficacy of the audit, Empire Auditors shall be entitled to undertake such audit of IBM in relation to the Services as Empire reasonably deems appropriate without the foregoing notice. If any audit reveals that material operational problems or material financial issues exist, subject to IBM's right to dispute such determination, IBM shall reimburse Empire for any reasonable and actual costs directly incurred in such audit, if the issues revealed exceed $100,000 of actual overpayments for a review period covering up to one year of charges. In such event, Empire Auditors may conduct a follow-up audit when reasonably deemed appropriate by Empire, at no additional charge. IBM shall, subject to IBM's right to dispute such determination, respond promptly to any conclusions and recommendations reported as part of an audit, and the Parties will establish and monitor IBM's schedule for implementation of such recommendations.

     (d) IBM shall provide to Empire Auditors such assistance as they require, including installing and operating audit software. IBM shall cooperate fully with Empire Auditors in connection with audit functions and with regard to examinations by regulatory authorities. IBM shall promptly notify Empire once it determines that such cooperation may cause a problem or delay in providing the Services, and the Parties shall work

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          together to avoid interference with IBM's ability to provide the
          Services. Empire Auditors (i) shall comply with IBM's reasonable security and confidentiality requirements; and (ii) if Empire external auditors, shall not, in IBM's reasonable judgment, be a competitor of IBM that provides services similar to the Services. The Parties agree that KPMG, Ernst and Young, and any auditor engaged by regulatory agencies to perform an audit hereunder shall not be deemed to be competitors of IBM for purposes of Section 11.1(d)(ii).

     (e) IBM shall conduct audits of or pertaining to the Services in such manner and at such times as is consistent with the audit practices of well managed operations performing services similar to the Services. IBM shall perform a security audit at least annually.

11.2 Audit Follow-up.

     (a) Following an audit or examination, Empire shall conduct, or request Empire Auditors to conduct, an exit conference with IBM to obtain factual concurrence with issues identified in the review. IBM shall promptly brief Empire on the results of any review or audit conducted by IBM or its Affiliates (including by internal audit staff or external auditors), or by inspectors, regulators or other representatives (including internal and external auditors), relating to IBM's operating practices and procedures to the extent relevant to the Services or Empire.

     (b) IBM and Empire shall meet to review each audit report promptly after the issuance thereof and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. Empire and IBM agree to meet and develop action plans to address (i) the audit, and (ii) regulatory findings and reports related to IBM's operating practices and procedures related to the Services.

11.3 Audit Costs.

     (a)  With regard to audits during a contract year in addition to the three
          (3) audits described in Section 11.1(a) above and as required to meet regulatory requirements and Empire contractual requirements, if the provision of such cooperation and support by IBM will cause IBM to expend additional resources, above the authorized resource levels described in Schedule C and that it otherwise would not spend in the normal course of providing the Services, IBM will notify Empire of such requirement for additional resources. Upon Empire's authorization, IBM will provide such assistance, and Empire will be charged at the personnel rates set forth in Schedule C, except that there shall be no additional charge to Empire for any cooperation and assistance provided by the IBM Project Executive or by IBM Personnel holding Key IBM Positions.

     (b) Except as provided in this Section 11.3, there shall be no additional charge to Empire for any cooperation and assistance provided by IBM in connection with audits conducted pursuant to Article 11.

11.4 Records Retention.

     Until the later of (i) seven (7) years after expiration or termination of this Agreement; (ii) all pending matters relating to this Agreement (e.g., disputes) are closed; or (iii) the information is

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     no longer required to meet Empire's records retention policy as disclosed by Empire to the IBM Project Executive and as such policy may be adjusted from time to time as disclosed by Empire to the IBM Project Executive, IBM shall maintain and provide access upon request to the records, documents and other information required to meet Empire's audit rights under this Agreement. Upon reasonable notice from Empire, IBM will recover such information and deliver it to Empire within a reasonable period of time, with Empire paying IBM's reasonable expenses.

12.  CUSTOMER RESPONSIBILITIES

12.1 Responsibilities.

     In addition to Empire's responsibilities as expressly set forth elsewhere in this Agreement, Empire shall be responsible for the following:

     (a) Empire shall designate one individual to whom IBM may address operational communications concerning this Agreement (the "Empire Contract Executive"). Empire may from time to time designate a replacement Empire Contract Executive, by giving IBM prior written notice of the replacement individual and the date upon which such replacement will become effective. Empire acknowledges the benefits of consistency with regard to the Empire Contract Executive and therefore will use Commercially Reasonable Efforts to minimize the turnover of the Empire Contract Executive.

     (b) Empire shall cooperate with IBM, including by making available management decisions, information, approvals and acceptances, as reasonably requested by IBM so that IBM may accomplish its obligations and responsibilities hereunder. The Empire Contract Executive or such person's designee will be the principal point of contact for obtaining such decisions, information, approvals and acceptances. Only personnel as expressly so designated by the Empire Contract Executive will be authorized to make commitments on the part of Empire that will subject Empire to increased charges. Only the Empire Contract Executive shall be authorized to amend this Agreement, as provided in Section 23.2.

12.2 Savings Clause.

     (a) Due to the impact any termination of this Agreement would have on Empire's business, Empire's failure to perform its responsibilities set forth in this Agreement (other than as provided in Section 21.1(c) or Section 21.2) shall not be deemed to be grounds for termination by IBM. IBM Acknowledges That Empire Would Not be Willing to Enter Into This Agreement Without Assurance That It May Not be Terminated by IBM and That IBM May Not Suspend Performance Except, and Only to the Extent, IBM Terminates Pursuant to Section 21.1 (C) or Section 21.2 or IBM Suspends Performance Pursuant to Section 20.3. IBM's nonperformance of its obligations under this Agreement shall be excused if and to the extent (a) such IBM nonperformance results from Empire's failure to perform its responsibilities; and (b) IBM provides Empire with reasonable notice of such nonperformance and (if requested by Empire) uses Commercially Reasonable Efforts to perform notwithstanding Empire's failure to perform (with Empire reimbursing IBM for its Out-of-Pocket Expenses for such efforts).

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     (b)  Notwithstanding anything in this Section to the contrary, so long as
          IBM has given Empire notice as hereinafter described and Empire has not notified IBM that Empire is willing to pay IBM's expenses as hereinafter described, IBM shall have no duty to (i) incur additional costs in performing its obligations under the Agreement as a result of a failure by Empire to perform any of its responsibilities or obligations under the Agreement; or (ii) investigate any failure by Empire to perform any of its responsibilities or obligations, unless, in either case, IBM has given notice to Empire of Empire's failure and the opportunity for Empire to pay IBM's expenses incurred in taking action to circumvent or investigate such failure, and Empire agrees in advance to pay IBM for such expenses (in which case IBM shall be so obligated to perform its obligations, if practicable, or investigate the corresponding failure by Empire, as applicable). Nothing in this
          Section 12.2 shall be deemed to require a Party to perform the other Party's obligations under the Agreement.

13.  CHARGES

13.1 General.

     All amounts IBM may charge for the Services are set forth in this Article 13, Sections 3.1(f), 5.4, 8.1(b)(vi), 21.10(b) and in Schedules C and D, provided, however, that the foregoing does not relieve Empire of financial responsibility where expressly provided in this Agreement. Empire shall not be required to pay IBM any amounts for the Services other than those payable to IBM under this Article 13, the sections referenced above or Schedules C and D.

13.2 Pass-Through Expenses.

     (a)  "Pass-Through Expenses" means third party charges that are to be both
          (i) paid directly by Empire through IBM on an Out-of-Pocket Expenses basis and (ii) administered by IBM. As set forth in Schedule C, initially there are no Pass-Through Expenses. Any Pass-Through Expense must be agreed to by the Parties in writing. If the Parties so agree, the provisions in this next section shall apply to such Pass-Through Expenses.

     (b) IBM shall arrange for delivery by third parties to IBM of invoices for Pass-Through Expenses, and IBM promptly shall review such invoices and provide Empire with the original invoice together with a statement identifying which charges are proper and valid and should be paid by Empire. IBM shall use Commercially Reasonable Efforts to minimize the amount of Pass-Through Expenses. With respect to services or materials paid for on a Pass-Through Expenses basis, Empire reserves the right to: (i) obtain such services or materials directly from one or more third parties; (ii) designate the third party source for such services or materials; (iii) designate the particular services or materials (e.g., equipment make and model) IBM shall obtain; (iv) designate the terms for obtaining such services or materials (e.g., purchase or lease and lump sum payment or payment over time); (v) require IBM to identify and consider multiple sources for such services or materials or to conduct a competitive procurement; and (vi) review and approve the applicable Pass-Through Expenses before entering into a contract for particular services or materials.

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13.3 Incidental Eimnses.

     IBM acknowledges that, except as may be otherwise provided in this Agreement, expenses that IBM expects to incur in performing the Services (including travel and lodging, document reproduction and shipping, and long-distance telephone) are included in IBM's charges and rates set forth in this Agreement. Accordingly, such IBM expenses are not separately reimbursable by Empire unless, on a case-by-case basis for unusual expenses, Empire has agreed in advance and in writing to reimburse IBM for the expense.

13.4 Taxes.

     The Parties' respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

     (a) Each Party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

     (b) IBM shall be responsible for any sales, use, excise, value-added, services, consumption and other taxes and duties payable by IBM on the goods or services used or consumed by IBM in providing the Services where the tax is imposed on IBM's acquisition or use of such goods or services and the amount of tax is measured by IBM's costs in acquiring such goods or services.

     (c) Empire shall be responsible for any sales, use, excise, value-added, services, consumption (including Arizona transaction privilege tax, Arkansas gross receipts tax, Hawaii general excise tax, Illinois retailer's occupation tax, and New Mexico gross receipts tax), or other tax existing as of the Effective Date that is assessed on the provision of the Services as a whole, or on any particular Service. To the best of IBM's knowledge, as of the Effective Date, there is no such tax, as set forth in the preceding sentence, applicable in the following locations: New York; New Jersey; Pennsylvania; the delivery of remote Data Center Services from Connecticut; the delivery of Help Desk Services from Toronto; and the delivery of Core Applications Services from Bangalore, India. The Parties shall share equally the responsibility for any sales, use, excise, value-added, services, consumption or other tax becoming applicable during the Term (or that is increased during the Term) that is assessed on the provision of the Services as a whole, or on any particular Service provided by IBM, or on IBM's charges for some or all of the Services. Empire's obligations to pay taxes under this Section 13.4 are subject to the following: (i) IBM invoices shall reflect on a current basis (and in any event before any such tax becomes due and payable) the amount of any such tax in each jurisdiction and the taxable Services to which such tax relates, and (ii) if IBM fails to reflect on its invoice any such tax on a current basis and the cause for such failure lies solely within IBM, IBM shall be financially responsible for any penalties and interest assessed by the taxing authority with respect to such tax.

     (d) The Parties acknowledge that any tax payable by Empire and billed through IBM shall be paid by Empire on an Out-of-Pocket Expense basis.

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     (e)  In the event that a sales, use, excise, value added, services, consumption or other tax is assessed on the provision of any of the Services, the Parties shall work together to segregate the payments under this Agreement into three (3) payment streams:

          (i)  those for taxable Services;

          (ii) those for which IBM functions merely as a payment agent for Empire in receiving goods, supplies, or services (including leasing and licensing arrangements); and

          (iii) those for other nontaxable Services.

     (f) The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. The Parties acknowledge that, and Empire represents that as of the Effective Date, Empire is tax-exempt within the State of New York. Empire will provide, on the Effective Date, appropriate tax-exempt certificates to support the foregoing representation, upon any such request by IBM. IBM shall cooperate with Empire to leverage such tax-exempt status, in order to allow Empire to minimize potential tax liability (e.g., through the procurement of Equipment and Software). IBM's invoices shall separately state the amounts of any taxes IBM is collecting from Empire, and IBM shall remit such taxes to the appropriate authorities, if any. Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by the other Party.

     (g) IBM shall promptly notify Empire of any claim for taxes assessed by applicable taxing authorities for which Empire is responsible hereunder.

          (i) If IBM decides not to challenge the assessment, Empire may itself pursue such challenge.

          (ii) If such challenge may not be brought by Empire directly under applicable law, Empire may request that IBM itself challenge the assessment, and IBM shall do so in a timely manner. IBM will cooperate and coordinate on the tax strategy and consequences with the tax advisors of Empire's choosing in such challenge. Empire shall be responsible for paying its tax advisors, and Empire shall reimburse IBM for the reasonable legal fees and Out-of-Pocket Expenses paid to third parties by IBM and incurred in connection with such challenge. If such challenge is rejected by applicable taxing authorities, Empire agrees to pay applicable assessed taxes.

          (iii) Empire shall be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by Empire.

     (h) In connection with any administrative or judicial proceedings relating to taxes assessed or to be assessed on either Party relating to this Agreement, each of the Parties shall make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or

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          their respective Affiliates) responsible for preparing, maintaining and interpreting information and documents relevant to such taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with such proceedings. Any such information or documents provided under this
          Section 13.4(h) shall be kept confidential by the Party receiving the information or documents in accordance with Section 15.3, provided that disclosure in connection with the filing of tax returns or with any such administrative or judicial proceeding shall not be deemed to be a violation of this Agreement.

13.5 Extraordinary Events.

     (a) As used in this Agreement, an "Extraordinary Event" means a circumstance in which (i) Empire's total Lives are reduced by more than 500,000 Lives, in total, during any four (4) consecutive calendar quarters, or (ii) with respect to any chargeable resource under this Agreement (including Core Applications personnel), a circumstance in which Empire's actual usage of such resource increases or decreases, or is expected to increase or decrease, for the foreseeable future by more than plus or minus twenty percent (20%); provided however, that calculation of an Extraordinary Event shall not include any decreases in Lives or resource usage due to Empire's performing itself, or retaining third parties to perform, any of the Services, as provided in Section 3.1(e); provided additionally, that in the event that Empire outsources to a third party any part of its business that is not in-scope Services, and such action results in a reduction in Empire's need for Services, then such resulting reduction in Services may be included in calculation of an Extraordinary Event.

     (b) If Empire notifies IBM in writing of the occurrence of an Extraordinary Event which references this Section 13.5, IBM's charges and resources (including base charges and rates as appropriate) with respect to the Services shall be adjusted in accordance with this
          Section 13.5(b). IBM's adjustment in resources shall be in accordance with a plan prepared by IBM and approved by Empire or, (1) if IBM fails to prepare and present such a plan to Empire, as reasonably requested by Empire, or (2) if the Parties are unable to agree on such a plan, as determined through the dispute resolution process provided in Article 20.

          (i) As used in this Agreement: "Targeted Resource Reductions" shall mean those resources no longer required by IBM to provide the Services. "Targeted Cost Reductions" shall mean the costs (including appropriate indirect and overhead costs) and related profit that can be eliminated or reduced as and when the Targeted Resource Reductions are eliminated. "Targeted Resource Additions" shall mean those new or modified resources newly required by IBM to provide the Services. "Targeted Cost Increases" shall mean the costs (including appropriate indirect and overhead costs) and a reasonable profit (which profit shall be consistent with the gross profit margins for similar Services under this Agreement, including Schedule C) that would be incurred as and when the Targeted Resource Additions are placed in service.

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          (ii) IBM shall proceed to eliminate the Targeted Resource Reductions as quickly as feasible, but in no more than six (6) months. As the Targeted Resource Reductions are eliminated, the base charges shall be reduced (subject to Empire payment of Wind Down Costs) by the full amount of the Targeted Cost Reductions applicable to Targeted Resource Reductions, and any affected baselines, Services descriptions and Service Level agreements shall be equitably adjusted, as appropriate. IBM shall proceed to deploy the Targeted Resource Additions as necessary, but in no more than six (6) months. As the Targeted Resource Additions are placed into service, the base charges will be increased by the full amount of the Targeted Cost Increases applicable to such Targeted Resource Additions, and any affected baselines, Services descriptions and Service Level agreements shall be equitably adjusted, as appropriate. As such baseline and charges adjustments as set forth in this Section 13.5(b)(ii) are made, the increase/decrease methodology ratios set forth in Exhibit 4 to Schedule C shall also be equitably adjusted as appropriate to reflect the changed circumstances.

          (iii) The Parties initially shall attempt on a reasonable basis to agree upon (A) the occurrence of an Extraordinary Event; (B) Targeted Resource Reductions; (C) Targeted Cost Reductions; (D) Targeted Resource Additions; (E) Targeted Cost Increases; and (F) the appropriate adjustment to charges and the timing thereof. To the extent that, within sixty (60) days following notice under this Section 13.5, the Parties have not agreed upon the foregoing, then at the initiative of either Party the issue shall be treated as a dispute under Article 20. Decisions under the dispute resolution process shall be effective from sixty (60) days following notice under this Section 13.5.

13.6 New Services.

     In the event that Empire requests IBM to perform functions that are materially different from, and in addition to, the Services ("New Services"), the Parties' obligations with respect to such functions shall be as follows:

     (a) To the extent that such additional functions require resources for which a pricing metric or charging methodology exists under the Agreement, the additional functions shall be priced in accordance with such pricing metric or charging methodology, Empire will pay the charges for such additional functions through such pricing metric or charging methodology, and such additional functions shall be considered "Services" (and not "New Services") and shall be subject to the provisions of the Agreement.

     (b) To the extent that such additional functions require resources for which a pricing metric or charging methodology does not exist under the Agreement, and IBM agrees to provide such additional functions, then prior to performing such additional functions:

          (i) IBM shall quote to Empire a charge for such additional functions. Such quote shall be reduced, as applicable, to take into account resources and expenses of IBM for then-existing Services that would no longer be required if the additional functions would be performed by IBM.

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          (ii) Upon receipt of such quote, Empire may then elect to have IBM perform the additional functions, and the charges under this Agreement shall be adjusted, if appropriate, to reflect such functions. If Empire so elects (as set forth in the preceding sentence), such services shall then be deemed "Services" and shall be subject to the provisions of this Agreement.

     (c) Empire may elect in its discretion (i) to solicit and receive bids from, or otherwise enter into agreements with, third parties to perform New Services, or (ii) to perform itself New Services. If Empire so elects, IBM shall cooperate with Empire and the third parties with respect to the provision of such services.

     (d) Evolution, supplements, modifications, enhancements and replacements of the Services over time to keep pace with technological advancements and improvements in the methods of delivering services shall not be deemed to be functions materially different from and in addition to the Services, except to the extent that such evolution, supplements, modifications, or enhancements cause a material change in the cost of Services delivery and/or scope of Services.

     (e) The Parties agree that in the event that Empire acquires or merges with another entity, Empire may, in order to meet the information technology requirements of such other entity, at its option: (i) engage a third party to provide services similar to the Services to such other entity, or (ii) direct IBM to provide Services to such entity.

13.7 Benchmarks.

     Empire shall have the right during the Term, beginning (subject to Section 3.3(e) of Schedule C) upon the second anniversary of the Effective Date, to benchmark the cost and charges for, and IBM's performance of, all or a portion of the Services (including personnel rates), provided that benchmarking of particular charges cannot be undertaken more than one time in any rolling two (2) year period.

     (a) A benchmarking under this Section shall be conducted by an independent, third party, industry-recognized benchmarking service provider designated by Empire and approved by IBM ("Benchmarker"). The Parties agree that Gartner Group, Compass Group, and Meta are acceptable to serve as a Benchmarker as of the Effective Date. The Parties shall cooperate with the Benchmarker, including, as appropriate, making available knowledgeable personnel and pertinent documents and records. The Benchmarker shall execute a confidentiality agreement that contains confidentiality terms and conditions substantially similar to those set forth in Section 15.3 of this Agreement, unless there already exists a confidentiality agreement with the Benchmarker.

     (b) The Benchmarker shall perform the benchmarking in accordance with the Benchmarker's documented procedures which shall be provided to the Parties prior to the start of the benchmarking process and to which the Parties may comment prior to the benchmarking. The Benchmarker shall compare the costs, charges and/or performance of the Services under this Agreement, as appropriate, for the Services being benchmarked to the costs, charges, and/or performance in a representative sample of well-managed IT operations performing services similar to the Services. The Benchmarker shall select the representative sample from entities (i) identified by the

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          Benchmarker, and (ii) identified by a Party and approved by the
          Benchmarker. The following conditions apply to the representative sample: (A) it shall include at least six (6) entities and no more than eighteen (18) entities, (B) it may include entities that have not outsourced IT operations, and (C) it may include entities that are outsourcing customers of IBM.

     (c) The Benchmarker is to conduct a benchmarking as promptly as is prudent in the circumstances. In conducting the benchmarking, the Benchmarker shall normalize the data used to perform the benchmarking to accommodate, as appropriate, differences in volume of services, scope of services, service levels, financing or payment streams, and other pertinent factors. The transactions contemplated by the Claims Engine License Agreement and the Licensing and Joint Development Agreement, and the credits associated with such agreements, shall not be included as part of the Benchmarker's analysis. Each Party shall be provided a reasonable opportunity to review, comment on and request changes in the Benchmarker's proposed findings. Following such review and comment, the Benchmarker shall issue a final report of its findings and conclusions.

     (d) If in the final report of the Benchmarker, the costs, charges, and/or performance to Empire under this Agreement for the benchmarked Services are not in the top ten percent (10%) of the representative sample (viewed from the perspective of Empire) (e.g., lower than ninety percent (90%) of the representative sample) ("Top Ten Percent"), then the following shall apply:

          (i) After collaboration with and discussion between the Parties with respect to the Benchmarker's final report (which the Parties shall examine reasonably and in good faith), IBM shall give Empire written notification within thirty (30) days after issuance of the Benchmarker's final report whether IBM accepts such final report. If IBM accepts such report, IBM promptly shall develop a plan and schedule, subject to the approval of Empire, to bring IBM within the Top Ten Percent (or such other percentage as agreed by the Parties) in a reasonable period of time, but in any event no longer than within six (6) months (unless otherwise agreed by the Parties). IBM then shall implement the plan.

          (ii) If (A) IBM does not provide notice that IBM accepts the Benchmarker's final report within thirty (30) days, as provided above, or (B) the Parties are unable to agree on an appropriate plan and schedule to respond to the Benchmarker's final report, as provided above, then the Parties will attempt to resolve the dispute in accordance with Section 20.1. In the event (I) the dispute is not so resolved, or (II) absent a dispute regarding the Benchmarker's final report, IBM fails to bring IBM within the Top Ten Percent (or such other percentage as agreed by the Parties) in a reasonable period of time, but in any event no longer than within six (6) months (unless otherwise agreed by the Parties), then Empire may terminate the benchmarked Services or any portion thereof, subject only to Empire payment of Wind Down Costs, by giving IBM at least sixty (60) days' prior notice. In the case of termination by Empire of Services in accordance with this Section 13.7(d)(ii): (1) the charges payable under this Agreement for continuing Services shall be equitably adjusted to reflect the Services that are terminated, and (2) if Empire terminates a portion of a Tower, then to the extent IBM reasonably determines that the Services terminated by Empire
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               provision are integral to the entire Tower in which such Services are included, IBM shall give notice to Empire of such fact, and Empire shall have the option: (y) to terminate the entire Tower, or (z) not to terminate the Services that IBM has identified as integral to such Tower.

     (e) If in the final report of the Benchmarker, the charges to Empire under this Agreement for the benchmarked Services are in the Top Ten Percent of the representative sample (viewed from the perspective of most beneficial to Empire), then no adjustment shall be made. In no event shall charges be increased as a result thereof.

     (f) The Benchmarker shall be retained by Empire. Each Party shall pay the Benchmarker one half (1/2) of all charges, expenses and costs incurred by the Benchmarker in performing the benchmarking described in this
          Section 13.7 as such charges, expenses and costs are invoiced.

13.8 [**] Within thirty (30) days after the Effective Date and each anniversary of the Effective Date during the Term thereafter, IBM's Project Executive shall certify in writing to Empire that IBM is in compliance with this
     Section 13.8, and shall provide the information reasonably requested by Empire to verify such compliance. Any adjustment under this Section 13.8 shall be retroactive to the prior annual certification.

14.  INVOICING AND PAYMENT

14.1 Invoicing.

     (a) General. All fixed charges shall be billed for receipt by Empire on the first (1st) day of the month for which such charges relate, and all variable charges and credits shall be billed or credited, as the case may be, in arrears in the following month's invoice. Each invoice shall, for each charge broken out on the invoice, cite the specific section(s) of the Agreement on which such charge is based. IBM shall include the calculations utilized to establish the charges. All charges shall be stated in United States Dollars. Each invoice shall separately state the amounts of any taxes IBM is collecting from Empire, if any, and IBM shall remit such taxes to the appropriate authorities.

     (b)  Credits Due Empire.

          (i) To the extent a credit may be due Empire pursuant to this Agreement (including refunds and Service Level Credits, but not including those items in Section 14.1(b)(ii) below), IBM shall provide Empire with an appropriate credit against amounts then due and owing; if no further payments are due to IBM, IBM shall pay such credits to Empire within thirty (30) days of the end of the calendar month in which such credits are determined or are determinable. Subject to the previous sentence, to the extent any credits due Empire under this Section 14.1(b)(i) exceed the amount due IBM from Empire, IBM shall provide such to Empire within thirty (30) days of the end of the calendar month in which such credits are determined or are determinable.

          (ii) Application of Revenue Sharing Credits owed by IBM to Empire under the Claims Engine License Agreement and the Licensing and Joint Development Agreement shall be governed by Section 9.1 (c) of Schedule C and the applicable provisions of the Claims Engine License Agreement and the Licensing and Joint Development Agreement.

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     (c)  Form of Invoice. IBM shall render a single consolidated invoice for each month's charges showing such details as reasonably specified by Empire. Related fees and charges shall be grouped together in a logical manner to facilitate review and verification by Empire. Invoices will be in a format and at a level of detail and with appropriate back-up documentation approved by Empire. The form of invoice shall be as approved by Empire.

     (d)  Timely Invoices.

          (i) In no event shall IBM invoice Empire for any Services more than 180 days after the date such Services were performed, provided, however, that to the extent Empire is precluded from recouping, despite Empire's Commercially Reasonable Efforts to so recoup, any charges invoiced to Empire by IBM under Empire's cost-plus financial agreements with Empire's customers, Empire shall not be responsible for such IBM charges if invoiced to Empire more than sixty (60) days after the date such Services were performed.

          (ii) To the extent that IBM has administrative responsibility for an Asset, as set forth in Article 6 or 7, if (A) IBM fails to timely notify Empire of an invoice or bill with respect to such Asset, or (B) IBM fails to timely forward payment with respect to such invoice or bill, then IBM shall be financially responsible for the full amount of any resulting penalties, interest and/or late charges.

14.2 Payment Due.

     (a) Subject to the other provisions of this Article 14, invoices provided for under Section 14.1 and properly submitted to Empire pursuant to this Agreement shall be due and payable by Empire:

          (i) with respect to fixed charges, by the end of the calendar month in which Empire receives such invoice from IBM, if Empire receives such invoice and the applicable and adequate supporting documentation by the applicable date set forth in Section 14.1(a) above, or

          (ii) if Empire receives an invoice for fixed charges and the applicable and adequate supporting documentation after the applicable date set forth in Section 14.1(a), and with respect to variable charges invoiced in accordance with Section 14.1(a), within thirty (30) days after receipt of such invoice by Empire.

          Any amount due under this Agreement for which a time for payment is not otherwise specified shall be due and payable within thirty (30) days after receipt of a proper invoice for such amount.

     (b) In the event that any undisputed payment, excluding any payment withheld or paid into escrow pursuant to Section 14.7, is not received by IBM within five (5) days after Empire's receipt of written notice from IBM indicating that such payment is due and owing and unpaid, then Empire will pay interest on such due and unpaid amount commencing at the end of such five (5) day period and ending on the date that payment

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          is made, at an interest rate equal to the lesser of (i) twelve percent
          (12%) per year; or (ii) the maximum amount permissible by law.

14.3 Accountability.

     IBM shall maintain complete and accurate records of and supporting documentation for the amounts billable to and payments made by Empire hereunder, to the extent required to comply with Article 11 and in accordance with generally accepted accounting principles applied on a consistent basis. IBM agrees to provide Empire with documentation and other information with respect to each invoice as may be reasonably requested by Empire to verify accuracy and compliance with the provisions of this Agreement.

14.4 Proration.

     Except as may be otherwise provided in this Agreement, periodic charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month.

14.5 Refundable Items.

     (a) Prepaid Amounts. Where Empire has prepaid for a service or function for which IBM is assuming, or shall become obligated to assume, financial responsibility under this Agreement, IBM shall refund to Empire, upon either Party identifying the prepayment, that portion of such prepaid expense which is attributable to periods, on and after the Effective Date, during which IBM is obligated to pay for such service or function.

     (b) Refunds and Credits. If IBM should receive a refund, credit or other rebate for goods or services previously paid for by Empire, IBM shall promptly notify Empire of such refund, credit or rebate and shall promptly pay the full amount of such refund, credit or rebate, as the case may be, to Empire.

14.6 Set Off.

     At its option and in good faith, Empire may set off, as a credit against the monthly charges payable to IBM under this Agreement, any amounts to be paid, reimbursed, or otherwise owed or owing to Empire by IBM under this Agreement, the Claims Engine License Agreement, the Licensing and Joint Development Agreement, the Staten Island Data Center Sublease Agreement, and such other agreements as the Parties may mutually agree, provided that with respect to fees or services already paid by Empire that Empire later disputes, Empire must set off such amounts within ninety (90) days after payment of such disputed fees or services. Notwithstanding the ninety (90) day limitation above, Empire may set off (pursuant to this Section 14.6) any amounts owing to Empire, as identified in audits performed pursuant to this Agreement.

14.7 Disputed Charges.

     (a) Subject to Section 14.6, Empire shall pay charges when such payments are due under this Article 14 and Schedule C. Notwithstanding the previous sentence, Empire may withhold payment of particular charges that Empire disputes in good faith, subject to Section 14.7(b). In the event that charges cover both disputed and undisputed items, Empire shall pay all undisputed items in accordance with this Article 14 and Schedule C.

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     (b)  With respect to particular charges that Empire disputes in good faith, the provisions of this Section 14.7(b) shall apply. Subject to the remainder of this Section 14.7(b), (i) if Empire has already paid any disputed charge, Empire may set-off the disputed charge against other charges owed by Empire hereunder, subject to Section 14.6; and (ii) if Empire has not paid any disputed charge, Empire may withhold payment of such charge. Empire shall notify IBM in writing on or before the date that any amount is so withheld (whether in respect of dispute on a current invoice or as a set off) and describe, in reasonable detail, the reason for such withholding.

     (c) Empire and IBM shall diligently pursue an expedited resolution of such dispute. If the aggregate amount of all charges then under dispute pursuant to this Section 14.7 exceeds one month of monthly charges under this Agreement (the "Escrow Threshold"), then for any amounts in dispute in excess of the Escrow Threshold, Empire shall deposit such amount into an escrow account. Empire shall promptly furnish evidence of any escrow deposit to IBM. The Parties agree that such escrow account shall be mutually established by the Parties at the Bank of New York, or its successor, or such other bank as may be mutually agreed by the Parties, and the costs of such escrow shall be borne by the Party which is not ultimately entitled to receive over fifty percent (50%) of the escrowed funds (with the Parties splitting the costs of escrow evenly, should they both be entitled to fifty percent (50%) of the escrowed funds). The escrow account will be mutually established pursuant to an escrow agreement that provides that the funds therein, including accrued interest, will be disbursed to IBM or Empire or both, as applicable, in accordance with the result of the dispute resolution process referred to in Article 20 or by mutual agreement of the Parties.

     (d) For as long as Empire (i) makes such escrow deposits in accordance with this Section 14.7 during the pendency of the dispute, and (ii) pays undisputed amounts, then IBM shall continue to provide the Services to Empire, provided, however, that if the aggregate amount of charges then under dispute pursuant to this Section 14.7 and paid into escrow exceeds three (3) months of additional monthly charges under this Agreement (i.e., three (3) months of charges in addition to the one (1) month of charges below the Escrow Threshold) (the "Escrow Cap"), then for any amounts in dispute in excess of the Escrow Cap, Empire shall pay such additional disputed charges to IBM under protest, without prejudice, and without waiving its rights under this Agreement.

15.  SAFEGUARDING OF DATA; CONFIDENTIALITY

15.1 Empire Information.

     (a) Empire Information shall be and remain, as between the Parties, the property of Empire. IBM shall not possess or assert any lien or other right against or to Empire Information. No Empire Information, or any part thereof, shall be sold, assigned, leased or otherwise disposed of to third parties by IBM or commercially exploited by or on behalf of IBM.

     (b) Upon Empire's request, the termination or expiration of this Agreement for any reason (including termination for cause) or, with respect to any particular Empire Information, on such earlier date that the same shall be no longer required by IBM in order to render the Services hereunder, Empire Information (including copies thereof) (i) shall be promptly returned to Empire by IBM in a form reasonably requested by Empire,

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          provided that Empire has given prior approval to any reasonable costs associated with the conversion of Empire Information from the form maintained by IBM, or (ii) if Empire so elects, shall be destroyed by IBM.

     (c) Subject to Section 7.6 (Residual Knowledge), Empire Information shall not be utilized by IBM for any purpose other than that of rendering the Services under this Agreement.

15.2 Safeguarding Empire Data.

     (a) IBM shall establish and maintain safeguards against the destruction, loss or alteration of Empire Data in the possession or control of IBM which are no less rigorous than those maintained by Empire as of the Effective Date, as specified to the IBM Project Executive, and are no less rigorous than those maintained by IBM for its own information of a similar nature, but in no event shall IBM use less than Commercially Reasonable Efforts to safeguard such Empire Data. Empire shall have the right to establish backup security for Empire Data and to keep backup Empire Data and Empire Data files in its possession if it chooses.

     (b)  Without limiting the generality of Section 15.2(a):

          (i) IBM Personnel shall not attempt to access, or grant access to, any Empire Data which they are not permitted to access under this Agreement. If such access is attained (or is reasonably suspected), IBM shall immediately report such incident to Empire, describe in detail the accessed Empire Data, and if applicable return to Empire any copied or removed Empire Data.

          (ii) IBM shall utilize Commercially Reasonable Efforts, including through systems security measures, to guard against the unauthorized access, alteration or destruction of Software and Empire Data. Unless otherwise specified in the Procedures Manual on a case-by-case basis or as requested by Empire, such measures shall include the installation of Software which: (A) requires all users to enter a user identification and password prior to gaining access to the information systems; (B) controls and tracks the addition and deletion of users; and (C) controls and tracks user access to areas and features of the information systems.

     (c) Upon Empire's request, the termination or expiration of this Agreement for any reason (including termination for cause) or, with respect to any particular Empire Data, on such earlier date that the same shall be no longer required by IBM in order to render the Services hereunder, Empire Data (including copies thereof) (i) shall be promptly returned to Empire by IBM in a form usable by Empire, as reasonably requested by Empire, provided that Empire has given prior approval to any reasonable costs associated with the conversion of Empire Information from the form maintained by IBM, or (ii) if Empire so elects, shall be destroyed by IBM.

15.3 Confidentiality.

     (a) Confidential Information. IBM and Empire each acknowledge that they may be furnished with, receive or otherwise have access to information of or concerning the

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          other-Party which such Party considers to be confidential. As used in this Agreement, "Confidential Information" means all information, in any form, furnished or made available directly or indirectly by one Party, or to which either Party gains access in the course of or incidental to the performance of this Agreement, and that should reasonably have been understood by the recipient (because of legends or other markings, the circumstances of disclosure, or the nature of the information itself) to be confidential to the disclosing Party, an Affiliate of the disclosing Party, or a third party. The terms and conditions of this Agreement shall be deemed Confidential Information. Confidential Information also shall include, whether or not designated "Confidential Information," (i) Empire Data; (ii) the specifications, designs, documents, correspondence, software, documentation, data and other materials and work products produced by or for either Party under this Agreement; (iii) all information concerning the operations, affairs and businesses of the other Party, the financial affairs of the other Party, and the relations of the other Party with its customers, employees, providers, subscribers, business partners, vendors, consultants, brokers and service providers (including customer lists, customer information, account information and consumer markets); (iv) Software provided to a Party by or through the other Party; (v) Protected Health Information; and (vi) other information or data stored on magnetic media or otherwise or communicated orally, and obtained, received, transmitted, processed, stored, archived or maintained by either Party under this Agreement.

     (b)  Obligations. Subject to Section 15.4:

          (i) Empire and IBM shall each use at least the same degree of care as it employs to avoid unauthorized disclosure of its own information, but in any event no less than Commercially Reasonable Efforts, to prevent disclosing to unauthorized parties the Confidential Information of the other Party, provided that IBM may disclose such information (except for the terms and conditions of this Agreement) to properly authorized subcontractors as and to the extent necessary for performance of the Services, and Empire may disclose such information (except for the terms and conditions of this Agreement) to third parties as and to the extent necessary for the conduct of its business, where in each such case, the receiving entity first agrees in writing to the obligations described in this Section 15.3. Any disclosure to such entities shall be under terms and conditions contained in a written agreement containing substantially the same terms and conditions as those provided herein.

          (ii) As requested by Empire during the Term, upon expiration or any termination of this Agreement, or completion of IBM's obligations under this Agreement, IBM shall return or destroy, as Empire may direct, all material in any medium that contains, refers to, relates to, or is derived from Confidential Information of Empire, and retain no copies.

          (iii) Each Party shall use Commercially Reasonable Efforts so that its Personnel comply with these confidentiality provisions, and each Party shall cause each of its Personnel to annually certify that he/she is complying with terms and conditions substantially the same as those provided herein.

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          (iv) In the event of any actual or suspected misuse, disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party promptly shall (A) notify the furnishing Party upon becoming aware thereof; (B) promptly furnish to the other Party full details of the unauthorized possession, use, or knowledge, or attempt thereof, and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information; (C) take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the violation; and (D) cooperate in all reasonable respects with the furnishing Party to minimize the violation and any damage resulting therefrom.

          (v) The Parties' obligations respecting Confidential Information shall survive expiration or termination of this Agreement for a period of six (6) years, except: (A) for medical, provider, subscriber and customer information, which shall survive indefinitely, and (B) as otherwise provided by law.

     (c)  Exclusions. The following is subject to Section 15.4:

          (i) Section 15.3(b) shall not apply to any particular information which IBM or Empire can demonstrate: (A) was, at the time of disclosure to it, in the public domain; (B) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (C) was in the possession of the receiving Party at the time of disclosure to it without obligation of confidentiality; (D) was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or (E) was independently developed by the receiving Party without reference to Confidential Information (including unaided mental impressions) of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party (I) as required by law, except with respect to those laws and regulations described in item (II), to satisfy any legal requirement of a competent government body; provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party of the request prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information; or (II) as required pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation system or federal or state securities laws or insurance or health regulatory regulations; provided that the Parties shall cooperate to minimize disclosure (e.g., redaction) consistent with such agreements, rules, laws, and regulations, including that the disclosing Party shall notify the other Party before such disclosure.

          (ii) Further, a Party shall not be considered to have breached its obligations under this Section 15.3 for disclosing Confidential Information to its attorneys, auditors and other professional advisors in connection with services rendered by such advisors, provided that such Party has confidentiality agreements with such

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               professional advisors and/or such advisors owe professional confidentiality obligations to such Party.

     (d) No Implied Rights. Each Party's Confidential Information shall remain the property of that Party. Nothing contained in this Section 15.3 shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party, and any such obligation or grant shall only be as provided by other provisions of this Agreement.

15.4 HIPAA Privacy and Security Requirements.

     (a)  Definitions.

          (i) The "Privacy Rule" shall mean the HIPAA regulations governing individually identifiable health information codified at 45 C.F.R. Parts 160 and 164.

          (ii) "Protected Health Information" or "PHI" shall have the meaning given to such term under the Privacy Rule, including 45 C.F.R.
               (S) 160.103, created or received by IBM under the terms of this Agreement.

          (iii) "Covered Entity" shall have the meaning given to such term under the Privacy Rule, including 45 C.F.R. (S) 160.103.

          (iv) "Business Associate" shall have the meaning given to such term under the Privacy Rule, including 45 C.F.R. (S) 160.103.

     (b) Obligations of IBM under the Privacy Rule. In order to receive the Services, Empire may be required to disclose certain PHI to IBM, and IBM may receive such PHI or create PHI on Empire's behalf in connection with its obligations under this Agreement. Empire and IBM shall protect the privacy and provide for the security of PHI disclosed to IBM pursuant to this Agreement in compliance with the Privacy Rule. IBM may use and disclose PHI created or received pursuant to this Agreement only as follows:

          (i) To Carry Out the Purposes of this Agreement. IBM may use and disclose PHI received from Empire or created on behalf of Empire to perform its obligations under this Agreement solely in accordance with the specifications set forth in this Agreement or as required by law.

          (ii) Nondisclosure. IBM shall not use or further disclose the PHI received from or created on behalf of Empire in a manner that would violate the requirements of the Privacy Rule (including the minimum necessary requirements), if done by Empire or any covered entity that Empire serves in the capacity of a business associate.

          (iii) Safeguards. IBM shall use appropriate safeguards to prevent use or disclosure of the PHI other than as provided for under this Agreement, including adopting policies and procedures regarding the safeguarding of PHI; providing training to relevant employees, independent contractors and subcontractors on such policies

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               and procedures to prevent the improper use or disclosure of PHI;
               and implementing appropriate technical safeguards to protect PHI.

          (iv) Reporting Improper Disclosures. IBM shall report in writing to Empire any use or disclosure of the PHI not provided for under this Agreement, of which IBM becomes aware promptly but in no event later than five (5) Business Days of first learning of any such use or disclosure.

          (v) Use of Agents and Subcontractors. IBM shall ensure that any Approved Subcontractors or agents to whom IBM provides PHI created or received pursuant to this Agreement agree to the same restrictions and conditions, as set forth in this Section 15.4, that apply to IBM with respect to such PHI.

          (vi) Availability of Information to Empire. Within ten (10) Business Days of receipt of a request from Empire, IBM shall, in accordance with such Empire request, make PHI available to Empire, provide Empire access to PHI, and/or make a copy of PHI available to Empire, all in accordance with the Privacy Rule, including 45 C.F.R. (S) 164.524. If the individual requests PHI directly from IBM, IBM shall not give the individual access to the PHI unless access is approved by Empire. Empire shall have full discretion to determine whether the individual shall be given access. If and to the extent that the IBM project office supporting the Empire environment or any IBM personnel providing Services to Empire receives, directly or indirectly, a request from an individual requesting PHI, IBM shall use Commercially Reasonable Efforts to notify Empire in writing promptly after and of such individual's request for PHI, as set forth in the previous two sentences, but in no event later than ten (10) Business Days of receiving such request.

          (vii) Amendment of PHI. Within ten (10) Business Days of a request from Empire, IBM shall make Empire's PHI available to Empire as it may request to fulfill its obligations to amend such PHI pursuant to the Privacy Rule, including 45 C.F.R. (S) 164.526. IBM shall incorporate any amendments to Empire's PHI into any and all PHI IBM maintains. If the individual requests an amendment to PHI directly from IBM, IBM shall not amend the PHI unless directed by Empire. Empire shall have full discretion to determine whether the amendment shall occur. If and to the extent that the IBM project office supporting the Empire environment or any IBM personnel providing Services to Empire receives, directly or indirectly, a request from an individual requesting PHI, IBM shall use Commercially Reasonable Efforts to notify Empire in writing promptly after and of such individual's request for an amendment to PHI, as set forth in the previous two sentences, but in no event later than ten (10) Business Days of receiving such request.

          (viii) Accounting of PHI. Within ten (10) Business Days of notice by Empire of a request for an accounting of disclosures of PHI by IBM or its subcontractors, IBM shall make available the account of such disclosures to Empire as requested for Empire to fulfill its obligations to provide an accounting pursuant to the Privacy Rule, including 45 C.F.R. (S) 164.528. IBM shall implement a process that allows for such an accounting. If the individual requests an accounting of

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               disclosures of PHI directly from IBM, IBM shall not provide the individual the account of such disclosures unless directed by Empire. Empire shall have full discretion to determine whether the individual shall be given such accounting. If and to the extent that the IBM project office supporting the Empire environment or any IBM personnel providing Services to Empire receives, directly or indirectly, a request from an individual requesting PHI, IBM shall use Commercially Reasonable Efforts to notify Empire in writing promptly after and of such individual's request for an accounting of disclosures of PHI, as set forth in the previous two sentences, but in no event later than ten (10) Business Days of receiving such request.

          (ix) Availability of Books and Records. As required by the Privacy Rule, IBM shall make its internal practices, books, and records relating to the use and disclosure of PHI received or created pursuant to this Agreement available to the Secretary of Health and Human Services for purposes of determining Empire's (or any covered entities that Empire services) compliance with the Privacy Rule.

          (x) Record Retention. IBM shall retain all PHI received from Empire, or created or received in the course of performing its obligations under this Agreement, for the duration of the Term of this Agreement unless otherwise directed by Empire.

     (c)  Audits and Inspection. Notwithstanding any provision set forth in
          Article 11 to the contrary, if Empire, in good faith, believes that IBM has breached any provision of this Section 15.4, then upon providing five (5) Business Days' written notice, Empire may inspect IBM's facilities, systems, books, records, agreements, policies and procedures relating to the use or disclosure of PHI pursuant to the Agreement, for the purpose of determining whether IBM has complied with this Agreement.

     (d)  Termination by Empire for Material Violation.

          (i) Subject to Section 15.4(d)(ii), Empire may terminate this Agreement, in accordance with Section 21.1(a), if IBM violates a material term of this Section 15.4. Upon termination of this Agreement for any reason, IBM shall return and/or destroy all PHI received or created pursuant to this Agreement that IBM maintains in any form, and shall retain no copies of such PHI; or, if return or destruction is not feasible, IBM shall continue to extend protections of this Agreement to such information, and limit further use or disclosure of such PHI to those purposes that make the return or destruction infeasible, for so long as IBM maintains such PHI.

          (ii) Cure. With respect to any IBM violation of a material term of
               Section 15.4(d)(i), IBM shall have the opportunity to cure such violation, as set forth in Section 21.1(a). If such violation is not cured within the time period set forth in Section 21.1(a), Empire may declare a material breach of the Agreement in accordance with Section 21.1 (a) or, if not feasible, report the problem to the Secretary of U.S. Health and Human Services, as set forth in 45 C.F.R. (S) 164.504(e)(1)(ii)(B).

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     (e)  Modifications to Privacy Rule. If the Privacy Rule is modified in any way impacting this Agreement, the Parties shall, at least sixty (60) days prior to the compliance date for such modifications, amend this Agreement to ensure compliance with such modifications. Actions to achieve such compliance may be New Services.

     (f) Interpretation of this Agreement. Any ambiguity in the terms set forth in this Section 15.4 shall be construed to permit Empire's full compliance with the Privacy Rule.

15.5 HIPAA Transactions Rule.

     At least sixty (60) days prior to the compliance date for the HIPAA Standards for Electronic Transactions ("Transactions Rule")(codified at 45 C.F.R. Parts 160 and 162), the Parties shall review this Agreement, and, as necessary, modify this Agreement to incorporate any relevant provisions, including provisions governing trading partner agreements. Actions to achieve such compliance may be New Services.

15.6 HIPAA Security Rule

     At least sixty (60) days prior to the compliance date for the HIPAA Security and Electronic Signature Standards ("Security Rule")(63 Fed. Reg. 43,242 (August 12, 1998)), the Parties shall review this Agreement, and, as necessary, modify this Agreement to incorporate any relevant provisions, including provisions governing chain of trust partner agreements. Actions to achieve such compliance may be New Services.

15.7 Other HIPAA Administrative Simplification Regulations

     At least sixty (60) days prior to the compliance date for any other HIPAA Administrative Simplification regulations, the Parties shall review this Agreement, and, as necessary, modify this Agreement to incorporate any relevant provisions. Actions to achieve such compliance may be New Services.

16.  REPRESENTATIONS AND WARRANTIES

16.1 Work Standards, Efficiency and Cost Effectiveness.

     IBM represents and warrants that the Services shall be rendered with promptness, efficiency and diligence and shall be executed in a workmanlike and cost-effective manner, in accordance with the practices and high professional standards used in well-managed operations performing services similar to the Services. IBM represents and warrants that it shall use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform the Services.

16.2 Maintenance.

     IBM represents and warrants that it shall maintain the in-scope Equipment and Software used to provide the Services, including (a) maintaining Equipment in good operating condition; (b) undertaking repairs and preventive maintenance on Equipment in accordance with the applicable Equipment manufacturer's recommendations; and (c) performing Software maintenance in accordance with the applicable Software vendor's documentation and recommendations.

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16.3 Technology

     IBM represents and warrants that it shall keep the Equipment, Software and other technologies provided by IBM in performing the Services (and for which IBM is responsible) current (which for purposes of this sentence shall mean that, subject to Section 3.3(f) of Schedule C, each such commercially available technology asset shall be generally supported by the respective vendor of such asset), provided, however, that with respect to the Equipment and Software appearing on the Refresh Matrix included as Attachment A2-B to the Data Center Services Schedule, IBM's responsibilities in this sentence shall be limited to, subject to Section 3.3(f) of Schedule C, complying with such Refresh Matrix. IBM represents and warrants that if commercially reasonable, IBM shall implement upgrades in technology, allowing the Parties to realize the benefits of any applicable increases in efficiency and productivity. IBM shall proactively seek out new technologies by surveying key suppliers to identify advances or changes in technology that are appropriate and beneficial to Empire, and shall contribute to the ongoing development of Empire's strategies, principles and standards (including with respect to technical, data and Applications architectures) through, at a minimum, periodic technical briefings which will present to Empire developments in technology which may be applicable to Empire business requirements.

16.4 Non-Infringement.

     (a) IBM represents and warrants that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any third party.

     (b) Empire represents and warrants that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any third party.

16.5 Authorization and Other Contracts.

     Each Party represents and warrants to the other that:

     (a) It has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement;

     (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party and will not constitute a violation of any judgment, order or decree;

     (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not constitute a material default under any material contract by which it or any of its material assets are bound, or an event that would, with notice or lapse of time or both, constitute such a default; and

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     (d)  There is no proceeding pending or, to the knowledge of the Party, threatened which challenges or may have a material adverse affect on this Agreement or the transactions contemplated by this Agreement.

16.6 Inducements.

     Each Party represents and warrants to the other Party that it has not violated (a) any applicable laws or regulations, or (b) any policies of the other Party of which it has been provided written notice in accordance with
     Section 23.4 (with a copy to the IBM Project Executive or the Empire Contract Executive, as applicable), regarding the offering of unlawful or prohibited inducements of the other Party in connection with this Agreement. If at any time during the Term, Empire determines that the foregoing warranty is materially inaccurate, then, in addition to any other rights Empire may have at law or in equity, Empire shall have the right to terminate this Agreement for cause and without cost, without affording IBM an opportunity to cure.

16.7 Viruses.

     IBM represents and warrants that it shall use Commercially Reasonable Efforts so that no Viruses are coded or introduced into the systems used to provide the Services. "Virus" shall mean (i) program code or programming instruction or set of instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise adversely affect computer programs, data files or operations; or (ii) other code typically described as a virus or by similar terms, including Trojan horse, worm or backdoor. Virus does not include Disabling Code.

     (a) In the event a Virus is found to have been introduced into the systems used to provide the Services, IBM shall (i) use Commercially Reasonable Efforts to (including assisting Empire in its efforts to) eliminate the effects of the Virus, and (ii) if the Virus causes a loss of operational efficiency or loss of data, assist Empire to the same extent to mitigate and restore such losses. With respect to IBM's initial efforts to perform the services as set forth in Sections 16.7(a)(i) and 16.7(a)(ii) above ("Initial Efforts"), such Initial Efforts shall continue only for a commercially reasonable period of time. The Parties acknowledge that (A) if IBM takes reasonable and prudent steps with respect to such Initial Efforts, and (B) if IBM's performance with respect to Service Levels is affected by such Initial Efforts, IBM shall be relieved (with respect to the period of time during which IBM took such Initial Efforts) from any failure to meet Service Levels, if such failure is due to such Initial Efforts; provided that immediately upon completion of IBM's Initial Efforts, IBM shall notify Empire if additional time and/or efforts will be needed to resolve issues with respect to the Virus. In response to such notification, Empire will indicate either: (I) that IBM shall continue to be relieved from performance with respect to those Service Levels affected and that IBM should continue its efforts to respond to such Virus, or (II) that IBM shall no longer be relieved from Service Levels (in which case IBM shall be relieved of providing Initial Efforts unless Empire approves additional resources to respond to the Virus).

     (b) In the event that both Parties used Commercially Reasonable Efforts to avoid the introduction of the Virus, IBM's efforts as provided in
          Section 16.7(a): (i) shall be at no additional charge to Empire, to the extent in-scope personnel are utilized, and (ii) shall be at Empire's cost, to the extent additional resources are utilized, provided that Empire shall have the right to approve use of all such additional resources.

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     (c)  If IBM is found to have not used Commercially Reasonable Efforts to avoid the introduction of the Virus: (i) IBM's efforts as set forth in
          Section 16.7(a) shall be at no additional charge to Empire; (ii) IBM shall engage additional resources, at IBM's cost, as necessary; and
          (iii) notwithstanding Section 16.7(a) above, after completion of IBM's Initial Efforts, IBM shall not be excused (as provided in Section 16.7(a)) with respect to those Service Levels affected, unless IBM's efforts to meet such affected Service Levels would cause or allow the Virus to spread.

     (d) Notwithstanding Sections 16.7(a)-(c), to the extent that IBM does not utilize additional resources to comply with its obligations under Sections 16.7(a)-(c) (and irrespective of whether either Party used Commercially Reasonable Efforts to avoid the introduction of the Virus), there will be no cost to Empire for IBM's efforts under Sections 16.7(a)-(c); otherwise, subject to Section 16.7(c)(ii), Empire will be responsible for the cost of such additional resources, provided that Empire shall have the right to approve use of all such additional resources.

16.8 Disabling Code.

     IBM represents and warrants that, without the prior written consent of Empire, IBM shall not insert into the Software any code which would have the effect of disabling or otherwise shutting down all or any portion of the Services ("Disabling Code"); provided, however, that "Disabling Code" shall not include programming code, programming instruction or set of instructions that that is distributed as part of hardware or software to ensure that the purchaser or licensee uses the product in accordance with the acquisition or license agreement (such code "Commercially-Provided Disabling Code") and which Software already contains such Commercially-Provided Disabling Code. IBM further represents and warrants that, with respect to any Disabling Code and Commercially-Provided Disabling Code that may be part of the Software, IBM shall not invoke such Disabling Code or Commercially-Provided Disabling Code at any time, including upon expiration or termination of this Agreement for any reason, without Empire's prior written consent.

16.9 Deliverables.

     IBM represents and warrants that each Deliverable (as defined in the Core Applications Schedule A) produced by Applications Software development projects undertaken by IBM, or for which IBM otherwise has responsibility for the successful completion as part of the Services, shall not, after final acceptance of the Deliverable by Empire, materially deviate from the specifications and requirements for such Deliverable set forth or referred to in the applicable project plans, provided that this Section 16.9 shall not be construed to relieve IBM from correcting any non-material deviations from the specifications and requirements for a Deliverable (and for which correction IBM shall be responsible).

16.10 SEI/CMM Level 5.

     IBM represents and warrants that its Applications development and maintenance operations in India which shall be utilized to provide the Services (a) are, as of the Effective Date, certified as complying with the requirements necessary to receive a Systems Engineering Institute ("SEI") and Capability Maturity Model ("CMM") Level of five (5), and (b) will comply with such requirements during the Term. Each three (3) years, commencing with the Effective Date, IBM

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     shall seek recertification as SEI/CMM Level five (5); to the extent IBM does not attain SEI/CMM Level five (5) during any such recertification, IBM shall take such measures as are necessary to achieve such recertification as SEI/CMM Level five (5) within a commercially reasonable period of time.

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16.11 Disclaimer.

     THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE. OTHER THAN AS PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     SUBJECT TO ITS OBLIGATIONS CONTAINED IN THIS AGREEMENT, IBM DOES NOT WARRANT THE ACCURACY OF ANY REPORT, DATA OR OTHER MATERIAL DELIVERED TO EMPIRE, AND IBM SHALL NOT BE LIABLE FOR ANY INACCURACY THEREOF, ALL TO THE EXTENT THAT THE INACCURACY RESULTS FROM INACCURATE DATA SUPPLIED BY EMPIRE.

     IBM does not warrant uninterrupted or error-free operation of any machines, software, products, or Services or that IBM will find or correct all defects.

17.  INSURANCE

17.1 Insurance Coverage.

     IBM shall during the Term have and maintain in force at least the following insurance coverages:

     (a) Employer's Liability Insurance, including coverage for occupational injury, illness and disease, and other similar social insurance with minimum limits per employee and per event of $1,000,000 and a minimum aggregate limit of $1,000,000 or the minimum limits required by law, whichever limits are greater.

     (b) Worker's Compensation Insurance, including coverage for occupational injury, illness and disease, and other similar social insurance in accordance with the laws of the country, state or territory exercising jurisdiction over the employee.

     (c) Comprehensive General Liability Insurance, including Products, Completed Operations, Premises Operations Personal and Advertising Injury, Contractual and Broad Form Property Damage liability coverages, on an occurrence basis, with a minimum combined single limit per occurrence of $5,000,000 and a minimum combined single aggregate limit of $10,000,000. This coverage shall be endorsed to name Empire as additional insured.

     (d) Electronic Data Processing Insurance providing coverage for all risks of loss or damage to IBM's equipment, data, media and valuable papers, with a minimum limit adequate to cover such risks on a replacement cost or upgrade basis or $10,000,000, whichever is greater. Such insurance shall include Extra Expense and Business Income coverage for IBM with a separate minimum limit equal to $10,000,000.

     (e) Property Insurance for all risks of physical loss of or damage to buildings, business personal property (except property covered by Electronic Data Processing Insurance) or other property that is in the possession, care, custody or control of IBM pursuant to this

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          Agreement, with a minimum limit adequate to cover risks on a replacement costs basis. Such insurance shall include Extra Expense and Business Income coverage for IBM with a separate minimum limit equal to $36,000,000.

     (f) Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles for bodily injury, property damage, uninsured motorist and underinsured motorist liability with a minimum combined single limit per accident of $1,000,000 or the minimum limit required by law, whichever limit is greater. This coverage shall be endorsed to name Empire as additional insured.

     (g) Commercial Crime Insurance, including blanket coverage for Employee Dishonesty and Computer Fraud, for loss or damage arising out of or in connection with any fraudulent or dishonest acts committed by the employees of IBM, acting alone or in collusion with others, including the property and funds of others in their possession, care, custody or control, with a minimum limit per event of $10,000,000.

     (h) Errors and Omissions Liability Insurance covering liability for loss or damage due to an act, error, omission or negligence, or due to machine malfunction, with a minimum limit per event of $10,000,000.

     (i) Umbrella Liability Insurance with a minimum limit of $50,000,000 in excess of the insurance coverage described in Sections 17.1(a), 17.1(c) and 17.1(f).

17.2 Insurance Terms.

     (a) The insurance coverages under Sections 17.1(a) through 17.1(h) shall be primary, except with respect to Section 17.1(c) for work performed at Empire Facilities, and all coverage shall be non-contributing with respect to any other insurance or self insurance which may be maintained by Empire. To the extent any coverage is written on a claims-made basis, it shall allow for reporting of claims until the later of one (1) year after the Term or the expiration of the period of the applicable limitations of actions.

     (b) IBM shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and that not less than thirty
          (30) days' written notice shall be given to Empire prior to any modification, cancellation or non-renewal of the policies. The insurers selected by IBM shall be of good standing and authorized to conduct business in the jurisdictions in which Services are to be performed. When the policy is issued each such insurer shall have at least an A.M. Best rating of A- and replacement coverage shall be sought if the insurer's rating goes below B+, except for Property Insurance in the United States where IBM may use its own captive insurance company to meet regulatory requirements. IBM shall assure that its subcontractors, if any:

          (i) are endorsed as additional insureds on IBM coverages specified by this Article 17; or

          (ii) maintain:

               (A) such insurance provided in Section 17.1(a), with minimum limits of $1,000,000;

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               (B)  such insurance provided in Section 17.1(b);

               (C) such insurance provided in Section 17.1(c), with minimum limits of $1,000,000, which coverage shall be endorsed to name IBM as additional insured; and

               (D) such insurance provided in Section 17.1(f), with minimum limits of $250,000 per person and $500,000 per occurrence, which coverage shall be endorsed to name IBM as additional insured.

     (c) In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Article 17, IBM shall be solely responsible to take such action. IBM shall provide Empire with contemporaneous notice and with such other information as Empire may request regarding the event. Moreover, Empire shall provide to IBM reasonable assistance and cooperation with respect to any insurance claim.

     (d) IBM's obligation to maintain insurance coverage shall be in addition to, and not in substitution for, IBM's other obligations hereunder and IBM's liability to Empire shall not be limited to the amount of coverage required hereunder.

18.  INDEMNITIES

18.1 Indemnity by IBM.

     IBM agrees to defend, at its expense, Empire and its Affiliates and their respective officers, directors, employees, agents, successors and assigns against any and all non-Affiliated third party claims set forth below:

     (a) Any claim alleging an IBM failure to observe or perform any duties or obligations to be observed or performed on or after the Effective Date by IBM under any of the contracts, including Software licenses, Equipment leases and Third Party Services Contracts, assigned to IBM or for which IBM has assumed financial, administrative or operational responsibility; provided that IBM shall not be responsible for any IBM failure due to Empire's express instruction to IBM to continue to operate under any of such contracts in violation of the duties or obligations thereunder;

     (b) Any claims of infringement or misappropriation of any patent, trade secret, trademark, copyright or other proprietary rights, alleged to have occurred because of systems or other resources provided by IBM to Empire, or based upon performance of the Services by IBM; provided that:

          (i) this indemnity shall apply to third party systems or third party resources unless: (A) with respect to third party systems or other third party resources provided by IBM to Empire, IBM determines that the indemnity provided by such third party with respect to such systems or other resources is more limited than the indemnity provided in this Section 18.1(b), and (B) IBM, prior to using such systems or resources, notifies Empire and requests that IBM's indemnity

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               obligations be similarly limited as the indemnity offered by the third party and Empire approves the limited indemnity in writing; provided however, that if Empire does not approve the limited indemnity, then: (I) if IBM proceeds with providing such third party system or third party resource, then IBM shall be responsible for the indemnity set forth in this Section 18.1(b), or (II) IBM shall not provide such third party system or third party resource; provided however, that such a decision by IBM not to provide such system or resource shall not relieve IBM of its obligation to provide the Services. Notwithstanding items (I) and
               (II), Empire shall have the right to separately negotiate with the third party providing such limited indemnity, or any other third party, and to be legally responsible for such system or resource; and

          (ii) IBM shall have no obligation to indemnify Empire if and only to the extent that such Loss arises out of:

               (A) Empire's or Empire's agents modification of such Equipment, Software or products or use by Empire of such Equipment, Software or products in other than their specified operating environment, unless such modification or use was at the direction, request or recommendation of, or in accordance with the specifications provided by, IBM;

               (B) Empire's or Empire's agents combination of such Equipment, Software or products with products, data, or apparatus not provided by IBM unless such combination was at the direction, request or recommendation of, or in accordance with the specifications provided by, IBM;

               (C) any portion of such Equipment, Software or products that are designed in accordance with written, detailed specifications provided by Empire, to the extent that infringement necessarily arises from such specifications;

               (D) any health care business process employed by Empire as of the Effective Date and followed by IBM, and any IT business process employed by Empire as of the Effective Date and followed by IBM, which health care business process or IT business process Empire specifically directs IBM to follow; provided, however that with respect to IT business processes, this item (D) shall only apply to claims arising and asserted during the one (1) year following transition of the Services from which the claim arises;

               (E) any infringement or misappropriation claims for which Empire is required to indemnify IBM under Section 18.2(b); or

               (F) any claims of patent infringement, including contributory infringement or inducement to infringe, of any call center patents. Notwithstanding the previous sentence, IBM shall have an obligation to indemnify Empire, in accordance with this Article 18, for any claims of patent

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                    infringement, including contributory infringement or
                    inducement to infringe, of any call center patents where:

                    (I) (1)calls to the Help Desk are related solely to information technology issues and questions related directly to the Services; (2) the Help Desk Services are provided from facilities owned or leased by IBM or its Affiliates; and (3) no entity other than IBM or its Affiliates update databases associated with provision of the Help Desk Services (e.g., databases tracking help desk calls and trouble tickets); or

                    (II) IBM fails to comply with applicable IBM licenses for
                         call center patents, if any, and such failure directly causes a Loss to Empire.

                    IBM is only obligated to provide Help Desk Services in accordance with Schedule A-3. IBM shall not be responsible for determining whether Empire requires a license to call center patents, obtaining any such license on Empire's behalf, or paying any fees relating to any such licenses.

     (c) Any claim or action by, on behalf of, or related to, a Transitioned Employee's employment with IBM arising on or after the Employment Start Date for such employee, including claims arising under occupational health and safety, worker's compensation, ERISA or other applicable federal, state, or local laws or regulations;

     (d) Any claim or action by IBM's subcontractors arising out of IBM's breach or violation of IBM's subcontracting arrangements;

     (e) Any claim alleging a violation by IBM or act or omission of IBM arising out of or relating to:

          (i) any law or regulation for the protection of persons or members of a protected class or category of persons,

          (ii) sexual discrimination or harassment, or

          (iii) any other aspect of the employment relationship between or among IBM, IBM Personnel, IBM's subcontractors or agents or the termination of such relationship (including claims for breach of a contract of employment);

     (f) Any claim alleging an IBM breach of its obligations with respect to Confidential Information set forth in Article 15;

     (g) Any claim with respect to IBM's use of any Third Party Software to the extent the Loss results from a breach by IBM of any provisions of the applicable third party license agreement;

     (h) Any environmental claims (i.e., hazardous materials, asbestos, but not environmental problems such as non-functioning chillers, air conditioning) arising at IBM's facilities,

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          except to the extent that the environmental claim or damage is caused by Empire or arises from a failure of Empire's responsibilities; provided however, that any environmental claims related to the Staten Island Data Center shall be governed by the provisions of the Staten Island Data Center Sublease between the Parties;

     (i) Any claim alleging an IBM failure to obtain and provide to Empire any Required Consent which IBM is obligated to provide under this Agreement; and

     (j) Any claim arising out of or related to occurrences that are covered by the insurance coverages IBM is required to insure against pursuant to
          Section 17.1(c) or 17.1(f), but only if IBM has failed to obtain the required insurance coverage or obtained coverage in an amount less than the insurance coverage limits that IBM is required to maintain pursuant to such Sections and only to the extent such a claim would have been covered under such insurance policies. In no event shall IBM's liability under this Section 18.1(j) be greater, in the aggregate, than the amount of insurance coverage IBM is required to maintain pursuant to Article 17. The limitations set forth in this
          Section 18.1(j) are not intended to otherwise limit IBM's overall liability, but only IBM's liability under this Section 18.1(j).

18.2 Indemnity by Empire.

     Empire agrees to defend, at its expense, IBM and its Affiliates and their respective officers, directors, employees, agents, successors and assigns against any and all non-Affiliated third party claims set forth below:

     (a) Any claim alleging an Empire failure to observe or perform any duties or obligations to be observed or performed (i) prior to the Effective Date by Empire under any of the contracts, including Software licenses, Equipment leases and Third-Party Services Contracts, assigned to IBM or for which IBM has assumed financial, administrative or operational responsibility, and (ii) during the Term under such contracts, if and only to the extent Empire retains any duties or obligations with respect to such contracts;

     (b) Any claims of infringement or misappropriation of any patent, trade secret, trademark, copyright or other proprietary rights, alleged to have occurred because of Equipment and Software (except IBM Logoed Equipment and IBM Software) provided by Empire to IBM to be utilized by IBM in connection with the Services and only to the extent that IBM so uses such Equipment and Software solely in connection with the Services or otherwise for Empire's benefit; provided that Empire shall have no obligation to indemnify IBM if and only to the extent that such Loss arises out of:

          (i) IBM's, or any IBM subcontractor's, modification of such Equipment, Software or products or use by IBM of such Equipment, Software or products in other than their specified operating environment or unless such modification or use was at the direction, request or recommendation of, or in accordance with the specifications provided by, Empire;

          (ii) IBM's or any IBM subcontractor's combination of such Equipment, Software or products with products, data, or apparatus not provided by Empire unless such

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               combination was at the direction, request or recommendation of, or in accordance with the specifications provided by, Empire;

          (iii) any portion of such Equipment or Software that are designed in accordance with written, detailed specifications provided by IBM, to the extent that infringement necessarily arises from such specifications; or

          (iv) any infringement or misappropriation claims for which IBM is required to indemnify Empire under Section 18.1(b).

     (c) Any claim or action by, on behalf of, or related to, a Transitioned Employee's employment with Empire arising prior to the Employment Start Date for such employee, including claims arising under the occupational health and safety, worker's compensation, ERISA or other applicable federal, state or local laws or regulations;

     (d) Any claim alleging a violation by Empire or act or omission of Empire arising out of or relating to:

          (i) any law or regulation for the protection of persons or members of a protected class or category of persons,

          (ii) sexual discrimination or harassment, or

          (iii) any other aspect of the employment relationship between Empire, Empire employees, its subcontractors or its agents or the termination of such relationship (including claims for breach of a contract of employment);

     (e) Any claim alleging an Empire breach of its obligations with respect to Confidential Information set forth in Article 15;

     (f) Any claim with respect to Empire's use of any Third Party Software not provided by IBM to the extent the Loss results from a breach by Empire of any provisions of the applicable third party license agreement; and

     (g) Any environmental claims (i.e., hazardous materials, asbestos, but not environmental problems such as non-functioning chillers, air conditioning) arising at Empire's facilities, except to the extent that the environmental claim or damage is caused by IBM or arises from a failure of IBM's responsibilities; provided however, that any environmental claims related to the Staten Island Data Center shall be governed by the provisions of the Staten Island Data Center Sublease between the Parties.

18.3 Additional Indemnities.

     IBM and Empire each agree to defend the other, and its Affiliates, officers, directors, employees, agents, successors and assigns, against any and all non-Affiliated third party claims set forth below: (a) the death or bodily injury of any agent, employee (other than an employee of the indemnitor), customer, business invitee, or business visitor or other person caused by the tortious conduct of the indemnitor; (b) the damage, loss or destruction of any real or tangible personal property caused by the tortious conduct of the indemnitor; and (c) any claim, demand, charge,

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     action, cause of action, or other proceeding asserted against the indemnitee but resulting from an act or omission of the indemnitor in its capacity as an employer of a person.

18.4 Procedures With Respect to Indemnities.

     If IBM or Empire is obligated to provide the defense, as provided in
     Section 18.1, 18.2 or 18.3, then subject to the procedures provided in
     Section 18.6, such Party shall pay to the other Party all Losses (a) finally awarded to a third party, or (b) paid via settlement to a third party. The Parties acknowledge that such Losses shall not be limited by
     Section 19.2(a).

18.5 Infringement.

     If any item used by IBM to provide the Services becomes, or in IBM's reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, IBM shall, in addition to indemnifying Empire and in addition to Empire's other rights, promptly take the following actions, at no additional charge to Empire, in the listed order of priority: (a) promptly at IBM's expense secure the right to continue using the item, or (b) if this cannot be accomplished with Commercially Reasonable Efforts, then at IBM's expense, replace or modify the item to make it non-infringing or without misappropriation, provided that any such replacement or modification will not degrade the performance or quality of the affected component of the Services, or (c) if neither of the foregoing can be accomplished by IBM with Commercially Reasonable Efforts, and only in such event, then remove the item from the Services, in which case IBM's charges shall be equitably adjusted to reflect such removal, or if in Empire's reasonable opinion such removal is material to all or any portion of the remaining Services Empire may terminate such portion of the affected Services or the entire Agreement, as the case may be, without penalty. The foregoing in this Section 18.5 shall not apply with respect to any non-IBM Software or non-IBM Logoed Equipment: (i) made available to IBM by Empire but for which Empire retains legal responsibility; or (ii) assigned to IBM by Empire and for which IBM has not re-negotiated, renewed, extended or replaced the underlying license, lease, or other applicable agreement. In the event of any infringement or misappropriation claim or proceeding related to non-IBM Software or non-IBM Logoed Equipment specified in item (ii) in the previous sentence, IBM shall pursue remedies available within such underlying license, lease, or other applicable agreement.

18.6 Indemnification Procedures.

     With respect to third party claims the following procedures shall apply:

     (a) Notice. Promptly after receipt by any entity entitled to indemnification under Sections 18.1 through 18.3 of notice of the assertion or the commencement of any action, proceeding or other claim by a third party in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall promptly notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor acknowledges its indemnification

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          obligation and elects to assume control of the defense and settlement of that claim (a "Notice of Election").

     (b)  Procedure Following Notice of Election.

          If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any non-monetary settlement of such claim or ceasing to defend against such claim and
          (ii) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with Section 18.6(a), the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim, except for legal expenses incurred by the indemnitee in providing assistance requested by the indemnitor. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or required to be paid by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor. The indemnitee shall provide such reasonable assistance in connection with the defense and settlement of the claim as may be requested by the indemnitor, at the expense of the indemnitor; or

     (c) Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to a claim, or otherwise fails to acknowledge its indemnification obligation or to assume the defense of a claim, within the required notice period, or fails to reasonably diligently defend the claim, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost, expense, and risk of the indemnitor, including payment of any judgment or award and the costs of settlement or compromise of the claim. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim. If it is determined that the indemnitor failed to defend a claim for which it was liable, the indemnitor shall not be entitled to challenge the amount of any settlement or compromise paid by the indemnitee.

18.7 Subrogation.

     In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to this Article 18, the indemnitor shall, upon fulfillment of its obligations with respect to indemnification, including payment in full of all amounts due pursuant to its indemnification obligations, be subrogated to the rights of the indemnitee with respect to the claims to which such indemnification relates.

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19.  LIABILITY

19.1 General Intent.

     Subject to the specific provisions of this Article 19, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by this Agreement.

19.2 Liability Restrictions.

     (a) SUBJECT TO SECTION 19.2(c), IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN
          TORT), SHALL A PARTY BE LIABLE FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

     (b) Subject to Section 19.2(d), each Party's total and aggregate liability to the other under this Agreement, whether in contract or in tort (including breach of warranty, negligence and strict liability in tort) shall be limited to an amount equal to the total charges payable to IBM by Empire pursuant to this Agreement for the [**] prior to the month in which the first event giving rise to the liability occurred; provided that such amount shall be increased to the total charges payable to IBM by Empire pursuant to this Agreement for the [**] prior to the month in which the first event giving rise to the liability occurred, if and to the extent that either Party suffers damages occasioned by (i) the tortious willful misconduct or tortious gross negligence of the other Party; or (ii) in the case of IBM, the failure to provide Termination/Expiration Assistance to Empire, in accordance with this Agreement. If the first event giving rise to liability occurs during the [**] after the Effective Date [**], liability shall be limited to an amount equal to the total charges that would be payable to IBM pursuant to this Agreement for proper performance for the Services during such [**] period [**]. Service Level Credits do not count against and do not reduce the amounts available under the foregoing limitations.

     (c) The limitations set forth in Section 19.2(a) shall not apply with respect to damages occasioned by a Party's breach of its obligations with respect to Confidential Information. For clarification, the limitations set forth in Section 19.2(a) shall not apply with respect to: (i) any and all Losses to be paid pursuant to Section 18.4, (ii) fines, penalties, interest and similar financial obligations levied as a result of a Party's breach of Section 22.1 of this Agreement; or
          (iii) charges due and payable to IBM under the Agreement (including amounts owing for Services rendered).

     (d) The limitations set forth in Section 19.2(b) shall not apply with respect to:

          (i)  any and all Losses to be paid pursuant to Section 18.4;

          (ii) damages occasioned by a Party's breach of its obligations with respect to Confidential Information;

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          (iii) fines, penalties, interest and similar financial obligations levied as a result of a Party's breach of Section 22.1 (a) of this Agreement; and

          (iv) Empire's failure to pay any charges due and payable to IBM under the Agreement (including amounts owing for Services rendered).

     (e) The following shall be considered direct damages and shall not be considered consequential damages to the extent they result from a Party's failure to fulfill its obligations in accordance with this
          Agreement:

          (i) costs of restoring, reloading, and (if necessary) recreating any of Empire's information lost or damaged (including journals and logs), in the event that IBM fails to make backups as required under the Agreement (including failure to accurately or completely make such backups) or fails to maintain and store such backups;

          (ii) costs of implementing a workaround in respect of a failure to provide the Services;

          (iii) costs of replacing lost or damaged equipment, software and materials;

          (iv) costs and expenses incurred to correct errors in software maintenance and enhancements provided as part of the Services, provided that this provision shall not be read to increase a Party's obligations under this Agreement;

          (v) costs and expenses incurred to procure the Services from an alternate source; and

          (vi) incremental compensation incurred by Empire or its Affiliates for full-time and temporary personnel, and any required travel expenses, telecommunication charges, and similar charges, reasonably incurred by Empire in mitigating the effects of the failure of IBM to provide the Services (including Termination/Expiration Assistance) or incurred in connection with
               (i) through (v) above, but excluding any costs associated with relationship management of Empire's customers due to any such failure (collectively "Overtime Damages").

          The foregoing shall not preclude either Party from proving other direct damages. If and only if Overtime Damages exceed one hundred thousand dollars ($100,000) per event or series of related events causing such Overtime Damages, Empire may claim such Overtime Damages with respect to such event or series of related events, up to an amount equal to five hundred thousand dollars ($500,000), subject to the cumulative limits specified in Section 19.2(b). Notwithstanding the previous sentence, in the event of a failure by IBM to provide Termination/Expiration Assistance in accordance with this Agreement, the foregoing limits shall not apply to a claim by Empire for Overtime Damages, except that such Overtime Damages shall be subject to the limits specified in Section 19.2(b). In any event, the amount of Overtime Damages shall be reduced by the Service Level Credits applicable to the event or series of events which lead to the Overtime Damages. The foregoing states IBM's entire liability for Overtime Damages.

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     (f)  Each Party shall have a duty to mitigate damages for which the other
          Party is responsible.

19.3 Force Majeure.

     (a) No Party shall be liable for any default or delay in the performance of its obligations under this Agreement (i) if and to the extent such default or delay is caused, directly or indirectly, by acts of terrorism, fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, or any other such similar cause beyond the reasonable control of such Party, and (ii) provided the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and could not reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means (including with respect to IBM by IBM meeting its obligations for performing disaster recovery services as described in this Agreement).

     (b) In such event the non-performing Party shall be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such Party continues to use Commercially Reasonable Efforts to recommence performance or observance without delay. Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within twenty-four (24) hours of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

     (c) If any event under Section 19.3(a) substantially prevents, hinders or delays performance of the Services substantially interfering with Empire's business for more than three (3) consecutive days, then at Empire's option: (A) Empire may procure such Services from an alternate source, and IBM shall be liable for payment for such Services from the alternate source, less any amounts that Empire did not pay to IBM as the result of Services not being rendered, for so long as the delay in performance shall continue; (B) effective beginning seven (7) days after the occurrence of the force majeure event, Empire may terminate any portion of this Agreement so affected, subject only to Empire payment of Wind Down Costs, and the charges payable hereunder shall be equitably adjusted to reflect those terminated Services; or (C) effective beginning seven (7) days after the occurrence of the force majeure event, Empire may terminate this Agreement without liability to Empire or IBM, subject only to Empire payment of Wind Down Costs, as of a date specified by Empire in a written notice of termination to IBM. Subject to the preceding sentence, IBM shall not have the right to any additional payments from Empire for costs or expenses incurred by IBM as a result of any force majeure occurrence. In the event that Empire pays such Wind Down Costs, then upon Empire's request, IBM shall convey to Empire the Equipment and Software, on a case-by-case basis, which Empire paid for as part of such Wind Down Costs.

     (d) In addition to Empire's rights set forth in this Section 19.3, as a premier customer of IBM (as provided in Section 10.8), Empire shall receive the following Services with respect to IBM response to a force majeure occurrence:

          (i) Whenever a force majeure occurrence causes IBM to allocate limited resources between or among IBM's customers, IBM shall allocate such resources in an

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               equitable manner and shall not disadvantage Empire with respect to such allocation.

          (ii) In addition, in no event shall IBM re-deploy or reassign any personnel filling Key IBM Positions on the Empire account to another IBM customer, in the event of a force majeure occurrence; provided however, that if a force majeure occurrence affects another IBM customer and does not affect Empire, IBM may request that Empire allow IBM, subject to IBM's obligations to perform the Services in accordance with the Service Levels, to allocate certain personnel filling Key IBM Positions to such other IBM customers, on a temporary basis. Empire shall consider any such IBM request in good faith and determine, in its sole discretion, whether to permit such reallocation.

20.  DISPUTE RESOLUTION

     Any dispute between the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by IBM or Empire, shall be resolved as provided in this Article 20.

20.1 Informal Dispute Resolution.

     (a) Subject to Section 20.1(b), the Parties initially shall attempt to resolve the dispute informally, in accordance with the following:

          (i) Upon the written notice by a Party to the other Party of a dispute ("Dispute Date"), each Party shall appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

          (ii) The designated representatives shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the dispute which the Parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

          (iii) During the course of discussion, all reasonable requests made by a Party to the other for non-privileged information, reasonably related to the dispute, shall be honored in order that a Party may be fully advised of the other's position.

          (iv) The specific format for the discussions shall be left to the discretion of the designated representatives.

     (b) Litigation of a dispute may only be commenced by either Party upon the earlier to occur of any of the following:

          (i) the designated representatives conclude in good faith that amicable resolution through continued negotiation of the matter does not appear likely;

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          (ii) thirty (30) days have elapsed from the Dispute Date (this period shall be deemed to run notwithstanding any claim that the process described in this Section 20.1 was not followed or completed); or

          (iii) commencement of litigation is reasonably deemed appropriate by a Party to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors, or a Party makes a good faith determination that a temporary restraining order or other injunctive relief is necessary with respect to this Agreement.

20.2 Litigation.

     For all litigation which may arise with respect to this Agreement, the Parties irrevocably and unconditionally submit (a) to the exclusive jurisdiction and venue (and waive any claim of forum non conveniens) of the United States District Court for the Southern District of New York or (b) if such court does not have jurisdiction, to the Supreme Court of the State of New York, New York County. The Parties further consent to the jurisdiction of any state court located within a district which encompasses assets of a Party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such Party.

20.3 Continued Performance.

     Each Party agrees to continue performing its obligations under this Agreement while a dispute is being resolved, except to the extent the issue in dispute precludes performance (dispute over payment shall not be deemed to preclude performance) and without limiting either Party's right to terminate this Agreement as provided in Article 21. Notwithstanding the foregoing sentence, IBM may suspend performance upon Empire's failure to materially comply with Section 14.7 in an amount equal to at least $100,000, within fifteen (15) days of Empire's receipt of written notice (sent by certified mail to the Empire Contract Executive) from IBM of such failure; provided that IBM shall provide an additional four (4) days' written notice (sent by certified mail to the Empire Contract Executive), subsequent to the initial fifteen (15) days' notice period, prior to any actual suspension of performance.

20.4 Governing Law.

     This Agreement and performance under it shall be governed by and construed in accordance with the laws of the state of New York without regard to any portion of its choice of law principles which might provide for application of a different jurisdiction's law. The Parties expressly intend to avail themselves of the benefits of Section 5-1401 of the New York General Obligations Law.

20.5 Customer Claims.

     With respect to claims against IBM by Empire's customers related to the provision of Services under this Agreement, Empire will use Commercially Reasonable Efforts to attempt to resolve any issues with respect to any such claim and shall cooperate with IBM in its defense of such claim; provided however, that this Section 20.5 shall not obligate Empire to formally defend IBM.

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20.6 Waiver of Right to Jury Trial.

     The Parties hereby unconditionally waive their respective rights to a jury trial of any claim or cause of action arising directly or indirectly out of, related to, or in any way connected with the performance or breach of this Agreement, and/or the relationship that is being established among them.

21.  TERMINATION

21.1 Termination for Cause.

     (a) Empire may, by giving written notice to IBM, terminate this Agreement, in whole or in-part, for cause and for no-cost, in the event of any of the following:

          (i) IBM commits a material breach of this Agreement, which breach is not cured within ten (10) days after notice of such breach is received by IBM from Empire; or

          (ii) IBM commits numerous breaches, over a period of one year, of its duties or obligations which breaches do not arise out of a single event or series of closely related events, and which breaches collectively constitute a material breach of this Agreement.

     (b) Without limiting the generality of Section 21.1(a) of this Agreement, if, for any four (4) months within any rolling twelve (12) consecutive month period, IBM is assessed as liable to pay Service Level Credits equal to the Amount at Risk for the applicable month within respect to either (i) the Managed Operations Services, or (ii) the Modernization Services, then Empire may, by giving written notice to IBM, terminate the affected Services in whole (i.e., the entirety of the Managed Operations Services or the Modernization Services, as applicable) for cause and for no-cost.

     (c) In the event that Empire fails to pay IBM when due charges totaling at least one (1) month's charges under this Agreement (except for (i) amounts set off pursuant to Section 14.6, and (ii) disputed payments withheld or paid into escrow pursuant to Section 14.7) and fails to make such payment within thirty (30) days of written notice from IBM of the failure to make such payment, IBM may by giving written notice to Empire terminate this Agreement upon at least thirty (30) days' written notice, as specified in the notice of termination.

21.2 Termination for Material Infringement or Breach of Confidentiality.

     Each Party ("Affected Party") may, by giving at least thirty (30) days' written notice to the other Party, terminate this Agreement at no-cost to the terminating Party, in the event of either of the following:

     (a) the other Party materially infringes the intellectual property rights with respect to the Affected Party's intellectual property, as provided or made available by the Affected Party to the other Party under this Agreement, or

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     (b)  senior management of the other Party materially breaches its responsibilities with respect to Confidential Information of the Affected Party,

     which infringement (with respect to item (a)) or breach (with respect to item (b)) the other Party does not use Commercially Reasonable Efforts to discontinue within twenty (20) days after written notice of such infringement or breach is received from the Affected Party by the other Party, provided however, that all infringements or breaches that are the basis for the Affected Party's right to terminate pursuant to this Section
     21.2 must have occurred within six (6) months of the notice of termination. Termination under this Section 21.2 shall be deemed to be for cause.

21.3 Termination for Convenience.

     Effective twenty-four (24) months after the Effective Date (i.e., at the beginning of the twenty-fifth (25th) month of the Agreement), Empire may terminate this Agreement, in whole or in-part, for convenience and without cause at any time by giving IBM at least four (4) months' prior written notice designating the termination date and paying to IBM on the effective date of termination: (a) the applicable amount specified in Exhibit 10 to Schedule C, and (b) Wind Down Costs, although such payment of Wind Down Costs shall not be a condition precedent to the termination. The amount due IBM pursuant to Schedule C for Wind Down Costs shall not include costs to the extent Empire reduces the Wind Down Costs by purchasing Equipment or Software from IBM or hiring IBM Personnel, as provided in Section 21.10, or other mitigation of such costs. In the event that a purported termination for cause by Empire under Section 21.1 is determined by a competent authority not to be properly a termination for cause, then such termination by Empire shall be deemed to be a termination for convenience under this
     Section 21.3. Any partial termination pursuant to this Section 21.3 shall be not less than a complete Tower, unless otherwise agreed by IBM. In the event that Empire pays such Wind Down Costs, then upon Empire's request, IBM shall convey to Empire the Equipment and Software, on a case-by-case basis, which Empire paid for as part of such Wind Down Costs.

21.4 Termination Upon Change of Control.

     (a) In the event (i) that (A) another entity, directly or indirectly, in a single transaction or series of related transactions, acquires either Control of IBM or all or substantially all of the assets of IBM, or
          (B) IBM is merged with or into another entity, and (ii) Empire has a reasonable concern with such other entity, including such instances in which: (I) the entity is an Empire Competitor, (II) the entity has a poor relationship with Empire, or (III) Empire has a significant concern as to such entity's ability to perform, then, at any time within six (6) months after Empire receives notice of the last to occur of such events, Empire may terminate this Agreement, for no-cost, by giving IBM at least ninety (90) days' prior written notice and designating a date upon which such termination shall be effective.

     (b) In the event that (i) another entity, directly or indirectly, in a single transaction or series of related transactions, acquires either Control of Empire or all or substantially all of the assets of Empire, or (ii) Empire is merged with or into another entity, then, at any time within twelve (12) months after Empire receives notice of the last to occur of such events, Empire may terminate this Agreement by
          (A) giving IBM at least ninety (90) days' prior written notice and designating a date upon which such termination shall be

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          effective, and (B) paying to IBM on the effective date of termination:
          (I) the applicable amount specified in Exhibit 10 to Schedule C, and
          (II) Wind Down Costs, although such payment of Wind Down Costs shall not be a condition precedent to the termination. For purposes of this
          Section 21.4(b), an initial public offering shall not be deemed to be a change of Control of Empire.

21.5 Termination Due To Force Majeure Event.

     This Agreement may also be terminated in whole or part as provided in
     Section 19.3(c).

21.6 Termination Due To IBM's Financial Inability To Perform.

     If: (a) IBM files any petition in bankruptcy, (b) IBM has an involuntary petition in bankruptcy filed against it which is not challenged in twenty
     (20) days and dismissed within sixty (60) days, (c) IBM becomes insolvent,
     (d) IBM makes a general assignment for the benefit of creditors, (e) IBM admits in writing its inability to pay its debts as they mature, (f) IBM has a receiver appointed for its assets, or (g) IBM has any significant portion of its assets attached, then Empire shall have the right to terminate this Agreement, subject only to Empire payment of Wind Down Costs.

21.7 Additional Termination Rights.

     Given the sensitive nature of the Services provided by IBM to Empire, Empire may terminate this Agreement, in whole or in-part, for no-cost, by giving written notice to IBM within six (6) months after Empire receives notice of any of the following events:

     (a) IBM enters the health insurance business (provided that IBM's self insurance of its own employees, or those of its Affiliates, shall not be deemed entering into the health insurance business); or

     (b) IBM, directly or indirectly, in a single transaction or series of related transactions, acquires either (i) Control of, or (ii) all or substantially all of the assets of another entity which is in the health insurance business and continues to be in the health insurance business subsequent to such transaction(s); or

     (c) another entity which is in the health insurance business acquires, directly or indirectly, in a single transaction or series of related transactions, either (i) Control of, or (ii) all or substantially all of the assets of IBM.

21.8 Charges Upon Partial Termination.

     In the event of any termination in-part by Empire, as provided in this Agreement, the charges payable under this Agreement for Services will be equitably adjusted to reflect those services that are terminated.

21.9 Extension of Termination/Expiration Effective Date.

     Empire may extend the effective date of termination/expiration one or two times as it elects in its discretion, by providing not less than sixty (60) days' prior written notice to IBM for each such extension, provided that the total of all such extensions shall not exceed one hundred eighty

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     (180) days following the effective date of termination/expiration in place immediately prior to the initial extension under this Section.

21.10 Termination/Expiration Assistance.

     (a) Provision of Services Prior to Termination/Expiration Date. Commencing six (6) months prior to expiration of this Agreement or on such earlier date as Empire may request, or commencing upon any notice of termination or partial termination (as limited by the next sentence), including notice based upon default by Empire or of non-renewal of this Agreement, and continuing through the effective date of expiration or, if applicable, of termination of this Agreement (as such effective date may be extended pursuant to Section 21.9), IBM shall provide to Empire, or at Empire's request to Empire's designee, the reasonable termination/expiration assistance requested by Empire to allow the Services to continue in accordance with the terms of the Agreement and to facilitate the orderly transfer of the Services to Empire or its designee ("Termination/Expiration Assistance"), provided that to the extent that termination is pursuant to Section 21.1(c), Empire shall either (1) pre-pay the estimated monthly charges for such Termination/Expiration Assistance at least thirty (30) days prior to each month (which charges shall be trued-up when actual charges become available), or (2) post an irrevocable letter of credit (or performance bond) in sufficient amount to meet the ongoing charges to be incurred. In the event of any partial termination, the provision of Termination/Expiration Assistance shall be provided by IBM only as applicable to the Services terminated. Termination/Expiration Assistance shall include the assistance described in Schedule I and the following:

          (i)  Personnel.

               (A) Prior to expiration or once notice of termination is given for any reason, IBM shall provide to Empire or Empire's designee such information as Empire may reasonably request relating to all employees (including Transitioned Employees) and contractors who are employed or contracted by IBM to perform the Services or functions under the Agreement (including information and copies of any records relating to staffing levels, job titles, salary and benefit levels, length of service, etc.), provided that:

                    (I) the Parties acknowledge that IBM shall only release salary information of an employee or contractor if such employee or contractor consents to such release;

                    (II) notwithstanding Section 21.10(a)(i)(A)(I), IBM shall, as requested by Empire, inquire of any employee or contractor who is employed or contracted by IBM to perform the Services or functions under the Agreement, whether such employee or contractor will consent to the release of his/her salary information;

                    (III) notwithstanding Sections 21.10(a)(i)(A)(I)-(II), IBM shall provide to Empire salary ranges for IBM positions (i.e.,

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                         minimum salary, median salary, and maximum salary for
                         those employees performing a specific job function);
                         and

                    (IV) IBM shall not be required to disclose any IBM
                         Confidential Information to an Empire designee unless and until such designee has agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of Empire under this Agreement.

               (B) For six (6) months after notice of termination is given for any reason (or if no notice is given, then beginning six (6) months prior to expiration of the Agreement):

                    (I) IBM shall not make any material changes to the terms and conditions of employment or engagement of IBM's employees or contractors, respectively, who primarily (i.e., greater than fifty percent (50%)) perform (as of the date IBM receives notice of termination for any reason and for six (6) months thereafter (or if no notice is given, then for six (6) months prior to expiration of the Agreement)) Services for Empire under the Agreement; provided that this Section 21.10(a)(i)(B)(I) shall not apply with respect to changes that affect IBM employees generally (as opposed to the specific targeting of some or all of the personnel working on the Empire account);

                    (II) Empire shall have such rights as are set forth in
                         Section 21.10(a)(ii) below; and

                    (III) IBM shall not terminate any such employment or
                         engagement contract (other than for misconduct or performance-related issues), nor reassign such employee or contractor away from performance of functions under the Agreement, without Empire's prior written consent.

                    Upon the completion of such six (6) month period as provided in this Section 21.10(a)(i)(B): the provisions of Sections 21.10(a)(i)(B)(I) and 21.10(a)(i)(B)(II) shall continue in effect, but Section 21.10(a)(i)(B)(III) shall no longer apply (i.e., IBM may terminate or reassign employees on the Empire account, but such action shall not preclude Empire's ability to hire such employees).

          (ii) Hiring of Personnel. Notwithstanding Section 23.15, for six (6) months after notice of termination is given for any reason (or if no notice is given, then beginning six (6) months prior to expiration of the Agreement), Empire or Empire's designee shall be permitted to undertake, without interference from IBM, to hire any IBM Personnel whose time is primarily (i.e., greater than fifty percent (50%)) devoted to performing the Services for Empire as of the date IBM receives notice of termination, or, in the case of expiration, within the six (6) month period (or longer period requested by Empire) prior to expiration,

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               provided that any such employment with Empire may not be
               effective until the Agreement terminates or expires, including as extended by any IBM provision of Termination/Expiration Assistance, except to the extent that Empire requests IBM to continue to perform the Services pursuant to Section 21.10(b). In such event, the employment of those affected employees shall be effective upon completion of the Services required pursuant to
               Section 21.10(b). IBM shall waive its rights (and shall use Commercially Reasonable Efforts to cause its subcontractors to waive their rights), if any, under contracts with such personnel restricting the ability of such personnel to be recruited or hired by Empire or Empire's designee; provided that such Commercially Reasonable Efforts shall not require Empire to make payments to such subcontractors for such waiver. IBM will provide Empire or Empire's designee with reasonable access to such employees for interviews and recruitment, and shall not interfere with Empire's or Empire's designee's efforts to hire such employees (e.g., by making counteroffers or targeting offers to employees on the Empire account), provided that such personnel shall be allowed to transfer to job positions within IBM which are open to all IBM employees, and which job positions can be requested through IBM's standard internal placement system (e.g., positions advertised on the IBM web site or in IBM employment newsletters).

          (iii) Software. If Empire is entitled pursuant to this Agreement to a license or other rights relating to any Software owned or licensed by IBM, IBM shall provide such license or other rights to Empire. To the extent that (A) this Agreement requires Software that is acquired during the Term to be in Empire's name, and (B) IBM fails to procure such Software in Empire's name, IBM shall obtain and provide to Empire a license for Empire to Use such Software upon termination/expiration of this Agreement.

          (iv) Source Code. IBM shall provide source code and artifacts (e.g., documentation, use cases, test scripts, design models, activity diagrams, systems configuration) which IBM has in its possession or its subcontractors have in their possession for (A) any modification or enhancement made hereunder by IBM to Empire Software; (B) any software developed pursuant to this Agreement which Empire owns or with respect to which Empire is otherwise entitled to source code pursuant to Article 7; and (C) as otherwise provided in this Agreement. IBM shall provide such source code and artifacts as described in the previous sentence
               (I) upon any request from Empire during the Term, and (II) upon termination or expiration of this Agreement.

          (v)  Equipment. At Empire's request, IBM shall, at Empire's option:
               (A) assign to Empire or its designee third party leases for some or all (as designated by Empire) of the Equipment that was primarily (i.e., greater than fifty percent (50%)) used as of the date of termination/expiration of this Agreement to provide the Services to Empire, and Empire shall assume the obligations under such third party leases that relate to periods after such date;
               (B) provide to Empire or its designee leases, on commercially reasonable terms, for some or all (as designated by Empire) of the Equipment leased by IBM or its Affiliates that was primarily (i.e., greater than fifty percent (50%)) used as of the date of termination/expiration of this Agreement to provide the Services to Empire, and

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               which was financed by IBM internally through its IBM financing affiliate; and/or (C) sell to Empire or its designee, at the book value for third party Equipment and at the fair market value for IBM Logoed Equipment, in each case owned by IBM or its Affiliates, some or all (as designated by Empire) of the Equipment owned by IBM that was primarily (i.e., greater than fifty percent (50%)) used as of the date of termination/expiration of this Agreement to provide the Services to Empire. In the event of any disagreement between the Parties with respect to the fair market value, as provided in the previous sentence, the Parties shall split the cost for a mutually agreed-to independent third party to establish a fair market value for transfer of the asset. IBM shall also provide all user and other documentation relevant to the Equipment described in this Section 21.10(a)(v) which is in IBM's possession. Empire will assume responsibility under any maintenance agreements for the Equipment for which Empire elects to purchase or assume the lease, to the extent such responsibilities relate to periods after the date of termination/expiration of this Agreement.

          (vi) Third Party Services and Third Party Service Contracts. IBM shall make available to Empire or its designee, pursuant to reasonable terms and conditions, any third party services then being utilized by IBM to provide the Services to Empire, including services being provided through third party service or maintenance contracts on Equipment and Software, provided that:

               (A) with respect to non-Generally Available Software for which IBM has previously obtained rights of assignment in favor of Empire and the right for Empire to receive maintenance for such software upon termination or expiration of this Agreement, as provided in Sections 6.5(c) and 7.3(e)(ii) above, IBM shall comply with the requirements of Section 21.10(a)(vi); and

               (B) with respect to (I) Generally Available Software, and (II) non-Generally Available Software for which IBM attempted but was not previously able to obtain assignment and maintenance rights in favor of Empire, IBM's responsibilities to obtain assignment and maintenance rights as set forth in Section 21.10(a)(vi) shall be limited, subject to Sections 6.5(c)(iii) and 7.3(e)(ii)(A)(II), to using Commercially Reasonable Efforts to obtain such, provided that such efforts do not include payment of additional fees to such third parties.

               IBM will be entitled to retain the right to utilize any such third party services in connection with the performance of services for any other IBM customer to which IBM is providing such third party services prior to the effective date of termination/expiration.

          (vii) Required Consents. Subject to Sections 6.5(c)(iii) and 7.3(e)(ii)(A)(II), Empire shall be financially responsible, and (at Empire's option, except as provided below) IBM shall be administratively responsible, for obtaining any Required Consents necessary to grant or assign to Empire (and for Empire to have the rights with respect to): (A) the Software licenses described in Section

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               21.10(a)(iii); (B) the Equipment leases described in Section
               21.10(a)(v)(A); and (C) the third party service and maintenance contracts described in Section 21.10(a)(vi), provided however, that in the event that an Empire third party vendor shall assume responsibility for provision of the Services upon termination or expiration of the Agreement, then Empire or its designee shall be administratively responsible for obtaining such Required Consents.

          (viii) Cost of Termination/Expiration Assistance During the Term. IBM shall use Commercially Reasonable Efforts to provide Termination/Expiration Assistance utilizing those resources then being regularly utilized to perform the Services. If and to the extent that the Termination/Expiration Assistance described in this Section 21.10(a) requires resources in addition to those resources then being regularly utilized in performing the Services, Empire will pay IBM for the resources utilized in providing such Termination/Expiration Assistance at the personnel rates set forth in Schedule C, unless otherwise agreed by the Parties.

     (b) Provision of Services After Termination/Expiration Date. For a period of twelve (12) months following the effective date of termination or expiration under other provisions of this Agreement (as such effective date may be extended pursuant to this Agreement), IBM shall continue to provide, at Empire's request, any or all of the Services being performed by IBM prior to such effective date, including Termination/Expiration Assistance. To the extent IBM is to perform Services pursuant to this Section 21.10(b) which were being performed prior to the termination/expiration date of this Agreement, the provisions of this Agreement shall be applicable, as such provisions would have been applicable to the Services prior to the effective date of termination or expiration. Charges for such activities that are provided without cessation by IBM after termination/expiration of the Agreement shall be: (i) for those services for which there is a charge in the Agreement, such charges as were in effect immediately prior to the termination/expiration date (adjusted by (A) any applicable increase/decrease utilizing the ratios set forth in Exhibit 4 to Schedule C, and plus (B) any applicable cost of living adjustment provided for in Schedule C), and (ii) for those services for which there is no charge in the Agreement, at the personnel rates specified in Schedule C, as applicable, or at such lower rates as are equitable in the circumstances.

     (c) Cooperation. In the process of evaluating whether to undertake or allow termination/expiration or renewal of this Agreement, Empire may consider obtaining, or determine to obtain, offers for performance of services similar to the Services following termination/expiration of this Agreement. As and when reasonably requested by Empire for use in such a process, IBM shall provide to Empire such information and other cooperation regarding performance of the Services as would be reasonably necessary for a third party to prepare an informed, non-qualified offer for such services. IBM's support in this respect shall include providing information regarding Equipment, Software, staffing and other matters described in Schedule I as applicable to this Section 21.10(c). Such cooperation shall include, including upon any termination in whole or inpart, providing Empire and its designee (including third party vendors who shall transition the Services from IBM): (i) descriptions of hardware and services configurations, and
          (ii) reasonable access to IBM facilities utilized to provide the Services, including the data center, provided however that IBM shall not be required to

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          house any such third party personnel at such IBM facilities and subject to IBM's generally applicable confidentiality and security requirements.

     (d) Empire or Third Party Performance. As reasonably requested by Empire, IBM shall provide Termination/Expiration Assistance in the case of Empire's reduction of Services under Section 3.1(e).

22.  COMPLIANCE WITH LAWS

22.1 Compliance with Laws and Regulations Generally.

     (a) Each Party shall perform its obligations in a manner that complies with the applicable federal, state and local laws, regulations, ordinances and codes (including identifying and procuring required permits, certificates, approvals and inspections) applicable to its industry, and IBM shall be responsible for implementation of, and shall implement, health care legal and regulatory mandates to the extent provided by and directed by Empire (and such implementation may be a New Services). If a charge occurs of noncompliance of a Party with any such laws, regulations, ordinances or codes, the Party so charged shall promptly notify the other Party of such charges in writing.

     (b) If Empire directs IBM to perform the Services in a particular manner in order to comply with Empire regulatory requirements, and if IBM fails to so perform the Services in such manner, Empire may claim as damages, and IBM shall be responsible for, fines, penalties, interest, and similar financial obligations levied against Empire for violations of such regulatory requirements, if and to the extent resulting from IBM's failure, up to a maximum of two hundred and fifty thousand dollars ($250,000) in any contract year, which shall be the maximum liability of IBM with respect to such damages, fines, penalties, interest, and similar financial obligations.

     (c) If Empire directs IBM to perform the Services in a particular manner in order to comply with Empire regulatory requirements, and if IBM so complies with such direction, IBM may claim as damages, and Empire shall be responsible for, fines, penalties, interest, and similar financial obligations levied against IBM for violations of Empire regulations, if and to the extent resulting from IBM's compliance with Empire's direction, up to a maximum of two hundred and fifty thousand dollars ($250,000) in any contract year, which shall be the maximum liability of Empire with respect to such damages, fines, penalties, interest, and similar financial obligations.

22.2 Gramm-Leach-Bliley Act and Similar Laws.

     Empire and IBM shall comply with all applicable federal, state or local laws, and rules and regulations of regulatory agencies, protecting the confidential material and privacy rights of Empire, its Affiliates, and/or their customers and consumers, including, where applicable, Title V of the Gramm-Leach-Bliley Act (15 U.S.C. (S) 6801 et. seq.) and the Economic Espionage Act (18 U.S.C. (S) 1831 et. seq.).

22.3 Hazardous Products or Components.

     If any materials to be brought onto Empire's premises by IBM are toxic or hazardous under any federal, state or local law or if the material is capable of constituting a hazard, then IBM shall be

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     responsible for complying with all OSHA hazard communication regulations for such regulated materials, including (if necessary) notifying Empire in writing and supplying an appropriate and complete Material Safety Data Sheet to the Empire Contract Executive as well as to the ship-to point. IBM shall be responsible to ensure that all materials display all reasonable notices and warnings of foreseeable hazards. If the material is classified under the requirements of the OSHA Hazard Communication Standard, 29 C.F.R.
     (S) 1910.1200, the name and address of the chemical manufacturer or importer or other responsible parties must be marked on the label. Appropriate hazard warnings specifying target organs must be on the label. If any materials or containers would be or could be classified as hazardous or otherwise regulated waste at the end of its useful life, IBM shall advise Empire in writing and provide Empire with proper disposal instructions, although unless otherwise provided herein, IBM shall be responsible for the disposal thereof in compliance with all applicable laws and regulations.

22.4 Equal Employment Commitments.

     During the Term, IBM shall comply with the "Equal Employment Commitments -- Medicare" attached in Schedule O-1. Upon execution of this Agreement, IBM shall have contemporaneously executed the "Equal Employment Commitments -- Non-Medicare" attached in Schedule O-2, and IBM shall comply with the requirements therein during the Term.

23.  GENERAL

23.1 Binding Nature and Assignment.

     (a) This Agreement shall be binding on the Parties hereto and their respective successors and assigns. Neither Party may, or shall have the power to, assign this Agreement without the prior written consent of the other, except that Empire may assign its rights and obligations under this Agreement without the approval of IBM (i) to an entity which acquires all or substantially all of the assets of Empire or
          (ii) to any subsidiary or Affiliate or successor in a merger, acquisition, restructuring or reorganization of Empire; provided that in no event shall such assignment relieve Empire of its obligations under this Agreement.

     (b) IBM further acknowledges that Empire is contemplating as of the Effective Date a corporate reorganization and that in connection with such reorganization, Empire may assign its rights and obligations as contemplated in Section 23.1(a)(i) and (ii) above to an Affiliate, without IBM's prior written consent, and the proviso in the preceding paragraph shall be inapplicable to such assignment; provided that such Affiliate owns, directly or indirectly, the successor or equivalent organization to Empire, its securities are publicly traded, and it meets the minimum market capitalization requirements for listing on the New York Stock Exchange. Without limiting the generality of the foregoing, Empire may, without the approval of IBM, undertake any transactions necessary with respect to an initial public offering of Empire.

     (c) Subject to the foregoing, any assignment by operation of law, order of any court, or pursuant to any plan of merger, consolidation or liquidation, shall be deemed an assignment for which prior consent is required. Any assignment made without Empire's consent as required above shall be null and void and of no effect as between the Parties.

                                      -98-               Empire/IBM CONFIDENTIAL

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23.2 Entire Agreement; Amendment.

     This Agreement, including any Schedules referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter contained in this Agreement and supersedes all prior agreements, whether written or oral, with respect to such subject matter. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such change, waiver or discharge is sought to be enforced.

23.3 Mutually Negotiated.

     Each Party acknowledges that the terms and conditions of this Agreement (including any perceived ambiguity herein) shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of the original or any further drafts of this Agreement, as each Party has been represented by counsel in its negotiation of this agreement and it represents their mutual efforts.

23.4 Notices.

     All notices, requests, demands and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (a) when delivered by hand, (b) on the designated day of delivery after being timely given to an express overnight courier with a reliable system for tracking delivery, or (c) six (6) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested and postage prepaid, and addressed as follows:

          In the case of Empire:   Empire Blue Cross Blue Shield
                                   11 W. 42nd Street
                                   New York, New York 10036
                                   Attention: Kenneth Klepper

          With a copy to:          Empire Blue Cross Blue Shield
                                   11 W. 42nd Street
                                   New York, New York 10036
                                   Attention: General Counsel

          And with a copy to:      Shaw Pittman
                                   2300 N Street, NW
                                   Washington, DC 20037
                                   Attention: Joseph E. Kendall, Esq.

          In the case of IBM:      IBM Project Executive
                                   c/o Empire Blue Cross Blue Shield
                                   11 W. 42nd Street
                                   New York, New York 10036

          With a copy to:          IBM Global Services
                                   Route 100
                                   Somers, New York 10589

                                      -99-               Empire/IBM CONFIDENTIAL

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                           Attention: General Counsel

     A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective. In addition to the foregoing, notices for breach, suspension of Services and termination of Services shall be sent by certified mail.

23.5 Counterparts.

     This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties.

23.6 Headings.

     The article and section headings and the table of contents used in this Agreement are for reference and convenience only and shall not enter into the interpretation of this Agreement.

23.7 Relationship of Parties.

     IBM, in furnishing the Services, is acting as an independent contractor, and as between the Parties, IBM has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by IBM under this Agreement. No contract of agency and no joint venture is intended to be created hereby. IBM is not an agent of Empire and has no authority to represent Empire as to any matters, except as expressly authorized in this Agreement. None of IBM's employees shall be deemed employees of Empire, and as between the Parties, IBM shall be responsible for reporting and payment of all wages, unemployment, social security and other payroll taxes, including contributions from them when required by law. Empire does not and shall not have actual, potential or any other control over IBM or its employees.

23.8 Severability.

     In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a competent authority, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

23.9 Consents and Approval.

     Except where expressly provided as being in the discretion of a Party, where approval, acceptance, consent or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent. Empire's representatives may not be fully familiar with, or necessarily insist at all times on the full and complete performance with, the terms of the Agreement. Empire's failure to insist in any one or more instances upon strict performance of any provision of the Agreement, or failure or delay to take advantage of any of its rights or remedies hereunder, or failure to notify IBM of

                                     -100-               Empire/IBM CONFIDENTIAL

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     any breach, violation, or default, shall not be construed as a waiver or construction by Empire of any such performance, provision, rights, breach, violation, or default either then or in the future or the relinquishment of any of its rights and remedies. Each Party shall, at the request of the other Party, perform those actions, including executing additional documents and instruments, reasonably necessary to give full effect to the terms of this Agreement.

23.10 Waiver of Default; Cumulative Remedies.

     (a) A delay or omission by either Party to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

     (b) Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law or in equity.

23.11 Survival.

     Any provision of this Agreement which contemplates performance or observance subsequent to termination or expiration of this Agreement shall survive termination or expiration of this Agreement and continue in full force and effect.

23.12 Public Disclosures.

     All media releases, public announcements and public disclosures by either Party relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and approved by the other Party prior to release. Notwithstanding the foregoing, IBM may list Empire as a customer and describe in general terms the services provided by IBM under this Agreement in proposals and other marketing materials.

23.13 Service Marks.

     Neither Party shall, without the other Party's prior written consent, use the name, service marks or trademarks of the other Party or, with regard to IBM, those of the Blue Cross and Blue Shield Association, an association of independent Blue Cross and Blue Shield plans.

23.14 Third Party Beneficiaries.

     This Agreement is entered into solely between, and may be enforced only by, Empire and IBM, and this Agreement shall not be deemed to create any rights in third parties, including suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

23.15 Nonsolicitation of Employees.

     Subject to Section 21.10(a)(ii), during the Term of the Agreement: (a) Empire shall neither solicit, directly or indirectly, nor hire IBM's employees engaged in the provision of the Services,

                                     -101-               Empire/IBM CONFIDENTIAL

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     during the period they are so engaged and for nine (9) months thereafter, without the prior written consent of IBM, and (b) IBM shall neither solicit, directly or indirectly, nor hire Empire's employees and consultants, during the period they are so engaged and for nine (9) months thereafter, without the prior written consent of Empire, provided however that item (b) shall not restrict IBM's ability to hire Affected Employees within the first year of the Term. The Parties acknowledge that the restrictions provided in Sections 23.15(a)-(b) shall not apply with respect to solicitation by IBM employees and Empire employees and consultants that are not directly or indirectly involved in the day-to-day operations of the Empire environment.

23.16 Intentionally Left Blank.

23.17 Intentionally Left Blank.

23.18 Covenant of Good Faith.

     Each Party, in its respective dealings with the other Party under or in connection with this Agreement, shall act in good faith.

IN WITNESS WHEREOF, Empire and IBM have each caused this Agreement to be signed and delivered by its duly authorized officer, all as of the date first set forth above.

EMPIRE HEALTHCHOICE, INC.                  INTERNATIONAL BUSINESS MACHINES


By: /s/ Michael A. Stocker                 By:   /s/ Robert J. Dudek
    -----------------------------------         --------------------------------

Title:  Chief Executive Officer           Title:   Senior Client Executive
       --------------------------------           ------------------------------

                                     -102-               Empire/IBM CONFIDENTIAL